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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting material pursuant to §240.14a-12

AMAG PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of filing fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
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AMAG PHARMACEUTICALS, INC.
1100 Winter Street
Waltham, Massachusetts 02451

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 21, 2015

        The 2015 Annual Meeting of Stockholders of AMAG Pharmaceuticals, Inc. (the "Annual Meeting") will be held at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts 02109 on Thursday, May 21, 2015, at 9:00 a.m., local time, to consider and act upon the following matters:

  (1)
  To elect the eight nominees nominated by our Board of Directors named herein to the Board of Directors to serve until the next annual meeting of stockholders and until their successors have been elected and qualified;

  (2)
  To approve an amendment to our Certificate of Incorporation, as amended and restated and currently in effect, to increase the number of authorized shares of our common stock from 58,750,000 shares to 117,500,000 shares;

  (3)
  To approve the First Amendment to the AMAG Pharmaceuticals, Inc. Third Amended and Restated 2007 Equity Incentive Plan to, among other things, increase the number of shares of our common stock available for issuance thereunder by 1,700,000 shares;

  (4)
  To approve the adoption of the AMAG Pharmaceuticals, Inc. 2015 Employee Stock Purchase Plan and the reservation of 200,000 shares of our common stock available for issuance thereunder;

  (5)
  To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement;

  (6)
  To ratify an amendment to our Rights Agreement, dated as of September 4, 2009, as amended, to help preserve under Section 382 of the Internal Revenue Code of 1986, as amended, the value of our net operating loss carryforwards and certain other deferred tax assets;

  (7)
  To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

  (8)
  To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

        Proposal 1 relates solely to the election of eight directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any of our stockholders.

        Only stockholders of record at the close of business on March 27, 2015, the record date for the Annual Meeting, are entitled to notice of, and will be entitled to vote at, the Annual Meeting or any adjournments or postponements thereof.

        All stockholders are cordially invited to attend the Annual Meeting in person. To assure your representation at the Annual Meeting, we urge you to vote via the Internet at www.proxyvote.com or by telephone by following the instructions on the enclosed proxy card, or by signing, voting and returning your proxy card to Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717.

By Order of the Board of Directors,

Scott B. Townsend Secretary

Waltham, Massachusetts
April 16, 2015

        Whether or not you expect to attend the Annual Meeting, please promptly complete your proxy by Internet, telephone or mail as indicated above in order to assure representation of your shares. If completing a proxy by mail, no postage need be affixed if the proxy is mailed in the United States. Do not send any certificates with your proxy. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank, custodian or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder. Please refer to the enclosed form for instructions.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 21, 2015 at 9:00 a.m. at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts 02109:

This Proxy Statement and Notice, the Proxy Card, and AMAG's 2014 Annual Report to Stockholders and any other proxy materials are available free of charge at www.amagpharma.com under the heading "Investors."

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders call toll-free at: (888) 750-5834
Banks and Brokers call collect at: (212) 750-5833

AMAG PHARMACEUTICALS, INC.
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS

Tax Deductibility of Executive Compensation	72
Compensation Committee Report	72
Proposal 6: Ratification of the NOL Amendment to Our Rights Agreement to Help Preserve the Value of Our Net Operating Loss Carryforwards and Certain Other Deferred Tax Assets	73
Proposal 7: Ratification of Appointment of Independent Registered Public Accounting Firm	78
Principal Accountant Fees and Services	78
Pre-Approval Policies and Procedures	79
Other Matters	80
Stockholder Proposals	80
Expenses and Solicitation	80
Delivery of Documents to Stockholders Sharing an Address	80
Appendix A: Form of Certificate of Amendment of Restated Certificate of Incorporation of AMAG Pharmaceuticals, Inc.	A-1
Appendix B: First Amendment to the AMAG Pharmaceuticals, Inc. Third Amended and Restated 2007 Equity Incentive Plan	B-1
Appendix C: AMAG Pharmaceuticals, Inc. 2015 Employee Stock Purchase Plan	C-1
Appendix D: NOL Amendment to Rights Agreement	D-1

AMAG PHARMACEUTICALS, INC.
1100 Winter Street
Waltham, Massachusetts 02451

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2015

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

The Annual Meeting

        Our Board of Directors (the "Board") is soliciting your proxy to vote at the 2015 Annual Meeting of Stockholders of AMAG Pharmaceuticals, Inc. (the "Annual Meeting") to be held at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts 02109 on Thursday, May 21, 2015, at 9:00 a.m., local time, and at any adjournments or postponements of the Annual Meeting. Directions to the meeting location are available at the website of Goodwin Procter LLP at www.goodwinprocter.com/offices. This Proxy Statement explains the agenda, voting information and procedures for the Annual Meeting. Please read it carefully. This Proxy Statement and the accompanying proxy card were first mailed to our stockholders on or about April 16, 2015.

        At the Annual Meeting, the following proposals will be subject to a vote of our stockholders: (1) to elect the following eight nominees, nominated by our Board, to serve as directors, each to hold office until the next annual meeting and until his or her successor is elected and qualified, or until his or her earlier resignation or removal: William K. Heiden, Barbara Deptula, John A. Fallon, M.D., Robert J. Perez, Lesley Russell, MB.Ch.B., MRCP, Gino Santini, Davey S. Scoon and James R. Sulat; (2) to approve an amendment to our Certificate of Incorporation, as amended and restated and currently in effect (our "Charter"), to increase the number of authorized shares of our common stock from 58,750,000 shares to 117,500,000 shares; (3) to approve the First Amendment to the AMAG Pharmaceuticals, Inc. Third Amended and Restated 2007 Equity Incentive Plan (such plan, the "Equity Incentive Plan" and such amendment, the "Plan Amendment") to, among other things, increase the number of shares of our common stock available for issuance thereunder by 1,700,000 shares; (4) to approve the adoption of the AMAG Pharmaceuticals, Inc. 2015 Employee Stock Purchase Plan (the "2015 ESPP") and the reservation of 200,000 shares of common stock available for issuance thereunder; (5) an advisory vote on the compensation of our named executive officers; (6) to ratify the amendment to our Rights Agreement, dated as of September 4, 2009 (as amended, the "Rights Agreement") to help preserve the value of our net operating loss carryforwards and certain other deferred tax assets; and (7) to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015.

        In this Proxy Statement, references to "Company," "AMAG," "we," "us," or "our" mean AMAG Pharmaceuticals, Inc. Any reference in this Proxy Statement to information found on our website, www.amagpharma.com, or Goodwin Procter's website, www.goodwinprocter.com, does not incorporate such information by reference into this Proxy Statement.

Who Is Entitled To Attend And Vote At The Annual Meeting?

        Only stockholders of record at the close of business on March 27, 2015, the record date (the "Record Date") for the Annual Meeting, are entitled to attend and vote at the Annual Meeting. On the Record Date, there were 30,529,340 shares of common stock outstanding and entitled to vote.

        If on the Record Date your shares were registered directly in your name with our transfer agent/registrar, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or by proxy.

        If on the Record Date your shares were held through a broker, bank, custodian or other nominee (each, a "Nominee"), then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that Nominee. Only your Nominee can vote your shares, but you have the right to give specific instructions to your Nominee regarding how to vote your shares at the Annual Meeting. Please follow the instructions for voting by proxy provided by your Nominee. You are also invited to attend the Annual Meeting.

How Many Votes Do I Have?

        Each stockholder is entitled to one vote for each share of common stock held by such stockholder on the Record Date.

How Do I Vote?

        If you are a stockholder of record, you may vote in person at the Annual Meeting or by proxy by following the instructions on the enclosed proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by telephone or Internet as instructed in the enclosed proxy card or by completing, signing and dating the enclosed proxy card and returning it in the envelope provided. No postage is required if your proxy card is mailed in the United States. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy. If you plan to attend the Annual Meeting and vote in person, we will give you a ballot or a new proxy card when you arrive. Positive identification will be required to vote your shares in person.

        If you are a beneficial owner of shares registered in the name of your Nominee, you should have received a proxy card and voting instructions with these proxy materials from that organization. Simply follow the instructions for voting provided by your Nominee to ensure that your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy. However, if your shares are held in the name of your Nominee, to attend the meeting you must bring an account statement or letter from your Nominee indicating that you were the beneficial owner of the shares on the Record Date for voting at the Annual Meeting. To vote your shares in person, you must obtain a legal proxy from your Nominee and provide it along with positive identification.

        You may either vote "For" all the nominees to the Board or you may "Withhold" your vote for any nominee or nominees you specify. For each of the other matters to be voted on, you may vote "For" or "Against" or abstain from voting.

        The persons named as attorneys-in-fact in the enclosed proxy card, William K. Heiden, Frank E. Thomas and Scott B. Townsend, were selected by the Board and are officers of AMAG. All properly executed proxies submitted in time to be counted at the Annual Meeting will be voted by such persons at the Annual Meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted FOR Proposal 1 (the election of the director nominees), FOR Proposal 2 (the amendment to our Charter to increase the number of authorized shares of common stock), FOR Proposal 3 (the adoption of the Plan Amendment), FOR Proposal 4 (the adoption of the 2015 ESPP), FOR Proposal 5 (the advisory vote on the compensation of our named executive officers), FOR Proposal 6 (the ratification of the NOL amendment to our Rights Agreement) and FOR Proposal 7 (the ratification of the appointment of PricewaterhouseCoopers LLP).

        If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, your shares will be voted in accordance with the judgment of the persons named in your proxy. At present, the Board knows of no other matters to be presented at the Annual Meeting.

What Does It Mean If I Receive More Than One Proxy Card?

        If you receive more than one proxy card, your shares may be registered in more than one name or are registered in different accounts. Please complete, sign, date, and return all proxy cards or vote by Internet or telephone as instructed on such proxy cards to be sure that all of your shares are voted.

Can I Change My Vote After I Deliver My Proxy?

        Yes. You may change your vote at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

  •
  Duly completing a later-dated proxy relating to the same shares and delivering it before the taking of the vote at the Annual Meeting.

  •
  Properly casting a new vote via the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities.

  •
  Delivering written notice to us before the taking of the vote at the Annual Meeting that you are revoking your proxy. Such notice should be sent to our principal executive offices at AMAG Pharmaceuticals, Inc., 1100 Winter Street, Waltham, Massachusetts 02451, attention: Secretary.

  •
  Attending the Annual Meeting and voting in person. Simply attending the meeting will not, in itself, revoke your proxy.

        If you wish to revoke a delivered proxy and your shares are held by a Nominee, you should follow the revocation instructions provided by that Nominee.

What Are "Broker Non-Votes" And What Discretion Does My Broker Have To Vote My Shares Held In "Street Name?"

        A broker non-vote occurs when a Nominee holding the shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the Nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the Nominee holding the shares. Under national securities exchange rules, if the beneficial owner does not provide voting instructions, the Nominee can still vote the shares with respect to matters that are considered to be "routine," but not with respect to "non-routine" matters. The routine matters included in this Proxy Statement are (a) the amendment to our Charter to increase the number of authorized shares of common stock and (b) the ratification of our appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015. Pursuant to applicable stock exchange rules, (a) the election of directors, (b) the approval of the Plan Amendment, (c) the approval of the adoption of the 2015 ESPP, (d) the advisory vote on compensation paid to our named executive officers and (e) the proposal to ratify the amendment to the Rights Agreement are considered non-routine matters. For non-routine matters, brokers do not have authority, discretionary or otherwise, to vote your shares unless they receive proper instructions to do so from you in a timely manner. If you hold your shares in street name, we strongly encourage you to submit your proxy by following the instructions provided by your Nominee and exercise your right to vote as a stockholder as promptly as possible.

What Constitutes A Quorum At The Annual Meeting?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of at least a majority of the shares of common stock issued and outstanding and entitled to vote on the Record Date are present at the Annual Meeting, either in person or represented by proxy.

On the Record Date, there were 30,529,340 shares of our common stock outstanding and entitled to vote.

        Abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. If there is no quorum, the chairman of the meeting or the holders of a majority of shares present at the Annual Meeting, present in person or represented by proxy may adjourn the meeting to another date.

How Many Votes Are Required To Approve Each Proposal?

        Our directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Annual Meeting. Abstentions, broker non-votes and votes withheld will not be treated as votes cast for Proposal 1 and will not affect the outcome of the election.

        For Proposal 2 (the amendment to our Charter to increase the number of authorized shares of common stock), the vote of the holders of at least a majority of shares of common stock outstanding and entitled to vote thereon is required for approval. For each of Proposal 3 (the adoption of the Plan Amendment), Proposal 4 (the adoption of the 2015 ESPP), Proposal 5 (the advisory vote on the compensation of our named executive officers), Proposal 6 (the ratification of the NOL amendment to the Rights Agreement) and Proposal 7 (the ratification of the appointment of PricewaterhouseCoopers LLP), the vote of the holders of at least a majority of shares of common stock present or represented and voting on the matter at the Annual Meeting is required for approval. Proposals 2 and 7 are considered routine matters and Nominees therefore have discretionary voting power as to Proposals 2 and 7. For non-routine matters, broker non-votes are not considered to have been voted "For" or "Against" a particular proposal and therefore have no effect on Proposals 3, 4, 5 and 6. Similarly, abstentions are not counted as voting on a matter and thus will have no effect on Proposals 3, 4, 5, 6 and 7, but will have the same effect as an "Against" vote for Proposal 2.

        When a quorum is present at any meeting of stockholders, the holders of a majority of the stock present or represented and voting on a matter shall decide any matter to be voted upon by the stockholders at such meeting, except when a different vote is required by express provision of law, our Charter or our by-laws. At present, the Board knows of no other matters to be presented for stockholder action at the Annual Meeting.

What Materials Should I Be Receiving In Connection With The Annual Meeting?

        Our Annual Report, including audited financial statements for the year ended December 31, 2014, is being mailed to you along with this Proxy Statement and Notice. This Proxy Statement and the accompanying Notice and proxy card were first mailed to our stockholders on or about April 16, 2015.

        If you share an address with any of our other stockholders, your household might receive only one copy of the Notice and Proxy Statement and Annual Report. To request individual copies of any of these materials for each stockholder in your household, please contact our Investor Relations Department at (617) 498-3300 or AMAG Pharmaceuticals, Inc., 1100 Winter Street, Waltham, Massachusetts 02451, Attention: Investor Relations. We will deliver copies of the Notice and Proxy Statement and/or Annual Report promptly following your written or oral request. You may also contact Broadridge Investor Communications Solutions, Inc. ("Broadridge") or your bank, broker or other custodian to request individual copies of any of these materials for each stockholder in your household. To ask that only one copy of any of these materials be mailed to your household, please contact your broker. For additional details on this practice (referred to as "householding") please see the discussion below under "Delivery of Documents to Stockholders Sharing an Address."

How Are We Soliciting Proxies And Tabulating Votes?

        We will bear all costs of solicitation of proxies. In addition to these proxy materials, our directors, officers and employees, without additional remuneration, may also solicit proxies through telephone, e-mail and in-person conversations. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. In addition, we have retained Innisfree M & A Incorporated ("Innisfree") to solicit proxies on our behalf. We have agreed to pay approximately $20,000, plus out-of-pocket expenses, to Innisfree for such proxy solicitation services.

        Votes will be tabulated by Broadridge.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders call toll-free at: (888) 750-5834
Banks and Brokers call collect at: (212) 750-5833

How Can I Find Out The Results Of The Voting At The Annual Meeting?

        Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Form 8-K to publish the final results.

When Are Director Nominations And Stockholder Proposals Due For Next Year's Annual Meeting?

        To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing to our principal executive offices at AMAG Pharmaceuticals, Inc., 1100 Winter Street, Waltham, Massachusetts 02451, attention: Secretary and must be received by us no later than December 18, 2015. Proposals must satisfy the requirements and procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        If you wish to nominate a director or submit a proposal for consideration at our 2016 annual meeting of stockholders, you must submit such nomination or proposal in writing to our principal executive offices at AMAG Pharmaceuticals, Inc., 1100 Winter Street, Waltham, Massachusetts 02451, attention: Secretary. Such nomination or proposal must be received by us no earlier than January 22, 2016 and no later than February 21, 2016 and must satisfy the requirements described in our by-laws. For additional details, please see the discussion below under "Stockholder Proposals."

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock, referred to herein as "Reporting Persons," to file with the Securities and Exchange Commission (the "SEC"), initial reports of ownership and reports of changes in ownership of our common stock. Such persons are required by SEC regulations to furnish us with copies of all such filings. Based on our review of the copies of such filings received by us with respect to the year ended December 31, 2014, and written representations from our directors and executive officers who served in such capacity during the year ended December 31, 2014, we believe that all Reporting Persons complied with all Section 16(a) filing requirements for the year ended December 31, 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Unless otherwise noted, the following table sets forth information regarding the beneficial ownership of our common stock as of March 27, 2015 by the following persons:

  •
  Each person known by us to beneficially own more than 5% of our common stock;

  •
  Each of our directors and nominees for director;

  •
  Each of our named executive officers listed in the "Summary Compensation Table" included in this Proxy Statement; and

  •
  All of our current directors and executive officers as a group.

        "Beneficial ownership" is determined in accordance with the rules of the SEC and includes voting and investment power with respect to those shares. Pursuant to the rules of the SEC, the number of shares of common stock deemed outstanding includes shares issuable upon settlement of restricted stock units ("RSUs") held by the respective person or group that will vest or which may be settled within 60 days of March 27, 2015 and pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of March 27, 2015.

Name and Address of Beneficial Owner(2)	Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(2)
FMR LLC/Edward C. Johnson 3d(3)	4,526,011	14.8%
Phillip Gross/Robert Atchinson(4) 200 Clarendon Street, 52nd Floor Boston, Massachusetts 02116	2,706,592	8.9%
Patrick Lee M.D./Anthony Joonkyoo Yun, M.D.(5) 470 University Avenue Palo Alto, California 94301	1,994,891	6.5%
BlackRock, Inc.(6) 55 East 52nd Street New York, New York 10022	1,730,565	5.7%
William K. Heiden(7)	374,674	1.2%
Frank E. Thomas(8)	137,134	*
Scott B. Townsend(9)	58,901	*
Davey S. Scoon(10)	45,844	*
Scott A. Holmes(11)	41,954	*
Robert J. Perez(12)	41,500	*
Lesley Russell, MB. Ch.B., MRCP(13)	33,033	*
Gino Santini(14)	31,025	*
Barbara Deptula(15)	15,674	*
Edward P. Jordan(16)	14,213	*
James R. Sulat(17)	9,858	*
John A. Fallon, M.D.(18)	6,067	*
All current directors and executive officers as a group (13 persons)(19)	815,265	2.6%

*
Less than 1%.

(1)
Certain RSU award agreements provide, with certain exceptions, that if a vesting date occurs during a blackout period where the awardee is precluded from selling shares of our common stock, the receipt of the underlying shares will generally be deferred until the expiration of such blackout period, which may be longer than 60 days. We have assumed for purposes of reporting beneficial ownership that no blackout period will cause any shares issuable under vested but unsettled RSUs to be deferred more than 60 days from March 27, 2015 and have therefore included such shares in the respective awardee's beneficial ownership figures.

(2)
Unless otherwise indicated, to our knowledge, each stockholder referred to above has sole voting and dispositive power with respect to the shares indicated, and the address of each stockholder is: c/o AMAG Pharmaceuticals, Inc., 1100 Winter Street, Waltham, Massachusetts 02451. Applicable percentage ownership is based upon 30,529,340 shares of common stock outstanding as of March 27, 2015.

(3)
FMR LLC has sole voting power with respect to none of such shares, has shared voting power with respect to none of such shares and has sole dispositive power over all 4,526,011 shares. Edward C. Johnson 3d is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. None of FMR LLC, Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC. The power to vote the shares resides with the funds' Boards of Trustees. We have relied solely on information supplied by the reporting persons on a Schedule 13G/A filed with the SEC on April 10, 2015.

(4)
Reflects shares beneficially owned by each of Adage Capital Partners, L.P. ("ACP"), Adage Capital Partners GP, L.L.C. ("ACPGP"), Adage Capital Advisors, L.L.C. ("ACA"), Robert Atchinson and Phillip Gross. ACPGP is the general partner of ACP. ACA is the managing member of ACPGP. Robert Atchinson and Phillip Gross are managing members of ACA. Each of the foregoing has shared voting power and shared dispositive power with respect to the shares. We have relied solely on information supplied by the reporting persons on a Schedule 13G/A filed with the SEC on February 26, 2015.

(5)
Reflects shares beneficially owned by each of Patrick Lee, M.D., Palo Alto Investors, LLC, and Anthony Joonkyoo Yun, M.D. Palo Alto Investors, LLC is the general partner and investment adviser of Palo Alto Healthcare Master Fund II, L.P. Palo Alto Healthcare Master Fund II, L.P., with an address of c/o Citco Fund Services (Cayman Islands) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, Cayman Islands, is the beneficial owner of 1,176,377 of the shares. Dr. Lee and Dr. Yun each co-manage Palo Alto Investors, LLC and have shared voting and dispositive power, along with Palo Alto Investors, LLC with respect to 1,994,200 shares. Dr. Lee has sole voting and dispositive power with respect to 691 shares. Palo Alto Healthcare Master Fund II, L.P. has shared voting and dispositive power with respect to 1,176,377 of the shares. We have relied solely on information supplied by the reporting persons on a Schedule 13G/A filed with the SEC on February 18, 2015.

(6)
BlackRock, Inc. has sole voting power with respect to 1,681,906 of such shares, sole dispositive power with respect to all 1,730,565 of such shares and shared voting power with respect to none of such shares. We have relied solely on information supplied by the reporting person on a Schedule 13G/A filed with the SEC on January 26, 2015.

(7)
Includes 281,600 shares issuable to Mr. Heiden pursuant to options currently exercisable or exercisable within 60 days of March 27, 2015 and 32,500 shares issuable to Mr. Heiden pursuant to RSUs expected to vest or which may be settled within 60 days of March 27, 2015.

(8)
Includes 72,200 shares issuable to Mr. Thomas pursuant to options currently exercisable or exercisable within 60 days of March 27, 2015 and 12,975 shares issuable to Mr. Thomas pursuant to RSUs expected to vest or which may be settled within 60 days of March 27, 2015.

(9)
Includes 46,900 shares issuable to Mr. Townsend pursuant to options currently exercisable or exercisable within 60 days of March 27, 2015 and 2,350 shares issuable to Mr. Townsend pursuant to RSUs expected to vest or which may be settled within 60 days of March 27, 2015.

(10)
Includes 34,544 shares issuable to Mr. Scoon pursuant to options currently exercisable or exercisable within 60 days of March 27, 2015 and 6,900 shares issuable to Mr. Scoon pursuant to RSUs expected to vest or which may be settled within 60 days of March 27, 2015.

(11)
Includes 36,575 shares issuable to Mr. Holmes pursuant to options currently exercisable or exercisable within 60 days of March 27, 2015 and 1,400 shares issuable to Mr. Holmes pursuant to RSUs expected to vest or which may be settled within 60 days of March 27, 2015.

(12)
Includes 30,200 shares issuable to Mr. Perez pursuant to options currently exercisable or exercisable within 60 days of March 27, 2015, 6,900 shares issuable to Mr. Perez pursuant to RSUs expected to vest or which may be settled within 60 days of March 27, 2015, 2,500 shares held by the Christine E. Perez 2004 Revocable Trust, dated February 25, 2004, as amended (the "Perez Trust") and 1,900 shares held by the Robert J. Perez 2004 Revocable Trust, dated February 25, 2004, as amended (the "Robert Perez Trust"). Mr. Perez's wife is the trustee of the Perez Trust. Mr. Perez does not have voting or dispositive power with respect to the shares held by the Perez Trust but would have sole voting and dispositive power were he to become trustee at his wife's death or incapacity. Mr. Perez is the trustee of the Robert Perez Trust and has sole voting and dispositive power with respect to the shares held by the Robert Perez Trust.

(13)
Includes 22,333 shares issuable to Dr. Russell pursuant to options currently exercisable or exercisable within 60 days of March 27, 2015 and 6,900 shares issuable to Dr. Russell pursuant to RSUs expected to vest or which may be settled within 60 days of March 27, 2015.

(14)
Reflects 22,150 shares issuable to Mr. Santini pursuant to options currently exercisable or exercisable within 60 days of March 27, 2015 and 8,875 shares issuable to Mr. Santini pursuant to RSUs expected to vest or which may be settled within 60 days of March 27, 2015.

(15)
Reflects 11,649 shares issuable to Ms. Deptula pursuant to options currently exercisable or exercisable within 60 days of March 27, 2015 and 4,025 shares issuable to Ms. Deptula pursuant to RSUs expected to vest or which may be settled within 60 days of March 27, 2015.

(16)
Includes 7,500 shares issuable to Mr. Jordan pursuant to options currently exercisable or exercisable within 60 days of March 27, 2015 and 3,750 shares issuable to Mr. Jordan pursuant to RSUs expected to vest or which may be settled within 60 days of March 27, 2015.

(17)
Reflects 7,366 shares issuable to Mr. Sulat pursuant to options currently exercisable or exercisable within 60 days of March 27, 2015 and 2,492 shares issuable to Mr. Sulat pursuant to RSUs expected to vest or which may be settled within 60 days of March 27, 2015.

(18)
Reflects 4,533 shares issuable to Dr. Fallon pursuant to options currently exercisable or exercisable within 60 days of March 27, 2015 and 1,534 shares issuable to Dr. Fallon pursuant to RSUs expected to vest or which may be settled within 60 days of March 27, 2015.

(19)
Includes 577,550 shares issuable to all of our current directors and executive officers as a group pursuant to options currently exercisable or exercisable within 60 days of March 27, 2015 and 90,601 shares issuable to all of our current directors and executive officers as a group pursuant to RSUs expected to vest or which may be settled within 60 days of March 27, 2015.

* * * * * * * * *

PROPOSAL 1: ELECTION OF DIRECTORS

        You are being asked to vote for eight directors at this Annual Meeting. If you are voting by proxy, the persons named as proxies in the enclosed proxy card will vote to elect as directors the eight nominees named below, all of whom are currently directors of AMAG, unless you withhold authority to vote for the election of any or all of the directors by delivering a proxy to that effect.

        Each director elected will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier resignation or removal. Each of the nominees has indicated his or her willingness to serve, if elected. The Board knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board may recommend in the place of such nominee.

Nominees

        The Nominating and Corporate Governance Committee of our Board has not established specific minimum qualifications for recommended nominees or specific qualities or skills for our directors to possess. However, our Corporate Governance Guidelines provide that the backgrounds and qualifications of the directors considered as a group should provide a significant breadth of experience, knowledge and abilities that shall assist the Board in fulfilling its responsibilities. In considering candidates to serve as directors, the Nominating and Corporate Governance Committee uses a subjective process for identifying and evaluating nominees to serve on our Board based on consideration of all factors it deems relevant. In addition, our Corporate Governance Guidelines set forth general criteria for nomination as a director, which include the following:

  •
  Nominees should have a reputation for integrity, honesty and adherence to high ethical standards;

  •
  Nominees should have demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to the current and long-term objectives of AMAG and should be willing and able to contribute positively to our decision-making process;

  •
  Nominees should have a commitment to understand our business and industry and to regularly attend and participate in meetings of the Board and its committees;

  •
  Nominees should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of AMAG, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders;

  •
  Nominees should not have, nor appear to have, a conflict of interest that would impair such nominee's ability to represent the interests of all our stockholders and to fulfill the responsibilities of a director;

  •
  Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. The value of diversity on the Board should be considered; and

  •
  Nominees should normally be able to serve for at least five years before reaching the age of 80.

        Our Corporate Governance Guidelines also provide that the re-nomination of existing directors should not be viewed as automatic, but should be based on continuing qualification under the criteria set forth above. The Nominating and Corporate Governance Committee considers the existing directors' performance on our Board and its committees in making its nomination recommendations.

        The brief biographies below include certain information, as of the date of this Proxy Statement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee that led the Board to conclude that such nominee should continue to serve on the Board. Companies with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act are referred to in the biographies below as "public" companies. Any company registered as an investment company under the Investment Company Act of 1940 is referred to as a "registered investment company" in the biographies below.

        William K. Heiden, age 55, has been a director since May 2012. Mr. Heiden has been Chief Executive Officer of AMAG since May 2012 and served as President from May 2012 through April 2015. Prior to joining AMAG, he was the President and Chief Executive Officer of GTC Biotherapeutics, Inc., now rEVO Biologics, Inc., a pharmaceutical company ("GTC") from June 2010 to May 2012. From 2007 to October 2013, Mr. Heiden served as Chairman of the Board of Directors of GTC. Mr. Heiden was President and Chief Executive Officer and a member of the Board of Directors of Elixir Pharmaceuticals, Inc. ("Elixir"), a pharmaceutical company, from September 2004 to December 2008. Prior to joining Elixir, he served as President and Chief Operating Officer of Praecis Pharmaceuticals, Inc., a public biopharmaceutical company which was subsequently acquired by GlaxoSmithKline plc, from May 2002 to September 2004. From 1987 to 2002, Mr. Heiden held various positions of increasing responsibility at Schering-Plough Corporation, now Merck & Co., including managing a number of businesses in the United States, Europe and Canada. From June 2006 to October 2013, he served on the Board of Directors of LFB Biotechnologies S.A.S., a private French biotechnology company. Mr. Heiden holds a B.A. from the University of Florida, an M.B.A. from Cornell University's Johnson Graduate School of Management, and a M.I.M. from the University of Louvain. The Board believes that Mr. Heiden's twenty-five plus years of pharmaceutical industry experience leading organizations in both large pharmaceutical and emerging biotechnology companies, significant commercial expertise, as well as strong deal making experience, provides the Board with valuable and specialized expertise as we commercialize Makena® (hydroxyprogesterone caproate injection) and seek to increase the market for Feraheme® (ferumoxytol) Injection and as we pursue broader business development opportunities, including future acquisitions, and as we grow our organization and integrate the recently acquired Lumara Health Inc. ("Lumara Health") business.

        Barbara Deptula, age 60, has been a director since September 2013. She served as the Executive Vice President of Business Development and Chief Corporate Development Officer of Shire Plc., a public biopharmaceutical company from September 2004 to June 2012. Prior to joining Shire, Ms. Deptula served as President of the biotechnology division of SICOR, Inc., a public pharmaceutical company from May 2003 to September 2004. Prior to SICOR, Inc., Ms. Deptula served as Senior Vice President for Coley Pharmaceutical, a biotechnology company, from July 2000 to May 2003. Prior to 2000, she also held senior management positions in public and private pharmaceutical companies where Ms. Deptula focused on marketing, product development, licensing and business development, including US Bioscience, Inc., Schering Plough International, Lederle Laboratories, a division of American Cyanamid Co., U.S.A., and Genetics Institute. Ms. Deptula also served as a member of the Board of Directors of CombinatoRx, Incorporated, now Zalicus, Inc., a public biopharmaceutical company, from December 2005 to December 2009. Ms. Deptula holds an M.B.A. with a concentration in finance from the University of Chicago Booth School of Business and a B.S. in Pharmacy from the University of Connecticut's School of Pharmacy. The Board believes that Ms. Deptula's qualifications to sit on our Board include her decades of experience in a variety of biotechnology and multi-national pharmaceuticals organizations, and in particular her role as Chief Corporate Development Officer at Shire in light of our plans to continue to expand our product portfolio.

        Robert J. Perez, age 50, has been a director since January 2009. Prior to the company's purchase by Merck & Co., Inc. in January 2015, Mr. Perez was a member of the Board of Directors of Cubist Pharmaceuticals, Inc. ("Cubist"), a public pharmaceutical company, since April 2014. He was appointed

Chief Executive Officer of Cubist on January 1, 2015 after having served in several senior positions at Cubist. Mr. Perez joined Cubist in August 2003 as Senior Vice President, Sales and Marketing, and led the launch of Cubicin® (daptomycin for injection). He served as Executive Vice President and Chief Operating Officer from August 2007 to July 2012 and President and Chief Operating Officer from July 2012 to December 2014. Prior to joining Cubist, he served as Vice President of Biogen, Inc.'s CNS business unit from 2001 to 2003, where he was responsible for commercial leadership of an $800 million neurology business unit, and from 1995 to 2001 he held positions of increasing responsibility within Biogen's CNS commercial organization. From 1987 to 1995 Mr. Perez held various sales and marketing positions at Zeneca Pharmaceuticals. He also served as a member of the Board of Directors of Epix Pharmaceuticals, Inc., a public biopharmaceutical company, from 2006 to 2009. Mr. Perez has been a member of the Board of Directors of the Biomedical Science Careers Program since November 2010, a member of the Board of Trustees at the Dana-Farber Cancer Institute, Inc. since January 2013, a member of the Board of College Bound Dorchester since December 2014, and a member of the Board of Advisors of the Citizen School of Massachusetts since 2010 and a member of the Board of Directors of Cidara Therapeutics, Inc., a private biotechnology company, since March 2015. Mr. Perez received a B.S. from California State University, Los Angeles and an M.B.A. from the Anderson Graduate School of Management at the University of California, Los Angeles. The Board believes that Mr. Perez's twenty plus years of sales and marketing experience within the pharmaceutical and biotechnology industries has provided him with valuable commercial and operational experience, as well as leadership skills that are important to the Board. In particular, Mr. Perez's experience leading the launch and commercialization of highly successful specialty pharmaceutical products, including his experience with life cycle management programs, is especially valuable to the Board as we commercialize Makena and Feraheme, and as we seek to add additional commercialized products or companies to our portfolio and integrate the Lumara Health business and any new products or companies we may acquire.

        Lesley Russell, MB.Ch.B., MRCP, age 54, has been a director since December 2009. Dr. Russell has served as Chief Operating Officer of TetraLogic Pharmaceuticals, Inc., a public biopharmaceuticals company ("TetraLogic") since August 2013. Prior to TetraLogic, she was Senior Vice President and Global Head of Research and Development for Global Branded Products at Teva Pharmaceuticals, Inc. ("Teva"), a public pharmaceutical company from October 2011 to June 2012. Dr. Russell was appointed to such role upon Teva's acquisition of Cephalon Inc. ("Cephalon"), a public pharmaceutical company, where she served as Executive Vice President and Chief Medical Officer from September 2006 to October 2011. She joined Cephalon in 2000 as Vice President, Worldwide Clinical Research. Prior to Cephalon, Dr. Russell served as Vice President, Clinical Research at US Bioscience Inc., a public pharmaceutical company, and held positions of increasing responsibility within US Bioscience Inc. from 1996 to 1999. From 1995 to 1996, she was a clinical research physician at Eli Lilly U.K. and a Medical Director at Amgen U.K. from 1992 to 1995. Dr. Russell was trained in Hematology/Oncology at Royal Infirmary of Edinburgh and at Royal Hospital for Sick Children, Edinburgh. She received an MB.Ch.B. from the University of Edinburgh, Scotland and is a member of the Royal College of Physicians, United Kingdom. Dr. Russell is registered with the General Medical Council, United Kingdom. She currently serves on the Board of Directors of Endocyte, Inc., a public biopharmaceutical company, where she has been a director since January 2013. The Board believes that Dr. Russell's broad-based expertise leading clinical research and development, medical, regulatory, and drug safety organizations, as well as her medical training, allow her to make valuable contributions to the medical and scientific understanding of the Board, which is particularly important as we implement the lifecycle management program for Makena, interact with regulatory agencies, consider whether to pursue an expanded labeled for Feraheme, and as we evaluate additional potential merger and acquisition and in-licensing opportunities.

        Gino Santini, age 58, has been a director since February 2012 and has served as Chairman of the Board of Directors since April 2014. From 1983 to December 2010, Mr. Santini held a variety of commercial and operational roles at Eli Lilly and Company ("Eli Lilly"), a public pharmaceutical company, serving most recently, from April 2007 to December 2010, as Senior Vice President, Corporate Strategy and Business Development, where he led corporate strategy and long-range planning, mergers and acquisitions, new product licensing and the expansion of Lilly Ventures in the United States and China. During his tenure at Eli Lilly, Mr. Santini held various leadership positions of increasing responsibility, including manager of various international regions, Senior Vice President of Corporate Strategy and Policy from 2004 to 2007, President of U.S. operations from 1999 to 2004 and President of the women's health franchise from 1997 to 1999. Mr. Santini is an active board member for the following companies: Intarcia Therapeutics, Inc., a biopharmaceutical company, since July 2013; Collegium Pharmaceuticals, Inc., a pharmaceutical company, since July 2012; Allena Pharmaceuticals, Inc., a pharmaceutical company, since February 2012; Sorin S.p.A., a global public medical device company, since April 2012 (and where Mr. Santini is also a member of the Transaction with Related Parties Committee); Vitae Pharmaceuticals, Inc., a public pharmaceutical company (where he is also the chair of the Governance and Nominating Committee), since September 2014; and Artax Biopharma Inc., a biopharmaceutical company, since April 2014. Mr. Santini also serves on the Board of Directors, as well as the Chair of the Transactions Committee and a member of the Nominating and Corporate Governance Committee of the Board of Directors, of Horizon Pharma, Plc., a public biopharmaceutical company, where he has been a director since March 2012. Mr. Santini is a past Chairman of the Board of the National Pharmaceutical Council and of Noble of Indiana, a non-profit agency serving individuals with developmental disabilities. He also served on the Board of Directors for United Way and the Executive Committee and Board of Directors of the Indianapolis Chamber of Commerce. He holds an undergraduate degree in mechanical engineering from the University of Bologna and an M.B.A. from the Simon School of Business, University of Rochester. The Board believes that Mr. Santini's long career at Eli Lilly and extensive domestic and international commercial, corporate strategy, business development and transaction experience will be valuable assets to the Board as it seeks to establish a solid foundation from which to drive growth and profitability and seek to acquire or in-license other assets or companies to further expand our product portfolio.

        Davey S. Scoon, age 68, has been a director since December 2006. Mr. Scoon has been a member of the Board of Directors and a member of the Audit Committee of Orthofix International, N.V., a medical device company, since September 2011 and a member of the Board of Directors and the Chairman of the Audit Committee of Biodel Inc., a public specialty biopharmaceutical company, since May 2012. Mr. Scoon also serves as Chairman of the Board of Trustees of Allianz Funds, a registered investment company, where he has been a director since January 2006. He was the Chairman of the Audit Committee of Cardiokine, Inc., a pharmaceutical company, where he was a director from 2005 to 2011. Mr. Scoon has been an Adjunct Professor at the University of Wisconsin-Madison since 2011. He also previously served as the Chairman of the Audit Committee of NitroMed, Inc., a public pharmaceutical company, from 2003 to 2009, and a member of the Board of Directors of Inotek Pharmaceuticals Corp., a pharmaceutical company, from 2006 to 2009. From 2003 to 2005, Mr. Scoon was Chief Administrative and Financial Officer of Tom's of Maine, a company that manufactures natural care products. From 2001 to 2003, Mr. Scoon served as Chief Financial and Administrative Officer for Sun Life Financial U.S., and from 1999 to 2001, Mr. Scoon served as Vice President and Chief Financial Officer for Sun Life Financial U.S. From 1985 to 1999, Mr. Scoon was employed by Liberty Funds Group of Boston (formerly Colonial Management) in various capacities, including Chief Financial Officer and Chief Operating Officer. Mr. Scoon holds a B.B.A. from the University of Wisconsin and an M.B.A. from Harvard Business School. The Board believes that Mr. Scoon's extensive financial, accounting, human resources, and risk management experience gained through the various executive and board positions he has held over the past thirty years provides the Board with valuable and highly specialized expertise and advice, particularly in Mr. Scoon's role as the Chair of the Audit Committee.

        James R. Sulat, age 64, joined our Board on April 14, 2014. From October 2009 to June 2013, Mr. Sulat served as Chief Executive Officer and Chief Financial Officer of Maxygen, Inc., a public biopharmaceutical company, and as a member of Maxygen's Board of Directors from October 2003 to June 2013. Since January 2015, Mr. Sulat has served on the Board of Directors of diaDexus, Inc., a public diagnotics company, as well as Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee. Since June 2008, Mr. Sulat has served as a member of the Board of Directors and as a member of the Audit Committee for Momenta Pharmaceuticals, Inc., a public biotechnology company ("Momenta"). Since December 2008, Mr. Sulat has also served as the Chairman of Momenta's Board. From May 2005 to January 2009, Mr. Sulat served in several roles for Memory Pharmaceuticals Corp., a public biopharmaceutical company ("Memory"). He served as Memory's President and Chief Executive Officer from May 2005 until February 2008, Chief Financial Officer from February 2008 to November 2008, and as a member of Memory's Board of Directors from May 2005 to January 2009. Since January 2005, Mr. Sulat has served on the Supervisory Board of Intercell AG or, its successor company, Valneva SE, both public European biotechnology companies. Mr. Sulat currently serves as Vice Chairman of Valneva's Supervisory Board and as Chairman of its Audit Committee. Mr. Sulat received his B.S. in Administrative Sciences from Yale University. He received his M.B.A. and his M.S. in Health Services Administration from Stanford University. The Board believes that Mr. Sulat's qualifications to sit on our Board include his strong executive experience and extensive financial accounting, corporate finance, operations and business development expertise garnered through his executive roles, as well as his board-level experience, at various public companies

        John A. Fallon, M.D., age 67, joined our Board on September 8, 2014. Since 2004, Dr. Fallon has served as Senior Vice President and Chief Physician Executive at Blue Cross & Blue Shield of Massachusetts ("BCBS"). Prior to his role at BCBS, Dr. Fallon served as Chief Executive Officer for clinical affairs at the State University of New York Downstate Medical Center, including University Hospital of Brooklyn and the clinical faculty practice plan. His professional experience also includes the Partners Healthcare System, where he was chairman of the physician network. Dr. Fallon was also the founder and CEO of North Shore Health System, a large physician-hospital organization in Massachusetts. He serves on the board of directors of Insulet Corporation, a public medical devices company, as well as several not-for-profit boards, including NEHI (Network for Excellence in Health Innovation) (Chair), National Committee for Quality Assurance (NCQA) Medical Standards (Chair), New England Comparative Effectiveness Public Advisory Council (CEPAC) and Temple University School of Medicine Board of Advisors. Dr. Fallon practiced internal medicine for more than 20 years, fulfilled his residency at Boston City Hospital, is Board Certified in Internal Medicine and is a fellow of the American College of Physicians. He received a bachelor's degree from the College of the Holy Cross, a master's degree in business administration from the University of South Florida and a medical degree from Tufts University School of Medicine. The Board believes that Dr. Fallon's qualifications to sit on our Board include his strong executive experience and extensive expertise in the quality and service requirements of running a health system, including reimbursement and pricing issues, as well as his experience in academia and community based health systems and health insurance.

Required Vote

        Our directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Annual Meeting.

OUR BOARD UNANIMOUSLY RECOMMENDS
A VOTE "FOR" THE NOMINEES LISTED ABOVE

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

        The Board has determined that, other than Mr. Heiden, each current director and each director who served during 2014, and thus each nominee, other than Mr. Heiden, is "independent" as such term is defined in the listing standards of the NASDAQ Global Select Market ("NASDAQ"). The Board has affirmatively determined that no independent director has any material relationship with us that would interfere with the exercise of his or her independent judgment.

BOARD LEADERSHIP STRUCTURE

        Our Board is led by an independent Chair, currently Mr. Santini, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas, and to determine the materials distributed to the Board. During 2014, our Chief Executive Officer, Mr. Heiden, was and continues to be the only member of our Board who is not an independent director. Although we do not have a formal policy regarding whether the offices of Chair of the Board and Chief Executive Officer should be separate, our Board believes that the existing leadership structure, with the separation of the Chair of the Board and Chief Executive Officer roles, enhances the accountability of the Chief Executive Officer to the Board and strengthens the Board's independence from management. In addition, the Board believes that having an independent Chair of the Board creates an environment that is more conducive to the objective evaluation and oversight of management's performance, increasing management accountability and improving the ability of the Board to monitor whether management's actions are in the best interests of our stockholders. The Board also believes that an independent Chair of the Board helps to ensure that any potential strategic transactions involving AMAG are evaluated independently of management's interest and in light of the best interests of our stockholders. Finally, separating these roles alleviates the administrative burden on our Chief Executive Officer and allows that person to focus his or her efforts on managing our business in the best interests of our stockholders.

THE BOARD'S ROLE IN RISK OVERSIGHT

        The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing Board committees, which address risks inherent in their respective areas of oversight. The Board believes that risk can arise in any decision or action taken by AMAG, whether strategic or operational. The Board, therefore, seeks to ensure that risk management principles are incorporated in all of our management processes and in the responsibilities of our employees at every level. This comprehensive approach is reflected in the reporting processes by which our management provides timely and comprehensive information to the Board to support the Board's role in oversight, approval, and decision-making.

        The Board closely monitors the information it receives and/or requests from management and provides oversight and guidance to our senior management team concerning the assessment and management of risk. The Board approves our high level goals, strategies, and policies to set the tone and direction for appropriate risk taking within the business. The Board and its committees then emphasize this tone and direction in their oversight of management's implementation of our goals, strategies, and policies.

        Our senior executives regularly attend meetings of the Board and its committees and provide the Board and its committees with regular reports regarding our operations, strategies, and objectives and the risks inherent within them. Board and committee meetings also provide a venue for directors to discuss issues with, request additional information from, and provide guidance to, senior management. The Board and its committees call special meetings and request information and reports from senior management when necessary to address specific issues. In addition, our directors have direct access to senior management to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable of the issues regularly attend Board and committee meetings to provide additional insight into items being discussed, including risk exposures.

        The Board has delegated oversight for matters involving certain specific areas of risk exposure to its standing committees. The committees report to the Board at regularly scheduled Board meetings, as needed, and more frequently if appropriate, with respect to the matters and risks for which the committee provides oversight. Each committee, with the exception of the Transaction Committee, is also authorized and empowered to retain such independent advisors as the committee deems to be appropriate in order to discharge its responsibilities under such committee's charter, and such independent advisors attend committee meetings as appropriate. The committees of the Board execute their risk oversight responsibility for risk management as follows:

  •
  The Audit Committee oversees the integrity of our financial statements, reporting process and internal controls, the relationship with our independent registered public accounting firm, including its qualifications, independence and performance, and our corporate finance matters, including our capital structure. The Audit Committee also provides oversight with respect to our risk management process, discussing with management AMAG's significant financial risk exposures, steps management has taken to monitor, control and report such exposures, and our policies with respect to risk assessment and risk management.

  •
  The Compensation Committee is responsible primarily for the design and oversight of our executive compensation policies, plans and practices. A key objective of the Compensation Committee is to ensure that our overall executive compensation program appropriately links pay to performance and aligns the interests of our executives with our stockholders. The Compensation Committee also monitors the design and administration of our overall incentive compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk taking by company employees. Elements of our executive compensation program that mitigate excessive risk taking, such as our combination of short- and long-term incentives, are described below under "Compensation Discussion and Analysis."

  •
  The Nominating and Corporate Governance Committee oversees risks related to our corporate governance, including Board and director performance, director succession, director education and the review of our Corporate Governance Guidelines and other governance documents. The Nominating and Corporate Governance Committee also oversees our overall compliance program, with particular emphasis on the risks associated with our healthcare compliance program. In addition, in 2014, the Board delegated to the Nominating and Corporate Governance Committee the responsibility for oversight of the Company's enterprise risk management program.

  •
  The Transaction Committee is responsible for overseeing risks related to our business development activities, including potential acquisition, in-license, merger and other strategic transactions.

        Periodically, our Board forms temporary committees to oversee, identify, evaluate or negotiate a specific issue or opportunity and to make recommendations to the full Board.

RISK CONSIDERATIONS IN OUR COMPENSATION POLICIES AND PRACTICES

        Our Compensation Committee believes that risks arising from our compensation policies and practices for our employees are not likely to have a material adverse effect on AMAG. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to take excessive risks. The considerations which led the Compensation Committee to these conclusions include the following:

  •
  We provide executives with a competitive base salary which we believe mitigates risk-taking behavior by providing reasonable predictability in the base level of income earned by each executive and alleviating pressure on executives to focus exclusively on stock price performance or annual bonus awards to the detriment of other important business metrics;

  •
  We utilize a mixture of compensation elements that is intended to be competitive to that offered to similarly-situated executives, with significant weighting towards long-term incentive compensation, which discourages short-term risk taking;

  •
  Our performance goals related to annual cash bonus awards reflect a balanced mix of performance measures, including objective performance measures, to avoid excessive weight on any one goal or performance measure and are intended to be challenging yet attainable, so that it is more likely than not that the executives will earn a substantial portion of their target bonus annually, which mitigates the potential that our executives will take excessive risks;

  •
  Short-term incentives in the form of annual performance bonus payouts are capped at 200% of the target amount, which the Compensation Committee believes mitigates the likelihood that our executives will take excessive risks;

  •
  Equity incentive awards are granted annually and generally vest over three to four years, discouraging excessive risk-taking as our executives generally have a significant amount of unvested awards that could decrease significantly in value if our business is not managed for the long-term;

  •
  Performance/market-based RSU grants awarded in August 2014 (the "2014 Performance Awards") vest, if at all, if certain strategic initiatives related to the Company's portfolio expansion activities are completed and produce specified value, including share price, within specified timeframes, measured as of both January 4, 2016 and January 2, 2017, thereby encouraging our executives to focus on building long-term value for our stockholders;

  •
  Compliance, ethical behavior and adherence to our corporate values and policies are integral factors considered in all performance assessments and serve to mitigate the potential that our executives will take excessive risks. The Board and the Compensation Committee retain discretion to adjust compensation based on both the quality of Company and individual performance and adherence to our corporate governance and compliance programs, among other things;

  •
  To minimize the risk of certain transactions related to our securities, we have adopted policies prohibiting directors, officers and other employees from engaging in the following transactions with respect to our securities: (a) selling short, (b) buying or selling puts or calls, (c) purchasing on margin or (d) pledging or creating any other encumbrance with respect to our securities; and

  •
  We have a robust system of internal controls and a comprehensive compliance program, which includes extensive training of all employees, which we believe promotes a culture of ethical behavior and compliance, as well as an appropriate attitude toward minimizing risk-taking.

POLICY ON PLEDGING, HEDGING AND TRADING OF COMPANY STOCK

        Certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public information or otherwise is not permitted to trade in Company securities. Therefore, we have adopted policies prohibiting directors, officers and other employees from selling short, buying or selling puts or calls, purchasing on margin and pledging or creating any other encumbrance with respect to our securities.

MEETINGS OF THE BOARD OF DIRECTORS

        Our Board met 19 times during the year ended December 31, 2014. Each director participated in at least 75% of the aggregate number of meetings of the Board and of each committee of the Board on which he or she served during the portion of the last fiscal year for which such person was a director or committee member. It is our policy that our directors are expected to attend each annual meeting of stockholders. All of our then-serving directors attended our annual meeting of stockholders held on May 22, 2014.

        In addition, our independent directors meet regularly, and in any event at least twice a year, in executive session without the presence of our management.

COMMITTEES OF THE BOARD OF DIRECTORS

        Under our by-laws, our Board may designate committees comprised of members of the Board to exercise the power and authority of the Board in the management of our business and affairs, subject to limitations imposed by law. Our Board currently has the following committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Transaction Committee. The following table provides membership information for the current composition of these committees:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Transaction Committee
Barbara Deptula	—	X	—	X*
William K. Heiden	—	—	—	—
John A. Fallon, M.D.	—	X	X	—
Robert J. Perez	X	—	X*	—
Lesley Russell, MB.Ch.B., MRCP	—	X*	—	X
Gino Santini	—	X	—	X
Davey S. Scoon	X*	—	X	—
James R. Sulat	X	—	—	X

*
Committee Chair

Audit Committee

        Our Board has a standing Audit Committee, currently composed of Messrs. Scoon (Chair), Sulat and Perez, each of whom is "independent" as such term is defined in the listing standards of NASDAQ and applicable SEC rules. Based on Mr. Scoon's and Mr. Sulat's extensive financial and accounting experience gained through their various executive and board positions, including respective tenures as Chief Financial Officer and/or Chief Administrative Officer of several companies, our Board has determined that Messrs. Scoon and Sulat each qualify as an "audit committee financial expert" as defined by SEC rules. The Board has also determined that Mr. Perez possesses the requisite financial sophistication to qualify him for service on the Audit Committee in accordance with SEC rules. The current charter of the Audit Committee is available on our website at www.amagpharma.com, under the heading "Investors."

        Pursuant to its charter, the Audit Committee's general responsibilities include, among other things, the following:

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  Evaluating and selecting our independent registered public accounting firm;

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  Reviewing our audited and unaudited financial statements;

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  Reviewing and discussing the adequacy of our internal financial and accounting processes and internal control over financial reporting with management and our independent registered public accounting firm;

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  Supervising the relationship between us and our independent registered public accounting firm;

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  Reviewing and authorizing the scope of both audit and non-audit services and related fees;

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  Evaluating the independence of our independent registered public accounting firm;

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  Reviewing and approving related person transactions; and

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  To the extent deemed necessary by the Committee to carry out its duties, engaging and compensating independent counsel and other advisers to review any matter under its responsibility.

        The Audit Committee conducted eight formal meetings during the year ended December 31, 2014. All members serving on the Audit Committee throughout 2014 were "independent" as such term is defined in the listing standards of NASDAQ and applicable SEC rules.

Compensation Committee

        Our Board has a standing Compensation Committee, currently composed of Drs. Russell (Chair) and Fallon, Mr. Santini and Ms. Deptula, each of whom is "independent" as such term is defined in the listing standards of NASDAQ, is a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act and is an "outside director" as defined in Section 162(m) of the Internal Revenue Code, as amended (the "Code"). The current charter of the Compensation Committee is available on our website at www.amagpharma.com, under the heading "Investors."

        Pursuant to its charter, the Compensation Committee's general responsibilities include, among other things, the following:

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  The review, authorization and approval of the recruitment, hiring and compensation for any of our executive officers and any other of our officers with a title of Senior Vice President or higher (so long as provided for in our annual budget approved by the Board), including our Chief Executive Officer or President;

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  The review and recommendation to the full Board for approval of the compensation of any officer position with a title of Senior Vice President or higher which was not provided for in our annual budget approved by the Board, each of which must be approved by all independent members of the Board;

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  Subject to the limitations described above, the Committee shall have the authority to exercise all rights, authority and functions of the Board under all of our stock option, stock incentive, employee stock purchase and other equity-based plans, including the authority to interpret their terms, to grant options, and to make stock awards (provided, however, that, except as otherwise expressly authorized to do so by a plan or resolution of the Board, the Committee shall not be authorized to amend any such plan);

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  The review and recommendation to the full Board with respect to director compensation;

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  Oversight regarding our public disclosure of director and executive compensation information; and

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  The engagement of compensation consultants and other advisers as it deems necessary or appropriate to carry out its responsibilities. The Committee assesses the independence and any potential conflicts of interest of compensation advisors in accordance with applicable law and NASDAQ listing standards.

        The Compensation Committee conducted seven formal meetings during the year ended December 31, 2014. All members serving on the Compensation Committee throughout 2014 were "independent" as such term is defined in the listing standards of NASDAQ, "non-employee directors" within the meaning of Rule 16b-3 under the Exchange Act and "outside directors" as defined in Section 162(m) of the Code.

Nominating And Corporate Governance Committee

        Our Board has established a standing Nominating and Corporate Governance Committee, which is currently composed of Messrs. Perez (Chair) and Scoon and Dr. Fallon, each of whom is "independent" as such term is defined in the listing standards of NASDAQ. The current charter for the Nominating and Corporate Governance Committee is available on our website at www.amagpharma.com, under the heading "Investors."

        Pursuant to its charter, the Nominating and Corporate Governance Committee's general responsibilities include, among other things, the following:

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  Assisting the Board in determining the desired experience, mix of skills and other criteria and qualities appropriate for Board membership;

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  Actively seeking individuals qualified to become members of the Board, consistent with criteria approved by the Board, and recommending director nominees for selection by the Board for nomination to fill expiring terms of directors at each annual meeting of stockholders;

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  Periodically reviewing and assessing the adequacy of the Corporate Governance Guidelines and recommending any modifications to the Corporate Governance Guidelines to the Board for approval;

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  Performing a self-evaluation by Board members and by members of the Committee from time to time to determine whether they are functioning effectively and to improve the performance of the Board and/or Committee as a whole;

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  Providing oversight of and guidance with respect to our internal compliance program; and

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  Retaining and terminating any search firm to be used to identify director candidates, including approving the search firm's fees and other retention terms. The Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

        The Nominating and Corporate Governance Committee conducted 12 formal meetings during the year ended December 31, 2014. All members serving on the Nominating and Corporate Governance Committee throughout 2014 were "independent" as such term is defined in the listing standards of NASDAQ.

        Although the Nominating and Corporate Governance Committee has not established specific minimum qualifications for nominees or specific qualities or skills for our directors to possess, our Corporate Governance Guidelines provide that the backgrounds and qualifications of the directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities that shall assist the Board in fulfilling its responsibilities. In addition, our Corporate Governance Guidelines set forth certain general criteria for nomination as a director, which are discussed in further detail under the heading "Nominees" above.

        As provided in the criteria set forth in our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee believes that the value of diversity on the Board should be considered as one of a number of factors that it takes into account in evaluating nominees and the Board as a whole. For this purpose the Nominating and Corporate Governance Committee evaluates diversity in terms of race, religion, national origin, gender, sexual orientation, and disability, as well as differences of viewpoint, professional experience, education, skill, and other individual qualities and attributes that contribute to heterogeneity on the Board.

        Our Corporate Governance Guidelines also provide that the re-nomination of existing directors should not be viewed as automatic, but should be based on continuing qualification under the criteria set forth above. The Nominating and Corporate Governance Committee considers the existing directors' performance on our Board and its committees in making its nomination recommendations. In seeking candidates for directors, members of our Nominating and Corporate Governance Committee may use their business, professional and personal contacts, accept recommendations from other Board members, stockholders or management, or engage a professional search firm. In 2013, the Board retained Spencer Stuart to conduct a search to identify candidates to serve on the Board. This search resulted in the appointments of Mr. Sulat and Dr. Fallon to the Board in April 2014 and September 2014, respectively.

        Under its charter, in seeking candidates for directors, the Nominating and Corporate Governance Committee may accept recommendations from stockholders. In considering stockholder recommendations for nominees, the Nominating and Corporate Governance Committee may request additional information concerning the nominee or the applicable stockholder or stockholders. Stockholder recommendations will be considered using the same criteria as other candidates by the Nominating and Corporate Governance Committee, as discussed above under "Nominees." The foregoing applies only to recommendations. Actual nominations by stockholders or others, if and to the extent permitted, must be made in accordance with our by-laws and applicable state and federal laws. See the discussion below under "Stockholder Proposals."

        The nominations for the election of directors at the Annual Meeting contained in this Proxy Statement are based upon the unanimous recommendation of the Nominating and Corporate Governance Committee to the full Board in March 2015.

Transaction Committee

        Our Board has a Transaction Committee to oversee, advise and assist our management with respect to the identification, evaluation, structuring, negotiation and execution of potential acquisition, in-license, merger and other strategic transactions involving AMAG and to make recommendations with respect thereto to the full Board, and to undertake such other responsibilities as may be delegated to the Transaction Committee by the Board from time to time. The Transaction Committee is currently comprised of Ms. Deptula (Chair), Dr. Russell, and Messrs. Santini and Sulat, each of whom is "independent" as such term is defined in the listing standards of NASDAQ. The Transaction Committee conducted eight formal meetings during the year ended December 31, 2014.

REPORT OF THE AUDIT COMMITTEE1

        The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2014 with our management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committee, as adopted by the Public Company Accounting Oversight Board ("PCAOB"). The Audit Committee has met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of its examinations, its evaluation of our internal control over financial reporting, and the overall quality of our financial reporting. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee has discussed with PricewaterhouseCoopers LLP that firm's independence from management and AMAG and considered the compatibility of the firm's provision of non-audit services with maintaining the firm's independence and found the provision of such services to be compatible with the firm's independence.

        Based on the reviews and discussions referred to above, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board (and the Board has approved) that the audited financial statements be included in AMAG's Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

        Respectfully submitted by the Audit Committee of the Board of Directors of AMAG Pharmaceuticals, Inc.,

Davey S. Scoon, Chair Robert J. Perez James R. Sulat

1
The material in this report is not "soliciting material," is furnished to, but not deemed "filed" with, the SEC and is not deemed to be incorporated by reference in any filing of AMAG under the Securities Act of 1933 (as amended, the "Securities Act") or the Exchange Act, other than AMAG's Annual Report on Form 10-K, where it shall be deemed to be "furnished," whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

        Our Board believes it is important for stockholders to be able to send communications to our Board. Accordingly, any stockholder who desires to communicate with our directors, individually or as a group, may do so by e-mailing the party or parties to whom the communication is intended at contactus@amagpharma.com or by writing to the party or parties for whom the communication is intended, to our principal executive offices at AMAG Pharmaceuticals, Inc., 1100 Winter Street, Waltham, Massachusetts 02451, attention: Secretary. Our Secretary will then deliver any communication to the appropriate party or parties.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Our Compensation Committee is currently comprised of Drs. Russell (Chair) and Fallon, Mr. Santini and Ms. Deptula. From January through May 2014, the Compensation Committee consisted of Mr. Santini (Chair), Ms. Deptula and Michael Narachi. Beginning in May 2014, the Compensation Committee consisted of Dr. Russell (Chair), Mr. Santini and Ms. Deptula. Dr. Fallon was appointed to the Compensation Committee on December 9, 2014. No one who served as a member of the Compensation Committee during 2014 is or has been an officer or employee of AMAG or had any relationship that is required to be disclosed as a transaction with a related party. During the year ended December 31, 2014, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In accordance with its charter and AMAG's written related person transactions policy, discussed below, the Audit Committee reviews, approves and ratifies any related person transaction and monitors compliance with and periodically reviews the related person transactions policy. The term "related person transaction" refers to any transaction required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K.

        In considering any related person transaction, the Audit Committee considers the facts and circumstances regarding such transaction, including, among other things, the amounts involved, the relationship of the related person (including those persons identified in the instructions to Item 404(a) of Regulation S-K) with our company and the terms that would be available in a similar transaction with an unaffiliated third-party. The Audit Committee also considers its fiduciary duties, our obligations under applicable securities law, including disclosure obligations and director independence rules, and other applicable law in evaluating any related person transaction. The Audit Committee reports its determination regarding any related person transaction to our full Board.

        In addition, our Board has adopted a written related person transactions policy, which provides that any related person transaction shall be consummated or shall continue only if:

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  The Audit Committee approves or ratifies such transaction in accordance with our related person transactions policy and if the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third person;

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  The transaction is approved by the majority of the disinterested members of the Board; or

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  If the transaction involves compensation, it is approved by the Compensation Committee or the Board.

        Under our related person transactions policy, transactions between a related person and AMAG that are available to all employees generally and transactions with a related person in a given fiscal year that involve an aggregate of less than $10,000 must be reported to the Board but do not require approval. In addition, related person transactions should be submitted to the Audit Committee for approval or preliminarily entered into by management subject to ratification by the Audit Committee, provided, that, if such ratification shall not be forthcoming, management must make all reasonable efforts to cancel or annul such transaction. In determining whether to approve a related person transaction, consideration is given to whether approval thereof would affect the independent status of any current member of our Board. If approval of a transaction would cause less than a majority of our Board to be independent, such transaction will not be approved.

        No related person transactions were brought to the attention of the Audit Committee for consideration in 2014.

CODE OF ETHICS

        Our Board has adopted a code of ethics that applies to our officers, directors and employees. We have posted the text of our code of ethics on our website at http://www.amagpharma.com in the "Investors" section. In addition, and in accordance with Item 5.05 of Form 8-K, should any changes be made to the provisions of our code of ethics enumerated in Item 406(b) of Regulation S-K, we intend to disclose within four business days, on our website (or in any other medium required by law or NASDAQ): (a) the date and nature of any such amendment to our code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (b) the nature of any such waiver, including an implicit waiver, from a provision of our code of ethics that is granted to one of these specified officers, the name of such person who is granted the waiver, and the date of the waiver.

DIRECTOR COMPENSATION

Overview

        We seek to attract exceptional talent to serve on the Board and, therefore, our policy is to compensate directors competitively relative to comparable companies. In addition, our Corporate Governance Guidelines provide that directors should be incentivized to focus on long-term stockholder value. The Board believes that including equity as part of director compensation helps align the interests of directors with those of our stockholders. Accordingly, director compensation is comprised of a mix of cash and equity compensation. The Board also believes that it is appropriate for the Chair of the Board and the Chair of each standing committee of the Board to receive additional compensation for the additional workload and time commitment required for Board members who serve in such capacities.

Non-Employee Director Compensation Policy

        Our Non-Employee Director Compensation Policy applies to each director of AMAG who is not an employee or affiliate of AMAG. Under its charter, the Compensation Committee is charged with periodically reviewing and making recommendations to the Board with respect to director compensation. In addition, our Corporate Governance Guidelines provide that the Compensation Committee shall, from time to time, present a report to the Board comparing our director compensation to that of comparable peer companies.

        During 2011, in accordance with its charter and our Corporate Governance Guidelines, the Compensation Committee retained Frederic W. Cook & Co., Inc., an independent compensation consulting firm ("F.W. Cook") to review our then-current non-employee director compensation policy, compare it to the director compensation practices of companies similar to us, and provide any recommendations for changes. The peer group used by F.W. Cook in conducting its evaluation was comprised of 16 drug development companies similar in size, based on revenues and market capitalization, whose non-employee director compensation data were available in F.W. Cook's pre-existing compensation database.

        In December 2011, based primarily on the recommendations of the Compensation Committee and the F.W. Cook report, the Board amended our Non-Employee Director Compensation Policy, effective January 1, 2012, which remained in effect during 2014 (the "2014 Director Compensation Plan").

        During 2014, the Compensation Committee retained Radford, an Aon Hewitt Company ("Radford"), an independent compensation consulting firm, to conduct a comprehensive independent review of our overall non-employee director compensation practices relative to our peer group based on data collected from our peer companies' proxy statements. The peer group used by Radford in conducting its evaluation was comprised of 20 public biotechnology companies that are comparable in terms of the number of employees, revenue and market capitalization. In February 2015, based primarily on the recommendations of the Compensation Committee and Radford's assessment, the Board amended our Non-Employee Director Compensation Policy, effective as of January 1, 2015 (the "2015 Director Compensation Plan"), which updates are noted below, to bring the Board's compensation in line with market practice.

        The following is a summary of compensation under our 2014 Director Compensation Plan and our 2015 Director Compensation Plan:

  Equity Grant Upon Initial Appointment or Election as a Director

        Under both the 2014 and 2015 Director Compensation Plans, each new non-employee director, on the date of his or her initial appointment or election to the Board, receives:

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  an appointment grant award of a non-qualified stock option to purchase 6,000 shares of our common stock pursuant to our Equity Incentive Plan as may be amended from time to time, with such option to vest in equal monthly installments over a period of two years from the date of his or her election to the Board, provided such non-employee director continues to serve as a member of the Board; and

  •
  an equity grant of non-qualified stock options and RSUs on the date of his or her appointment or election as described below under the heading "Annual Equity Grant;" provided, that the amount of options and RSUs will be pro-rated based on the number of expected months of service before the next annual meeting of stockholders, and provided further that the awards will vest in equal monthly installments beginning on the first day of the first full month following his or her appointment or election and continuing on the first day of each month thereafter through the first day of the month in which the next annual meeting of stockholders is to be held so long as the director continues to serve as a member of the Board.

  Annual Equity Grant

        Under the 2014 and 2015 Director Compensation Plans, at the first meeting of the Board following the annual meeting of stockholders, each non-employee director receives an equity grant covering shares of our common stock as follows:

Type of Award	2014 Director Compensation Plan (in shares)	2015 Director Compensation Plan
Non-qualified stock options Non-chair member Chair RSUs Non-chair member Chair	3,800 7,600 2,300 3,800	All directors, including the Chair, will receive an equity grant with a target value of approximately $175,000, with 50% of such value to be delivered in the form of options and the remaining 50% of such value to be delivered in the form of RSUs.

        Under the 2014 and 2015 Director Compensation Plans, these annual equity grants vest in twelve equal monthly installments beginning on the first day of the first full month following the annual meeting of stockholders and continuing on the first day of each of the following eleven months thereafter, so long as the director continues to serve as a member of the Board. In addition, the delivery of any vested shares of common stock underlying the foregoing RSUs are deferred until the earlier of (a) the third anniversary of the date of grant and (b) the date of the director's separation from service.

  Early Termination of Options or RSUs Upon Termination of Service

        If a non-employee director ceases to be a member of the Board for any reason, any then vested and unexercised options granted to such non-employee director may be exercised by the departing director (or, in the case of the director's death or disability, by the director's personal representative, or the director's survivors) within three years after the date the director ceases to be a member of the Board and in no event later than the expiration date of the option. In addition, all then vested and undelivered shares underlying any RSUs held by such director shall be delivered to him or her (or, in the case of the director's death or disability, by the director's personal representative, or the director's survivors) as of the date he or she ceases to be a member of the Board. If a non-employee director ceases to be a member of the Board for any reason, or otherwise ceases to continue a business relationship with AMAG, any unvested options and RSUs are immediately terminated and forfeited.

  Retainer and Per Meeting Fees

        The annual Board retainer fees, payable in four equal quarterly installments, to each non-employee director for membership on our Board and for membership on each of the Board's standing committees, with the exception of the Transaction Committee (which for these purposes is treated as an ad hoc committee) under our 2014 and 2015 Director Compensation Plans are included in the table below, along with the per meeting fees that our non-employee directors were entitled to receive for Board and committee meeting attendance. In 2014, directors received a mix of annual retainer and meeting fees. Based on recommendations from Radford, beginning in 2015 directors' cash compensation will be paid as a retainer only, and no per meeting fees will be paid with the exception of any ad hoc committee meetings.

	2014 Director Compensation Plan		2015 Director Compensation Plan
Membership	Retainer Fees ($)	Per Meeting Fees ($)	Retainer Fees ($)	Per Meeting Fees ($)
Board Non-chair member Chair	30,000 60,000	1,000 1,000	40,000 90,000	N/A N/A
Audit Committee Non-chair member Chair	10,000 20,000	500 500	12,500 25,000	N/A N/A
Compensation Committee Non-chair member Chair	7,500 15,000	500 500	10,000 20,000	N/A N/A
Nominating and Corporate Governance Committee Non-chair member Chair	5,000 10,000	500 500	7,500 15,000	N/A N/A
Ad Hoc Committees (i.e. Transaction Committee) Non-chair member Chair	N/A N/A	1,000 2,000	N/A N/A	1,000 2,000

        Under the 2015 Director Compensation Plan, the Board has reserved the right to institute a per meeting fee for each Board or committee meeting which is meaningfully in excess of the regularly scheduled meetings (a "Special Meeting"), including a per meeting fee of $1,000 for each Special Meeting of the Board and a per meeting fee of $500 for each meeting which is meaningfully in excess of the regularly scheduled meetings of the Audit, Compensation, and Nominating and Corporate Governance Committees attended by such non-employee director. It is expected that Special Meetings of the Board and the committees may be called when necessary to address material matters faced by the Company outside of the ordinary course of business.

  Expenses

        Upon presentation of documentation of such expenses reasonably satisfactory to AMAG, each non-employee director is reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board, committees thereof or in connection with other Board-related business.

Indemnification and Insurance

        We also provide standard indemnification agreements and director and officer insurance for all directors.

Summary of Director Compensation for Fiscal 2014

        The following table summarizes the compensation paid to or earned by our non-employee directors during the year ended December 31, 2014.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Total ($)
Barbara Deptula(4)	72,000	40,963	25,031	137,994
John A. Fallon, M.D.(5)	11,000	36,034	74,547	121,581
Michael Narachi(6)	40,850	—	—	40,850
Robert J. Perez(7)	78,500	40,963	25,031	144,494
Lesley Russell, MB.Ch.B., MRCP(8)	71,536	40,963	25,031	137,530
Gino Santini(9)	99,829	67,678	50,062	217,568
Davey S. Scoon(10)	86,000	40,963	25,031	151,994
James Sulat(11)	42,285	44,277	65,961	152,523

(1)
Mr. Heiden, who is also our employee, received no additional compensation for his service on our Board and is therefore not included in this table.

(2)
Represents the aggregate dollar amount of 2014 fees earned or paid in cash for services as a director, including annual retainer fees, committee fees and per meeting fees.

(3)
Amounts shown do not reflect compensation actually received by the listed directors but represent the aggregate grant date fair value of stock awards, which consist of RSUs and stock option awards granted to our non-employee directors calculated in accordance with current accounting guidance for stock-based compensation, disregarding adjustments for forfeiture assumptions. The assumptions used to value the stock option awards are set forth in Note M to our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 18, 2015. The reported value of the RSUs awarded in 2014 was calculated by multiplying the closing market price of a share of our common stock on the grant date by the number of RSUs granted.

(4)
Ms. Deptula was a member of the Compensation Committee and the Transaction Committee throughout 2014 and the Chair of the Transaction Committee since May 2014. As of December 31, 2014, Ms. Deptula held outstanding stock options to purchase 8,815 shares and RSUs covering 3,066 shares of our common stock.

(5)
Dr. Fallon was appointed to the Board in September 2014 and as of December 2014 was appointed to serve as a member of the Compensation Committee and Nominating and Corporate Governance Committee. As of December 31, 2014, Dr. Fallon held outstanding stock options to purchase 1,699 shares and RSUs covering 575 shares of our common stock.

(6)
Mr. Narachi did not stand for re-election at our 2014 annual meeting of stockholders. Amount reflects fees earned by Mr. Narachi during 2014 as a member of the Compensation Committee, Transaction Committee and Nominating and Corporate Governance Committee prior to the 2014 annual meeting of stockholders and for his role as Chair of the Board until April 2014. As of

  December 31, 2014, Mr. Narachi held outstanding stock options to purchase 21,835 shares of our common stock.

(7)
Mr. Perez was the Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee throughout 2014. As of December 31, 2014, Mr. Perez held outstanding stock options to purchase 28,616 shares and RSUs covering 5,941 shares of our common stock.

(8)
Dr. Russell was a member of the Transaction Committee throughout 2014. She was also a member of the Audit Committee until May 2014 and the Chairman of the Compensation Committee since May 2014. As of December 31, 2014, Dr. Russell held outstanding stock options to purchase 20,749 shares and RSUs covering 5,941 shares of our common stock.

(9)
Mr. Santini was appointed as Chair of the Board in April 2014. He was a member of the Compensation Committee and Transaction Committee throughout 2014 and served as the Chair of Compensation Committee and Transaction Committee until May 2014. In addition, Mr. Santini was a member of the Nominating and Corporate Governance Committee from May 2014 until December 2014. As of December 31, 2014, Mr. Santini held outstanding stock options to purchase 18,982 shares and RSUs covering 7,291 shares of our common stock.

(10)
Mr. Scoon was the Chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee throughout 2014. As of December 31, 2014, Mr. Scoon held outstanding stock options to purchase 32,960 shares and RSUs covering 5,941 shares of our common stock.

(11)
Mr. Sulat was appointed to the Board in May 2014 and was appointed to serve as a member of Audit Committee and Transaction Committee. As of December 31, 2014, Mr. Sulat held outstanding stock options to purchase 4,532 shares and RSUs covering 1,533 shares of our common stock.

Director Stock Ownership Guidelines

        The Board believes that it is important that directors be incentivized to focus on long-term stockholder value to ensure that the Board's interests are aligned with those of our stockholders. Accordingly, in August 2010, the Board adopted stock ownership guidelines to further align the interests of our non-employee directors with the interests of our stockholders and to promote our commitment to sound corporate governance.

        Our Non-Employee Director Stock Ownership Guidelines require all non-employee directors to hold shares of our common stock with a value equal to three times the amount of the base annual retainer fee paid to non-employee directors for service on the Board, excluding additional committee retainer and meeting fees, if any. This ownership guideline is initially calculated using the base annual retainer fee for service as a non-employee director as of the date the person first became subject to the guidelines as a non-employee director. These ownership guidelines were re-calculated based on the applicable annual non-employee director retainer fees as of the date of AMAG's 2013 annual meeting of stockholders and will be re-calculated on the date of the annual meeting of stockholders each third year thereafter, and will be based on the applicable annual Board retainer fee in effect on such calculation date.

        Non-employee directors are required to achieve the applicable level of ownership within five years of the later of the date the guidelines were adopted and the date the person first became a non-employee member of the Board. In the event that a non-employee director does not meet the foregoing stock ownership guidelines, such non-employee director is prohibited from selling any stock acquired through vesting of RSUs or similar full-value awards or upon the exercise of stock options, except to pay for applicable taxes or the exercise price, and must use the entire net after tax amount of his or her base annual retainer fee, excluding additional committee retainer and meeting fees, if any, to purchase shares of Company common stock until the director satisfies the requirements.

        Shares that count toward satisfaction of the guidelines include shares owned outright by the director or his or her immediate family members residing in the same household and shares held in trust for the benefit of the director or his or her family. Unexercised and/or unvested equity awards do not count toward satisfaction of the guidelines.

        The value of a share will be measured on the date of our annual meeting of stockholders each year as the greater of (a) the average closing price over the 12 months preceding the date of calculation or (b) the purchase price actually paid by the person for such share of AMAG stock. The purchase price for shares acquired pursuant to RSUs and other similar full value awards is zero.

        Our Non-Employee Director Stock Ownership Guidelines may be waived, at the discretion of the Nominating and Corporate Governance Committee, for directors joining the Board from government, academia, or similar professions. The guidelines may also be waived at the discretion of the Nominating and Corporate Governance Committee if compliance would create undue hardship or prevent a director from complying with a court order, as in the case of a divorce settlement. It is expected that these instances will be rare.

PROPOSAL 2: CHARTER AMENDMENT TO INCREASE AUTHORIZED SHARES

        Our Charter currently authorizes the issuance of 58,750,000 shares of common stock and 2,000,000 shares of preferred stock. Our Board unanimously adopted a resolution approving, and declaring advisable, subject to stockholder approval, an amendment to our Charter to increase the number of authorized shares of our common stock from 58,750,000 to 117,500,000 and the attendant increase in the number of authorized shares of our capital stock from 60,750,000 to 119,500,000. No change to the authorized number of shares of preferred stock is being proposed.

        On March 27, 2015, 30,529,340 shares of common stock were outstanding and 26,069,263 shares were reserved for employee equity plans and outstanding equity awards, our convertible senior notes due February 2019 and related warrant agreements and other purposes. Upon the approval of this Proposal 2, there would be approximately 60,901,397 authorized and unreserved shares available for issuance.

        Our Board reserves the right, notwithstanding stockholder approval and without further action by stockholders, to elect not to proceed with the increase in the authorized shares of common stock if the Board determines that such increase is no longer in the best interests of AMAG and our stockholders.

Text of the Amendment

        The text of the form of proposed Certificate of Amendment to our Charter amending the number of authorized shares is attached to this Proxy Statement as Appendix A. If our stockholders approve this Proposal 2, we expect to file the Certificate of Amendment with the Secretary of State for the State of Delaware as soon as practicable following stockholder approval. Upon filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, Paragraph A of Article FOURTH of our Charter would read as follows:

          FOURTH:    (A) This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 119,500,000 shares, $0.01 par value per share, of which 117,500,000 shares shall be Common Stock and 2,000,000 shares shall be Preferred Stock.

Purpose of the Amendment

        The approval of the amendment to our Charter to increase the authorized shares of common stock is important for the ongoing business of AMAG. Without additional authorized shares of common stock we may not be able to raise additional financing, which will be needed for working capital and other general corporate purposes, including continuing the expansion and diversification of our product portfolio through the in-license or purchase of additional pharmaceutical products or companies. We would similarly be limited because we would be unable to issue a meaningful number of shares of our common stock as consideration when pursuing business development opportunities. Further, we may not be able to attract and retain key employees, officers and directors if we do not have shares available to provide equity incentive to employees, officers and directors. We intend to use the additional shares of common stock that will be available to undertake any issuances for the purposes described herein.

        We are therefore requesting that our stockholders approve this proposal to amend AMAG's Charter to increase the authorized shares of common stock. We have no specific plan, commitment, arrangement, understanding or agreement, either oral or written, regarding the issuance of common stock subsequent to this proposed increase in the number of authorized shares at this time, and we have not allocated any specific portion of the proposed increase in the authorized number of shares to any particular purpose.

Rights of Additional Authorized Shares

        Any authorized shares of our common stock, if and when issued, would be part of our existing class of common stock and would have the same rights and privileges as the shares of common stock currently outstanding. Our stockholders do not have pre-emptive rights with respect to our common stock, nor do they have cumulative voting rights. Accordingly, should our Board issue additional shares of common stock, existing stockholders would not have any preferential rights to purchase any of such shares, and their percentage ownership of our then outstanding common stock could be reduced.

Potential Adverse Effects of Amendment

        Future issuances of our common stock or securities convertible into common stock could have a dilutive effect on our earnings per share, book value per share and the voting power and interest of current stockholders. In addition, the availability of additional shares of our common stock for issuance could, under certain circumstances, discourage or make more difficult any efforts to obtain control of AMAG.

        Adoption of our proposed amendment to the Charter, and any issuance of additional shares of common stock, would not affect the rights of the holders of currently outstanding common stock of AMAG, except for effects incidental to any future issuance of additional shares of common stock, such as dilution of the earning per share and voting rights of existing holders of common stock.

Required Vote

        The affirmative vote of the holders of a majority of the shares of our common stock outstanding and entitled to vote at the Annual Meeting is required to approve the amendment to the Charter to increase the number of authorized shares of our common stock.

OUR BOARD UNANIMOUSLY RECOMMENDS
A VOTE "FOR" THE AMENDMENT OF THE CHARTER TO INCREASE
THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

 PROPOSAL 3: APPROVAL OF THE FIRST AMENDMENT TO THE AMAG PHARMACEUTICALS, INC. THIRD AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN

Overview

        Our Board believes that stock options and other stock-based incentive awards can play an important role in our success by encouraging and enabling our (and our subsidiaries') employees, officers, non-employee directors and consultants upon whose judgment, initiative and efforts we largely depend for the successful conduct of our business to acquire a proprietary interest in AMAG. Our Board anticipates that providing such persons with a direct stake in AMAG will assure a closer identification of the interests of such individuals with those of AMAG and our stockholders, thereby stimulating their efforts on our behalf and strengthening their desire to remain with AMAG.

        On April 9, 2015, our Board approved the First Amendment to the AMAG Pharmaceuticals, Inc. Third Amended and Restated 2007 Equity Incentive Plan, subject to stockholder approval (the "Equity Incentive Plan" and such amendment, the "Plan Amendment"). The Plan Amendment increases the aggregate number of shares authorized for issuance under the Equity Incentive Plan by 1,700,000 shares from 4,515,325 shares to 6,215,325 shares and increases the aggregate number of shares that may be issued in the form of incentive stock options from 4,515,325 shares to 6,215,325. Shares underlying any awards under our Amended and Restated 2000 Stock Plan (the "2000 Plan") that are forfeited, canceled or otherwise terminated (other than by exercise) on or after November 27, 2007 shall be added to the shares available for issuance under the Equity Incentive Plan. In addition to the share increase, the Plan Amendment will also: (a) reduce the maximum amount of stock awards not subject to minimum vesting requirements from 10% to 5%; (b) increase the Fungible Share Ratio (defined below) from 1.5 to 1.7; (c) increase the limit on the number of option or stock appreciation awards to an individual employee in a single calendar year from 300,000 to 500,000; and (d) increase the limit on the number of performance-based awards to an individual employee in a single performance cycle from 300,000 to 500,000.

        The Plan Amendment was designed to enhance the flexibility of the Compensation Committee in granting stock options and other awards to our officers, employees, non-employee directors and consultants and to ensure that we can continue to grant stock options and other awards to such persons at levels determined to be appropriate by the Compensation Committee. If the Plan Amendment is not approved by our stockholders, we currently anticipate that we will exhaust all the shares available for issuance under our Equity Incentive Plan prior to early 2016 and such shares may be exhausted sooner if we continue to increase the size of our organization, including increases in headcount, which may be necessary to support our business growth. A copy of the Plan Amendment is attached to this Proxy Statement as Appendix B and is incorporated herein by reference.

        As of December 31, 2014, we have granted options and RSUs covering 7,414,752 shares of common stock under our Equity Incentive Plan, of which 3,112,356 stock options and 703,124 RSUs have expired or terminated, and of which 610,297 options have been exercised and 577,132 shares of common stock were issued upon settlement of vested RSUs. The number of options and RSUs outstanding under this plan as of December 31, 2014 was 2,051,017 and 360,826, respectively, and there were 1,707,989 shares of common stock available for grant under the Equity Incentive Plan, not including any shares that might in the future be added back to the shares available for issuance under the Equity Incentive Plan as a result of forfeiture, cancelation or other termination (other than by exercise).

        As of the Record Date, we have granted options and RSUs covering 7,964,177 shares of common stock under our Equity Incentive Plan, of which 3,156,707 stock options and 706,874 RSUs have expired or terminated, and of which 903,350 options have been exercised and 577,132 shares of common stock were issued upon settlement of vested RSUs. The number of options and RSUs outstanding under this plan as of the Record Date was 2,048,738 and 571,376, respectively, and there were 1,136,615 shares of common stock available for grant under the Equity Incentive Plan, not including any shares that might in the future be added back to the shares available for issuance under the Equity Incentive Plan as a result of forfeiture, cancelation or other termination (other than by exercise). A total of 30,529,340 shares of our common stock were outstanding as of the Record Date.

        Proposal 3 seeks stockholder approval of the Plan Amendment. Stockholder approval of Proposal 3 will also reduce the cap for certain awards under the Equity Incentive Plan as amended by the Plan Amendment (the "Amended Plan") that may be carved out of the one-year minimum vesting requirements such that, after May 21, 2015, restricted stock awards, RSU awards and performance share awards under the Amended Plan that result in the issuance of up to 5% (a reduction from 10%) of the shares available for issuance under the Amended Plan may be granted in the aggregate to any one or more eligible participants in the Amended Plan or may be accelerated (other than awards for which the vesting is accelerated pursuant to arrangements entered into before May 21, 2015) without respect to such minimum vesting requirements or vesting acceleration requirements.

SUMMARY OF MATERIAL FEATURES OF THE AMENDED PLAN

        While our Board is aware of and has considered the potential dilutive effect of additional awards and option grants, it also recognizes the performance and motivational benefits of equity compensation and believes that the Equity Incentive Plan, including the increase in available shares contemplated by the Amended Plan, is consistent with our Executive Compensation Philosophy Statement and the compensatory practices of other bio-pharmaceutical companies in our peer group. The exercise price of any option grants under the Amended Plan will be at or above the fair market value of our common stock on the close of business on the date such option is granted. Furthermore, since our Board typically grants awards to employees that vest over a three or four year period, employees must generally remain with AMAG in order to reap the potential benefits of their awards.

        The following material features of the Amended Plan are designed to protect our stockholders' interests and to reflect corporate governance best practices including:

  •
  Maximum Number of Shares.  The maximum number of shares of our common stock to be issued under the Amended Plan is 6,215,325.

  •
  Flexibility in designing equity compensation scheme.  The Amended Plan allows us to provide a broad array of equity incentives, including awards of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, performance units, dividend equivalent rights, and cash-based awards.

  •
  Share counting provisions.  Grants of "full value" awards are deemed for purposes of determining the number of shares available for future grants under the Amended Plan as an award for 1.7 shares for each share of common stock subject to the award (the "Fungible Share Ratio"). Grants of stock option or stock appreciation rights are deemed to be an award of one share for each share of common stock subject to the award. This helps to ensure that management and our Compensation Committee are using the share reserve effectively and with regard to the value of each type of equity award.

  •
  No Liberal Share Recycling.  Shares tendered or held back for taxes will not be added back to the reserved pool under the Amended Plan. Upon the exercise of a stock appreciation right, the full number of shares underlying the award will be charged to the reserved pool. Additionally, shares reacquired by AMAG on the open market or otherwise using cash proceeds of option exercises will not be added to the reserved pool.

  •
  Types of Awards.  The award of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, performance shares, dividend equivalent rights and cash-based awards is permitted.

  •
  Minimum vesting provisions.  Minimum vesting provisions are required for certain grants of restricted stock, restricted stock units and performance share awards to employees.

  •
  Limited vesting acceleration.  Subject to limited exceptions, the Amended Plan provides that the vesting of awards may only be accelerated upon death, disability, retirement or a sale event unless provided for in the terms of the original grant.

  •
  Repricing is not allowed.  The exercise price of stock options and stock appreciation rights will not be decreased in any manner without stockholder approval.

  •
  Stockholder approval is required for additional shares.  The Amended Plan does not contain an "evergreen" provision. Thus, any increase to the maximum share reserve in the Amended Plan is subject to approval by our stockholders allowing our stockholders the ability to have a say on our equity compensation programs.

  •
  Broad-based eligibility for equity awards.  We grant equity awards to a large portion of our employees. By doing so, we tie our employees' interests with stockholder interests and motivate our employees to act as owners of the business.

  •
  Reasonable limit on equity awards.  The Amended Plan limits the number of shares of common stock available for equity awards such that no employee may be granted an equity award covering more than 500,000 shares in a single calendar year for options and stock appreciation awards and in a single performance cycle for performance-based awards.

  •
  New Clawback Policy.  Awards under the Amended Plan will be subject to our newly adopted clawback policy, whereby awards to certain officers will be subject to clawback in the event we are required to prepare an accounting restatement due to the material noncompliance with financial statement requirements.

  •
  Ownership Guidelines.  Awards under the Amended Plan will assist directors in attaining the stock ownership requirements specified in our Non-Employee Director Stock Ownership Guidelines.

  •
  Plan Expiration.  The Amended Plan will expire on May 23, 2023.

        Based solely on the closing price of our common stock as reported by NASDAQ on March 27, 2015 and the maximum number of shares that would have been available for awards under the Equity Incentive Plan as of such date taking into account the proposed increase described herein, the maximum aggregate market value of the common stock that could potentially be issued under the Amended Plan is $162,509,673. The shares of common stock underlying any awards under the Amended Plan or the 2000 Plan that are forfeited, canceled or are otherwise terminated (other than by exercise) are added back to the shares of common stock available for issuance under the Amended Plan. The following shares will not be added back to the shares authorized for issuance under the Amended Plan: shares tendered or held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, and shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right upon exercise.

  Qualified Performance-Based Compensation under Code Section 162(m)

        To ensure that certain awards granted under the Amended Plan to a "Covered Employee" (as defined in the Code) qualify as "performance-based compensation" under Section 162(m) of the Code, the Amended Plan provides that the Compensation Committee may require that the vesting of such awards be conditioned on the satisfaction of performance criteria that may include any or all of the following: (1) total stockholder return; (2) earnings before interest, taxes, depreciation and/or amortization; (3) net income (loss) (either before or after interest, taxes, depreciation and/or amortization); (4) changes in the market price of the stock; (5) economic value-added; (6) funds from operations or similar measure; (7) sales or revenue; (8) acquisitions or strategic transactions; (9) operating income (loss); (10) cash flow (including, but not limited to, operating cash flow and free cash flow); (11) return on capital, assets, equity or investment; (12) return on sales; (13) return on assets; (14) return on operating assets; (15) return on equity; (16) profits; (17) gross or net profit levels; (18) productivity; (19) expense; (20) margins; (21) operating efficiency; (22) customer satisfaction; (23) working capital; (24) earnings (loss) per share of stock; (25) sales or market shares; and (26) number of customers, any of which may be measured in absolute terms or as compared to any incremental increase or as compared to results of a peer group. Performance goals may be based upon specified levels of AMAG, subsidiary, affiliate or division performance under one or more of the criteria set forth above relative to the performance of other entities, divisions or subsidiaries. The Compensation Committee will select the particular performance criteria within the time period specified by Section 162(m) of the Code. Subject to adjustments for stock splits and similar events, the maximum award granted to any one individual that is intended to qualify as "performance-based compensation" under Section 162(m) of the Code will not exceed 500,000 shares of common stock for any performance cycle and options or stock appreciation rights with respect to no more than 500,000 shares of common stock may be granted to any one individual during any calendar year period. If a performance-based award is payable in cash, it cannot exceed $5,000,000 for any calendar year.

  Rationale for Share Increase

        Given our increased headcount following the acquisition of Lumara Health in 2014 and our continued efforts to increase our product portfolio, which will require further expansion of our organizational structure, the share increase contemplated by the Plan Amendment is critical to our ongoing effort to build stockholder value. We currently anticipate that we will exhaust all the shares available for issuance under our Equity Incentive Plan prior to early 2016 if the Plan Amendment is not approved (and such shares may be exhausted sooner if we continue to increase the size of our organization, including increases in headcount).

        Our equity incentive program is broad-based and equity incentive awards are also an important component of our executive and non-executive employees' compensation. Our Compensation Committee and Board believe we must continue to offer a competitive equity compensation program in order to attract, retain and motivate the talented and qualified employees necessary for our continued growth and success.

        We manage our long-term stockholder dilution by limiting the number of equity incentive awards granted annually. The Compensation Committee carefully monitors our annual net burn rate, total dilution, and equity expense in order to maximize stockholder value by granting only the appropriate number of equity incentive awards that it believes is necessary to attract, reward, and retain employees. Our compensation philosophy reflects broad-based eligibility for equity incentive awards, and we grant awards to substantially all of our employees. By doing so, we link employee interests with stockholder interests throughout the organization and motivate our employees to act as owners of the business.

  Other Compensation Policies

        Awards made pursuant to the Equity Compensation Plan and our other plans and programs are in some cases subject to restrictions and obligations outlined in our Policy for Recoupment of Incentive Compensation as well as our Non-Employee Director Stock Ownership Guidelines. Our Policy for Recoupment of Incentive Compensation is discussed below in further detail under the heading "Executive Officers and Compensation—Compensation Recruitment/Clawback" and the Non-Employee Director Stock Ownership Guidelines are discussed above in further detail under the heading "Director Compensation—Director Stock Ownership Guidelines."

  Burn Rate

        The following table sets forth information regarding historical awards granted and earned for the 2012 through 2014 period, and the corresponding burn rate, which is defined as the number of shares subject to certain equity-based awards granted in a year divided by the weighted average common shares outstanding for that year, for each of the last three fiscal years:

	2014	2013	2012
Stock Options Granted	1,391,776	1,120,050	1,500,800
Time-Based Full-Value Shares and Units Granted	291,626	188,025	247,050
Adjusted Full-Value Awards Granted(1)	583,252	376,050	494,100
Total Awards Granted(2)	1,975,028	1,496,100	1,994,900
Weighted average common shares outstanding during the fiscal year	22,415,592	21,703,284	21,392,040
Annual Burn Rate	8.81%	6.89%	9.33%
Three-Year Average Burn Rate		8.34%

(1)
In accordance with corporate governance policy updates published by Institutional Shareholder Services ("ISS"), Adjusted Full-Value Awards Granted represents the product of the Time-Based Full-Value Shares and Units Granted and a multiplier determined by ISS based on our recent historic stock price volatility. Based on our recent historical stock price volatility, we have utilized a full-value award multiplier of 2.0 for purposes of calculating the 2012-2014 average burn rate. This table includes all outstanding equity awards except for our 2013 and 2014 performance-based awards as they have not yet been earned.

(2)
Total Awards Granted represents the sum of Stock Options Granted and Adjusted Full-Value Awards Granted.

        If the Plan Amendment, including the request to increase the share reserve by an additional 1,700,000 shares, is approved by stockholders, we will have approximately 2,836,615 shares available for grant after the Annual Meeting, which is based on 1,136,615 shares available for grant under the Equity Incentive Plan at March 27, 2015 and the 1,700,000 shares subject to this proposal. Our Compensation Committee determined the size of the requested share increase based on projected equity awards to anticipated new hires, projected annual equity awards to existing employees, and an assessment of the magnitude of increase that our stockholders would likely find acceptable. We anticipate that if our request to increase the share reserve is approved by stockholders, it will be sufficient to provide equity incentives to attract, retain, and motivate employees through mid to late 2017.

Summary of the Amended Plan

        The following is a summary of certain significant features of the Amended Plan. This summary is subject to the specific provisions contained in the full text of the Plan Amendment set forth in Appendix B to this Proxy Statement and the full text of the Equity Incentive Plan included as Appendix A to our proxy statement for our 2013 annual meeting of stockholders, which was filed on April 19, 2013.

        Plan Administration.    The Amended Plan is administered by the Compensation Committee. The Compensation Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Amended Plan. The Compensation Committee may delegate to the Chief Executive Officer the authority to grant stock options and/or restricted stock units to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not subject to Section 162(m) of the Code, subject to certain limitations and guidelines.

        Eligibility.    Persons eligible to participate in the Amended Plan will be those full- or part-time officers, employees, non-employee directors and other key persons (including consultants) of AMAG and our subsidiaries or affiliates as selected from time to time by the Compensation Committee in its discretion. As of the Record Date, approximately 273 individuals are eligible to participate in the Amended Plan, which includes six executive officers, 260 employees who are not officers, and seven non-employee directors.

        Plan Limits.    The maximum award of stock options or stock appreciation rights granted to any one individual will not exceed 500,000 shares of common stock (subject to adjustment for stock splits and similar events) for any calendar year period. If any award of restricted stock, restricted stock units or performance shares granted to an individual is intended to qualify as "performance-based compensation" under Section 162(m) of the Code, then the maximum award shall not exceed 500,000 shares of common stock (subject to adjustment for stock splits and similar events) to any one such individual in any performance cycle. If any cash-based award is intended to qualify as "performance-based compensation" under Section 162(m) of the Code, then the maximum award to be paid in cash in any performance cycle may not exceed $5,000,000. In addition, no more than 6,215,325 shares may be issued in the form of incentive stock options.

        Effect of Awards.    For purposes of determining the number of shares of common stock available for issuance under the Amended Plan, the grant of any "full value" award, such as a restricted stock award, restricted stock unit or performance share will be counted as 1.7 shares for each share of common stock actually subject to the award. The grant of any stock option or stock appreciation right will be counted for this purpose as one share from each share of common stock actually subject to the award.

        Stock Options.    The Amended Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the Amended Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of AMAG and our subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors, consultants and key persons. The exercise price of each option will be determined by the Compensation Committee but may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value for this purpose will be the closing price of the shares of common stock on NASDAQ on the date of grant. The exercise price of an option may not be reduced after the date of the option grant, other than to appropriately reflect changes in our capital structure.

        The term of each option will be fixed by the Compensation Committee and may not exceed ten years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Compensation Committee. In general, unless otherwise permitted by the Compensation Committee, no option granted under the Amended Plan is transferable by the optionee other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, and options may be exercised during the optionee's lifetime only by the optionee, or by the optionee's legal representative or guardian in the case of the optionee's incapacity.

        Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Compensation Committee or by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee for at least six months or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered to AMAG by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the Compensation Committee may permit non-qualified options to be exercised using a net exercise feature which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the exercise price.

        To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

        Stock Appreciation Rights.    The Compensation Committee may award stock appreciation rights, subject to such conditions and restrictions as the Compensation Committee may determine. Stock appreciation rights entitle the recipient to shares of common stock equal to the value of the appreciation in the stock price over the exercise price. The exercise price may not be less than the fair market value of the common stock on the date of grant. The term of a stock appreciation right shall be determined by the Compensation Committee, but may not exceed ten years.

        Restricted Stock.    The Compensation Committee may award shares of common stock to participants subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance criteria, as summarized above, and/or continued employment with us through a specified restricted period.

        Restricted Stock Units.    The Compensation Committee may award restricted stock units to any participants. Restricted stock units are ultimately payable in the form of shares of common stock and may be subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance criteria, as summarized above, and/or continued employment with AMAG through a specified vesting period.

        Unrestricted Stock Awards.    The Compensation Committee may also grant shares of common stock which are free from any restrictions under the Amended Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.

        Performance Share Awards.    The Compensation Committee may grant performance share awards to any participant which entitle the recipient to receive shares of common stock upon the achievement of certain performance criteria, as summarized above, and such other conditions as the Compensation Committee shall determine.

        Dividend Equivalent Rights.    The Compensation Committee may grant dividend equivalent rights to participants which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of common stock. Dividend equivalent rights granted as a component of another award subject to performance vesting may be paid only if the related award becomes vested.

        Cash-Based Awards.    The Compensation Committee may grant cash bonuses under the Amended Plan to participants. The cash bonuses may be subject to the achievement of certain performance criteria, as summarized above.

        Minimum Vesting Requirements.    Except in the case of death, disability, retirement or a sale event, and with certain exceptions applicable to awards granted prior to May 21, 2015 or awards with respect to no more than 5% of shares available for issuance under the Amended Plan, the minimum restriction or vesting period with respect to any restricted stock award, restricted stock unit award and performance share award granted to employees or consultants shall be no less than one year and no restriction may lapse nor vesting event occur before the first anniversary of the grant date of the award.

        Change of Control Provisions.    The Amended Plan provides that upon the effectiveness of a "sale event," as defined in the Amended Plan, except as otherwise provided by the Compensation Committee in the award agreement, the parties to the sale event may agree that awards shall be assumed or continued by the successor entity. Upon the effective time of the sale event, the plan and all awards will terminate. In the event of such termination (i) we shall have the option, in our sole discretion, to make or provide for a cash payment to participants holding options and stock appreciation rights equal to the difference between the per share cash consideration and the exercise price of the options or stock appreciation rights or (ii) each grantee will be permitted, within a specified period of time prior to the sale event, to exercise all outstanding options and stock appreciation rights, to the extent then exercisable.

        Adjustments for Stock Dividends, Stock Splits, Etc.    The Amended Plan requires the Compensation Committee to make appropriate adjustments to the number of shares of common stock that are subject to the Amended Plan, to certain limits in the Amended Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

        Tax Withholding.    Participants in the Amended Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. Subject to approval by the Compensation Committee, participants may elect to have the minimum tax withholding obligations satisfied by authorizing us to withhold shares of common stock to be issued pursuant to the exercise or vesting.

        Amendments and Termination.    The Compensation Committee may at any time amend or discontinue the Amended Plan and the Compensation Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder's consent. To the extent required under the rules of NASDAQ, any amendments that materially change the terms of the Amended Plan will be subject to approval by our stockholders. Amendments shall also be subject to approval by our stockholders if and to the extent determined by the Compensation Committee to be required by the Code to preserve the qualified status of incentive options or to ensure that compensation earned under the Amended Plan qualifies as performance-based compensation under Section 162(m) of the Code.

        Effective Date of Plan Amendment.    The Board approved the Amended Plan on April 9, 2015, and the Amended Plan becomes effective on the date it is approved by stockholders. No awards, including incentive stock options, may be granted under the Amended Plan after May 23, 2023. If the Plan Amendment is not approved by stockholders, the Equity Incentive Plan will continue in effect until it expires, and awards may be granted thereunder, in accordance with its terms.

NEW PLAN BENEFITS

        Because the grant of awards under the Amended Plan is within the discretion of the Compensation Committee, we cannot determine the dollar value or number of shares of common stock that will in the future be received by or allocated to any participant in the Amended Plan. Accordingly, in lieu of providing information regarding benefits that will be received under the Amended Plan, the following table provides information concerning the benefits that were received by the following persons and groups during 2014: each named executive officer; all current executive officers, as a group; all current directors who are not executive officers, as a group; and all employees who are not executive officers, as a group.

	Options		RSUs
Name and Position	Average Exercise Price($)(1)	Number	Dollar Value ($)(2)	Number
William K. Heiden, Chief Executive Officer	21.13	93,800	744,828	35,600
Scott A. Holmes, Senior Vice President, Finance and Investor Relations, Chief Accounting Officer and Treasurer	19.12	48,800	541,003	28,100
Edward P. Jordan, Senior Vice President of Sales and Marketing	21.76	30,000	534,000	25,000
Frank E. Thomas, President and Chief Operating Officer	21.13	33,800	533,528	25,600
Scott B. Townsend, Senior Vice President of Legal Affairs, General Counsel and Secretary	21.13	30,000	313,250	15,000
All current executive officers, as a group	22.85	266,400	3,446,609	149,300
All current non-employee directors, as a group	18.90	41,451	311,841	17,026
All employees who are not executive officers, as a group	27.50	935,975	3,887,382	165,800

(1)
The average exercise price was calculated using a weighted average basis.

(2)
The amount shown in this column was calculated by multiplying the number of RSUs by the fair market value on the date of grant.

TAX ASPECTS UNDER THE CODE

        The following is a summary of the principal federal income tax consequences of certain transactions under the Amended Plan. It does not describe all federal tax consequences under the Amended Plan, nor does it describe state or local tax consequences.

        Incentive Options.    No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) AMAG will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

        If shares of common stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition"), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of common stock.

        If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

        Non-Qualified Options.    No income is realized by the optionee at the time the option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

        Other Awards.    AMAG generally will be entitled to a tax deduction in connection with an award under the Amended Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

        Parachute Payments.    The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control may cause a portion of the payments with respect to such accelerated awards to be treated as "parachute payments" as defined in the Code. Any such parachute payments may be non-deductible to AMAG, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

        Limitation on Deductions.    Under Section 162(m) of the Code, our deduction for certain awards under the Amended Plan may be limited to the extent that the Chief Executive Officer or other executive officer whose compensation is required to be reported in the summary compensation table (other than the Principal Financial Officer) receives compensation in excess of $1 million a year (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code). The Amended Plan is structured to allow certain awards to qualify as performance-based compensation.

EQUITY COMPENSATION PLAN INFORMATION

        The following table presents information at December 31, 2014 regarding shares of common stock that may be issued under the Company's equity compensation plans (consisting of the Equity Incentive Plan, the 2000 Plan and the Lumara Health Inc. Amended and Restated 2013 Incentive Compensation Plan (the "2013 Lumara Health Equity Incentive Plan")) and pursuant to awards granted outside of such plans to new hires as inducement grants made in reliance on NASDAQ Listing Rule 5635(c)(4) ("Inducement Awards").

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities referenced in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders(2)	2,447,109		21.15	1,707,989
Equity compensation plans not approved by security holders(3)	1,090,500		25.94	136,000

Total	3,537,609	(4)		1,843,989

(1)
Since RSUs do not have any exercise price, such units are not included in the weighted average exercise price calculation.

(2)
Includes 2,411,843 shares to be issued pursuant to awards under the Equity Incentive Plan, which plan is available for future grants covering 1,707,989 shares as of December 31, 2014. Also includes 35,266 shares issuable upon exercise of outstanding awards issued pursuant to our 2000 Plan. No additional awards will be granted under the 2000 Plan.

(3)
Includes 1,026,500 shares to be issued pursuant to Inducement Awards and 64,000 shares to be issued pursuant to awards under the 2013 Lumara Health Equity Incentive Plan, which was assumed in connection with our acquisition of Lumara Health. The weighted-average exercise price of the outstanding options under the 2013 Lumara Health Equity Incentive Plan as of December 31, 2014 was $39.15. As of December 31, 2014 there were 136,000 shares available for future grants under the 2013 Lumara Health Equity Incentive Plan, which may be awarded to certain of our employees, officers, directors, consultants, and advisors of AMAG and our subsidiaries who are newly-hired or who previously performed services for Lumara Health.

(4)
Includes 2,996,383 shares of common stock issuable upon the exercise of outstanding options and 541,226 shares of common stock issuable upon the vesting of RSUs.

        Please see Note M to our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 18, 2015 for additional information regarding our 2000 Plan, the 2013 Lumara Health Equity Incentive Plan and the Inducement Awards.

Required Vote

        The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting at the Annual Meeting is required to approve the Plan Amendment.

OUR BOARD UNANIMOUSLY RECOMMENDS, AND DEEMS ADVISABLE, THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE PLAN AMENDMENT

 PROPOSAL 4: APPROVAL OF THE AMAG PHARMACEUTICALS, INC.
2015 EMPLOYEE STOCK PURCHASE PLAN

General

        On February 26, 2015, our Board approved the AMAG Pharmaceuticals, Inc. 2015 Employee Stock Purchase Plan (the "2015 ESPP"), subject to stockholder approval. There are 200,000 shares of common stock reserved for issuance under the 2015 ESPP. The following summary of certain major features of the 2015 ESPP is subject to the specific provisions contained in the full text of the 2015 ESPP set forth in Appendix C to this Proxy Statement.

        Our Board believes it is in our best interest and the best interest of our stockholders that the 2015 ESPP be approved. Stockholders are requested in this proposal to approve the 2015 ESPP. If the 2015 ESPP is approved, eligible employees will be granted options to purchase common stock under the 2015 ESPP beginning on June 15, 2015.

        The 2015 ESPP allows all full-time and certain part-time employees to purchase shares of our common stock at a discount to fair market value. Employees purchase shares at the end of a payment period using funds deducted from paychecks during the payment period. The 2015 ESPP will be an important component of the benefits package that we offer to our employees. We believe that it is a key factor in retaining existing employees, recruiting and retaining new employees and aligning and increasing the interest of all employees in our success.

SUMMARY OF THE 2015 ESPP

        Administration.    The 2015 ESPP is administered under the direction of the Compensation Committee, which has authority to interpret the 2015 ESPP and to make all other determinations necessary or advisable in administering it.

        Eligibility.    All full-time, and certain part-time, employees of the Company and participating subsidiaries are eligible to participate in the 2015 ESPP. To be eligible, part-time employees must have customary employment of more than 20 hours per week and have completed at least 30 days of employment. Employees who, after exercising their rights to purchase shares under the 2015 ESPP, would own shares representing 5% or more of the voting power of our common stock, are ineligible to participate. As of March 27, 2015, approximately 266 employees were eligible to participate in the 2015 ESPP. Participation in the 2015 ESPP is at the election of each eligible employee and the amounts received by a participant under the 2015 ESPP depend on the fair market value of our common stock on future dates; therefore, the benefits or amounts that will be received by any participant if the 2015 ESPP is approved are not currently determinable.

        Shares Available for Issuance.    Assuming the 2015 ESPP is approved by our stockholders at the Annual Meeting, there will be 200,000 shares available for issuance under the 2015 ESPP.

        Participation.    To participate in the 2015 ESPP, an eligible employee authorizes payroll deductions in an amount not less than 1% nor greater than 10% of his or her "eligible earnings" (i.e., gross cash compensation, including regular base pay, overtime pay, commissions, variable cash compensation and incentive or bonus awards) for each full payroll period in the payment period. To ensure that Internal Revenue Service (the "IRS") share limitations are not exceeded, no individual participant may be granted an option under the 2015 ESPP to purchase common stock that accrues at a rate which exceeds $25,000 of fair market value of such stock for any calendar year, determined as of the grant date of the option.

        Purchases.    Eligible employees enroll in a payment period (which generally will begin on each June 1 and December 1 and last for six months unless otherwise determined by our Compensation Committee in advance) during the open enrollment period prior to the start of that payment period.

The first payment period, if the 2015 ESPP is approved, will begin on June 15, 2015 and last until November 30, 2015.

        Shares are purchased at a price equal to 85% of the fair market value of our common stock on either the first business day of the payment period or the last business day of the payment period, whichever is lower. The closing price of our common stock on March 27, 2015, as quoted on NASDAQ was $57.29 per share.

        Termination of Employment.    If a participating employee voluntarily resigns or is terminated by us prior to the last day of a payment period, the employee's option to purchase terminates and the amount in the employee's account is returned to the employee.

        Adjustments Upon Change in Capitalization.    In the event of a recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend, or similar event, the number and kind of shares that may be purchased under the 2015 ESPP is adjusted proportionately such that the proportionate interest of participating employees remains the same, to the extent practicable.

        Participation Adjustment.    If the number of unsold shares that are available for purchase under the 2015 ESPP is insufficient to permit exercise of all rights deemed exercised by all participating employees, a participation adjustment will be made, and the number of shares purchasable by all participating employees is reduced proportionately. Any funds remaining in a participating employee's account after such exercise are refunded to the employee, without interest.

        Amendment.    Our Board may amend the 2015 ESPP at any time and in any respect. However, without the approval of our stockholders, no amendment may (i) materially increase the number of shares that may be issued under the 2015 ESPP; or (ii) change the class of employees eligible to receive options under the 2015 ESPP, if such action would be treated as the adoption of a new plan for purposes of Section 423(b) of the Code.

        Termination.    Our Board may terminate the 2015 ESPP at any time and for any reason or for no reason. Without further action of our Board, the 2015 ESPP shall terminate at such time as all shares of common stock that may be made available for purchase under the 2015 ESPP have been issued.

        U.S. Federal Income Tax Consequences.    The 2015 ESPP, and the rights of participating employees to make purchases thereunder, qualify for treatment under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the 2015 ESPP are sold or otherwise disposed of.

        Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the relevant payment period (and more than one year from the date the shares are purchased), then the participant generally will recognize ordinary income measured as the lesser of:

  (i)
  the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or

  (ii)
  an amount equal to 15% of the fair market value of the shares as of the first day of the applicable payment period.

        Any additional gain should be treated as long-term capital gain.

        If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period.

        We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above. In all other cases, no deduction is allowed to us.

        The foregoing tax discussion is a general description of certain expected federal income tax results under current law. No attempt has been made to address any state, local, foreign or estate and gift tax consequences that may arise in connection with participation in the 2015 ESPP.

Vote Required

        The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting at the Annual Meeting is required to approve the 2015 ESPP.

OUR BOARD UNANIMOUSLY RECOMMENDS, AND DEEMS ADVISABLE,
THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMAG
PHARMACEUTICALS, INC. 2015 EMPLOYEE STOCK PURCHASE PLAN

PROPOSAL 5: ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") and Section 14A of the Exchange Act, we are conducting a stockholder advisory vote on the compensation paid to our named executive officers. This proposal, commonly known as "say-on-pay," gives our stockholders the opportunity to express their views on our named executive officers' compensation. The vote is advisory, and, therefore, it is not binding on the Board, the Compensation Committee, or AMAG. Nevertheless, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. We currently intend to conduct this advisory vote annually.

        As described in detail in the "Compensation Discussion and Analysis" section of this Proxy Statement, our executive compensation program is designed to attract, motivate and retain our named executive officers who are critical to our success. Our Board believes that our executive compensation program is well tailored to retain and motivate key executives while recognizing the need to align our executive compensation program with the interests of our stockholders and our "pay-for-performance" philosophy. We believe our pay-for-performance philosophy is working given the Company's performance in 2014, which is discussed in more detail in the "Compensation Discussion and Analysis" section. We encourage our stockholders to read the "Compensation Discussion and Analysis" section as well as the "Summary Compensation Table for the 2014, 2013 and 2012 Fiscal Years" table below and other related compensation tables and narrative disclosures, which describe our executive compensation philosophy, programs, and practices and the 2014 compensation of our named executive officers.

        We are asking our stockholders to indicate their support for the compensation of our named executive officers as described herein. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our executive compensation philosophy, programs, and practices as described in this Proxy Statement.

        Accordingly, we ask our stockholders to vote "FOR" the approval, on an advisory basis, of the compensation of our named executive officers, as described in this Proxy Statement.

Required Vote

        Advisory approval of this proposal requires the affirmative vote of the holders of a majority of shares of common stock present or represented and voting at the Annual Meeting. The say-on-pay vote is advisory, and therefore not binding on our Board, the Compensation Committee or AMAG. However, our Board and our Compensation Committee value the opinions of our stockholders, and to the extent there is a significant vote against the compensation of our named executive officers as disclosed in this Proxy Statement, we will consider our stockholders' concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE
APPROVAL OF, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS

 EXECUTIVE OFFICERS AND COMPENSATION

        Set forth below is a description of our current executive officers and of compensation received by our named executive officers for the year ended December 31, 2014.

EXECUTIVE OFFICERS

        Please refer to "Proposal 1: Election of Directors" for Mr. Heiden's biography.

        Scott A. Holmes, age 40, joined us in September 2011 as our Vice President of Finance and Controller and currently serves as Senior Vice President, Finance and Investor Relations. He became our Chief Accounting Officer in December 2011 and our Principal Financial Officer and Treasurer in March 2012. Prior to joining us, Mr. Holmes served as Vice President of Finance and Treasurer of Molecular Biometrics, Inc., a commercial stage medical diagnostics company, from June 2010 to September 2011. From August 2009 to May 2010, Mr. Holmes was Vice President of Finance and Administration at On-Q-ity Inc., an oncology diagnostics company. He served as a consultant with Altman & Company, a financial consulting firm, from January 2009 to August 2009. From October 2003 to January 2009, Mr. Holmes served as Vice President of Finance and Administration and Treasurer at Dynogen Pharmaceuticals, Inc., a private pharmaceutical company. He also served as the Controller at Keryx Biopharmaceuticals, Inc., a public biopharmaceutical company, from November 2001 to October 2003. Mr. Holmes began his career at Ernst & Young, LLP, where he served a variety of clients in mergers and acquisitions and audit practices from 1996 to 2001. Mr. Holmes holds a B.A. in History from Middlebury College and a dual M.S./M.B.A. degree from Northeastern University Graduate School of Business Administration.

        Edward P. Jordan, age 47, joined us in February 2014 as Senior Vice President of Sales and Marketing. Mr. Jordan brings to AMAG more than 20 years of experience in U.S. and international pharmaceutical sales and marketing operations. Prior to joining us, Mr. Jordan served from January 2010 to February 2014 in various positions of increasing responsibility, most recently as head of sales, marketing, training and operations of the women's health division at Teva Pharmaceuticals USA, Inc., a wholly-owned subsidiary of Teva Pharmaceuticals Industries, Ltd, a public pharmaceuticals company ("Teva"). From April 1999 to January 2010, Mr. Jordan held various leadership roles of increasing responsibility at Schering-Plough Corporation (now Merck & Co.), including most recently as the National Sales Director for Woman's Healthcare. Mr. Jordan holds a B.S. in Finance and Insurance from The University of Rhode Island and an M.B.A. from Southern New Hampshire University.

        Frank E. Thomas, age 45, joined us in August 2011 as our Executive Vice President, Chief Financial Officer and Treasurer and served as Executive Vice President and Chief Operating Officer throughout 2014 and up until his promotion to President in April 2015. Mr. Thomas will continue to serve as Chief Operating Officer. From November 2011 to May 2012, he also served as our Interim President and Chief Executive Officer. Prior to joining us, he served as Senior Vice President, Chief Operating Officer and Chief Financial Officer for Molecular Biometrics, Inc. ("Molecular Biometrics"), a commercial stage medical diagnostics company, from October 2008 to July 2011. Prior to Molecular Biometrics, Mr. Thomas spent four years at Critical Therapeutics, Inc. ("Critical Therapeutics"), a public biopharmaceutical company, from April 2004 to March 2008, where he was promoted to President in June 2006 and Chief Executive Officer in December 2006 from the position of Senior Vice President and Chief Financial Officer. He also served on the Board of Directors of Critical Therapeutics from 2006 to 2008. Prior to 2004, Mr. Thomas served as the Chief Financial Officer and Vice President of Finance and Investor Relations at Esperion Therapeutics, Inc., a biopharmaceutical company. From 2007 to 2015, Mr. Thomas was a member of the Board of Directors of the Massachusetts Biotechnology Council and has served as a member of the Board of Directors of Zafgen, Inc., a public biopharmaceutical company, since June 2014. Mr. Thomas holds a B.B.A. from the University of Michigan, Ann Arbor.

        Scott B. Townsend, age 48, joined us in August 2012 as our Senior Vice President of Legal Affairs, General Counsel and Secretary. In December 2009, Mr. Townsend founded External GC Law Group where he provided legal advice to a variety of public and privately held life science companies, including biopharmaceutical and medical device companies, until August 2012. From October 2008 to June 2009, he served as Executive Vice President of Legal Affairs, General Counsel and Secretary for Cornerstone Therapeutics Inc., a public specialty pharmaceutical company. From August 2004 to October 2008, Mr. Townsend served as Senior Vice President, General Counsel and Secretary for Critical Therapeutics, a public biopharmaceutical company. From August 2000 to August 2004, he was a junior partner in the corporate department at Hale and Dorr LLP, now Wilmer Cutler Pickering Hale and Dorr LLP. Prior to joining Hale and Dorr LLP, Mr. Townsend served as a corporate lawyer at Goodwin Procter LLP in Boston, MA from September 1997 to July 1999 and Kilpatrick Stockton LLP in North Carolina from July 1999 to July 2000. Mr. Townsend received his A.B. from Bowdoin College with a double-major in Economics and Government and Legal Studies and his J.D. from The University of Virginia School of Law.

        Kenneth A. Wilson, age 50, joined us in November 2014, as Senior Vice President of Sales & Marketing and President of our Lumara Health Division following our acquisition of Lumara Health in November 2014. Preceding the acquisition, Mr. Wilson served as Executive Vice President of Lumara Health's Maternal Health Division from October 2013 to November 2014. Prior to joining Lumara Health, Mr. Wilson was Executive Vice President of Sales at Alere Health, Inc. (formerly Matria Healthcare) where he held various leadership roles between December 2006 and February 2013. Mr. Wilson holds a B.S. in Business Administration from Capital University.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

  Overview

        Our Compensation Committee believes that our executive compensation program is appropriately designed and balanced in that it both encourages our executive officers to work for our long-term prosperity and reflects a pay-for-performance philosophy, without encouraging our employees to assume excessive risks.

  2014 Advisory Vote on Executive Compensation

        At our 2014 annual meeting of stockholders, we held our fourth advisory vote on executive compensation. Approximately 99% of the votes cast on the proposal were in favor of our named executive officer compensation as disclosed in our proxy statement for the 2014 meeting, consistent with the results of our say-on-pay vote in 2013. Our Compensation Committee reviewed the final 2014 say-on-pay vote results and determined that, given the significant level of support, no material changes to our executive compensation policies and programs were necessary at that time.

  Important Features of Our Compensation Program

        Our compensation program is administered under a rigorous process which includes the solicitation by the Compensation Committee of advice of an independent third-party consultant (which reports directly to the Compensation Committee, not to management) and long-standing, consistently applied practices with respect to the timing of equity grants, the pricing of stock options and the periodic review of peer group practices.

        Other important features of our compensation program include:

  •
  In accordance with our pay-for-performance philosophy, base salary is the only component of our executive officers' total compensation that is "fixed" and all other components of our executive officers' compensation are performance-based and variable or "at risk." The amount of each executive officer's annual bonus is based primarily, or in the case of Mr. Heiden, entirely, on pre-established company performance goals. Further, the actual economic value of the long-term incentives granted to our executive officers in the form of equity awards depends directly on the performance of our stock price over the period during which the awards vest and, with respect to stock options, could be as little as zero if our stock price is less than the exercise price of such stock options at the time of vesting. We also make a 401(k) plan contribution for our executive officers that is consistent with the contribution we make for all employees who participate in our 401(k) plan.

  •
  In order to provide long-term incentives for our executive officers to continue their employment with us, equity awards generally vest over three or four years and our Compensation Committee typically applies an annual, or a combination of annual and quarterly, vesting schedule to such awards granted to our executive officers. In certain instances the Board and Compensation Committee believe it is appropriate to grant certain executive officers equity awards with performance or market condition-based vesting provisions to further align the interests of such executives with those of our stockholders. For example, in 2014, our executives were awarded a performance-based RSU grant that only vests, if at all, upon the realization of specific performance targets (see discussion under "2014 Supplemental Awards" below).

  •
  We review the external marketplace and make internal comparisons among the executive officers when making compensation determinations. For 2014 executive compensation, the Compensation Committee, with advice from Radford, evaluated our executive compensation based on a balanced review of public data from selected peer group companies as well as published survey data from the Radford Global Life Sciences Survey for public biopharmaceutical companies of similar size (between 50 and 500 employees), (together, "Radford's market compensation data"), as described further under "Independent Compensation Consultants." Based on such data, the Compensation Committee benchmarked base salaries at approximately the 50th percentile of Radford's market compensation data, and total target cash at approximately the 50th percentile of Radford's market compensation data. Long-term equity incentives were based on approximately the 50th percentile of Radford's market compensation data.

  •
  In line with our pay-for-performance philosophy, we offer employment agreements that do not contain multi-year guarantees for salary increases, or non-performance-based guaranteed bonuses or equity compensation.

  •
  In March 2015, we adopted a clawback policy that allows us to recover incentive compensation from certain officers in the event we are required to prepare an accounting restatement due to material noncompliance with financial statement requirements.

  •
  Effective February 2014, neither cash benefits nor acceleration of equity awards are automatically provided to our executive officers in the event of a change of control of the Company unless there is also a termination of service (or the executive officer resigns for good reason) within one year from the date a change of control of the Company occurs (in February 2014, we entered into new employment agreements with our executive officers, which eliminated the single trigger acceleration of 50% of unvested equity awards upon the consummation of a change of control, which was in place prior to February 2014).

  •
  We do not provide any tax gross-up benefits for excise taxes associated with change in control compensation nor do we provide any executive fringe benefits, such as access to personal security, private airplanes, financial planning advice, tax preparation services, car allowance, club memberships or similar benefits.

  •
  We have adopted ownership guidelines to align the interests of our non-employee directors and our stockholders. These guidelines encourage our non-employee directors to maintain a significant ownership interest in our stock. We expect each non-employee director to attain the applicable share ownership within five years following the later of his or her initial election or appointment or the adoption of the guidelines.

  Aligning Compensation with Our Performance

        One of the key factors the Compensation Committee takes into account when approving compensation plans and programs for our executive officers is alignment with the Company's performance. To that end, we have structured our short-term and long-term incentives for our executive officers so that they reward achievement of key performance metrics that help realize our strategic goals and objectives. We believe that doing so will ultimately result in long-term stock price appreciation for our stockholders.

        Our executive compensation program has consistently and meaningfully been focused on pay-for-performance principles, and has included payouts above or below target under our annual incentive plan when the Company's performance was above or below expectations.

        We believe our pay-for-performance philosophy is working as our management team has delivered total stockholder returns of approximately 76% and 125% for the one-year and three-year periods ending December 31, 2014, respectively.

Executive Compensation Philosophy

        The following is a summary of our overall executive compensation philosophy, as approved by our Compensation Committee and our Board.

  Objectives of Our Executive Compensation Program

        Our key executive compensation objectives are to attract and retain the highest quality executive talent, motivate executives by aligning their short- and long-term interests with those of our stockholders, and reward short- and long-term individual and company performance. We use the following principles to guide our decisions regarding executive compensation:

        External Competitiveness.    We strive to ensure that our executives' total compensation levels are competitive with peer companies so that we can attract and retain high performing key executive talent. Given the highly competitive landscape for top talent and our relative position to compete for that talent, we recognize that it may, in some instances, be necessary to pay above market rates to attract critical talent.

        To ensure that our executives' total compensation levels are competitive, our Compensation Committee, in consultation with its independent advisors and our senior management, periodically reviews the compensation policies and practices of other companies in our peer group, which we define to include companies with the following characteristics:

  •
  Publicly-traded;

  •
  Primary operations in the biotechnology/pharmaceuticals industries;

  •
  Commercial-stage companies with similar amount of revenues;

  •
  Comparable number of employees; and

  •
  Comparable market capitalization.

        The Compensation Committee also periodically reviews the composition of the peer group itself, in consultation with its independent advisors and senior management, to ensure that the peer group continues to accurately reflect comparable companies as our business evolves.

        Internal Parity.    To the extent practicable, base salary levels and short- and long-term incentive target levels for similarly-situated executives within the Company should be comparable to avoid divisiveness and encourage teamwork, collaboration, and a cooperative working environment.

        Pay-for-Performance.    Total compensation should reflect a "pay-for-performance" philosophy such that a substantial portion of executive compensation should include short- and long-term incentive awards that are tied to the achievement of the short- and long-term performance objectives of both the Company and the individual.

        Alignment with Stockholders' Interests.    Total compensation levels should include a component that reflects relative stockholder returns and the Company's overall performance through the use of equity-based awards.

        Simplicity and Flexibility.    Our executive compensation program should be straightforward and easy to understand for both our employees and stockholders. The compensation program should also be sufficiently flexible to be able to adapt to rapid changes in the competitive environment for executives in the biotechnology and pharmaceuticals sectors.

        Avoidance of Excessive Perquisites.    Although we will consider certain perquisites that are common and appropriate for similarly-situated executives of public companies, as a general matter, we intend to avoid the payment of excessive, unusual, or unnecessary perquisites to executives.

  Elements of Our Executive Compensation Program

        Consistent with our executive compensation objectives, we have developed an executive compensation program consisting of the following elements:

  •
  Base Salary;

  •
  Short-term incentives in the form of annual cash bonus opportunities;

  •
  Long-term incentives in the form of equity-based awards (stock options and RSUs); and

  •
  Benefits.

        To further our guiding compensation principles, the relative mix of the foregoing components of each executive's total potential compensation should be weighted more toward short- and long-term incentive compensation. In addition, the value of such variable compensation is generally weighted more heavily toward long- than short-term incentives to ensure the interests of the executives are more closely aligned with those of our stockholders.

        In determining the appropriate level of each element of total executive compensation, we seek to accomplish the goals set out below.

        Base salary.    Base salary levels are generally designed to provide fixed annual cash compensation that are competitive with base salary levels provided to executives of similar position, responsibility, experience, qualifications, and performance, to the extent such comparable positions exist, to (a) allow us to recruit and retain the best qualified executives in a very competitive market for talent in the biotechnology and pharmaceuticals sectors, and (b) provide executives with reasonable predictability regarding their basic annual standard of living. Base salaries of executives are reviewed annually as part of our annual review process in light of the executive's individual performance and the Company's performance during the year as well as the then current competitive conditions. We believe that it is appropriate during most years to provide an upward adjustment to executive salaries if the executive's performance warrants such adjustment, our financial condition permits, and/or in order to adhere to our executive compensation philosophy of maintaining base salary levels near the 50th percentile as compared to our peers.

        Short-term incentives.    Short-term incentives in the form of an annual cash bonus opportunity are intended to provide motivation for executives to achieve both the Company's annual operating goals and the individual's annual performance goals. The target amount for the annual bonus opportunity is generally established at the outset of the fiscal year or in the executive officer's employment agreement and is generally based on a percentage of the executive's base salary that is intended to be competitive with that offered to similarly-situated executives, to the extent such comparable positions exist. The actual amount paid for short-term incentives is generally based on a combination of company and individual performance with higher weighting to company performance as an executive's level of responsibility increases to reflect the executive's ability to influence overall company performance. In addition, the Compensation Committee has the flexibility to award additional discretionary bonuses to recognize and reward outstanding individual performance in excess of measurable performance objectives or to decrease the size of an executive officer's bonus based on individual performance in a given year.

        Long-term incentives.    Long-term incentives in the form of annual equity-based awards are intended to align the interests of executives with those of our stockholders and to provide executives with a continuing ownership stake in our long-term success. The amount of a new hire and an annual equity-based award should be competitive to that offered to similarly-situated executives, to the extent such comparable positions exist, and total executive compensation should be more heavily weighted toward long-term incentive compensation to ensure that the interests of our executives are aligned with those of our stockholders. In addition, the Compensation Committee and the Board believe that the proportion of total at risk compensation should rise as an executive's level of responsibility increases because of the executive's increased ability to influence overall company performance. Equity-based awards are generally subject to three to four-year annual vesting, or in some cases quarterly vesting after the first year, to promote retention and align the executive's long-term interests with those of our stockholders. In certain instances it is appropriate to grant to certain executive officers equity awards with performance or market condition-based vesting provisions to further align the interests of such executives with those of our stockholders. As a general rule, equity awards to executive officers are reviewed by the Compensation Committee once per year in connection with our annual performance review process.

        Benefits.    We seek to provide an overall benefits package that is intended to be competitive to that offered by companies similar to us to ensure that we do not lose talented candidates or employees as a result of an inferior benefits package.

Executive Compensation Decisions and Processes

  General

        The Compensation Committee typically meets at least three times per year, with additional meetings planned as necessary. The Compensation Committee met seven times during 2014. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in close consultation with our Chief Executive Officer, Chief Operating Officer, Senior Vice President of Human Resources, General Counsel, and other executives who may have input on a given agenda item. From time to time, various members of management as well as outside advisors and consultants may be invited to make presentations, to provide background information or advice, or to otherwise participate in a given meeting; however, the Compensation Committee meets regularly in executive session. Our Chief Executive Officer is often present and actively participates in discussions and deliberations regarding the compensation of our executive officers. However, our Chief Executive Officer is not present during deliberations regarding his own compensation, performance, or objectives.

  Establishing Annual Performance Goals

        At the beginning of each year, the Board establishes goals against which it will evaluate the Company's performance at the end of the year for purposes of making executive compensation decisions, based upon the recommendation of the Compensation Committee. The Compensation Committee develops these goals in consultation with senior management, and endeavors to make the goals consistent with the Company's financial budget and operating plan for the year, with the expectation that the Company will achieve its baseline goals for the year and that scoring of the goals at the end of the year will likely yield a bonus payout at or about the target amount. The weight given to the various Company goals is based on the Compensation Committee's and the Board's subjective determination of the Company's relative strategic and operating priorities for the upcoming fiscal year. Whenever possible, the Compensation Committee attempts to develop quantitative measures of performance to provide clarity throughout the year as to how the Company is progressing against its goals.

        In addition, our Chief Executive Officer works with each executive officer to establish his or her individual annual performance goals and objectives. Individual executive performance goals are not established or scored based on a mathematical calculation (other than our Chief Executive Officer whose bonus is determined by the Company's performance score), in contrast to the manner in which the overall Company performance goals are established and scored. Rather, individual executive performance goals are established in a manner that allows for more qualitative and subjective assessment. Accordingly, each specific goal established for our executive officers is not scored on an individual basis, but rather, our Chief Executive Officer evaluates the executive's overall achievement of his or her performance goals as well as his or her contributions to the Company's corporate goals and recommends a bonus amount based on the executive's target bonus for each executive officer to the Compensation Committee. The Compensation Committee believes that our Chief Executive Officer is in the best position to evaluate the performance of the executives, other than himself, and the Compensation Committee believes that substantial deference to our Chief Executive Officer's evaluation of such executives and his related recommendations is generally appropriate.

  Annual Executive Compensation Decision-Making Processes

        The Compensation Committee conducts an annual review of the performance and compensation of each of our executive officers, including our Chief Executive Officer. This review is typically conducted over a series of Compensation Committee meetings toward the end and just after the end of the completed fiscal year, and is intended to coincide with the Company's annual company-wide performance review process.

        As discussed in further detail under "Executive Compensation Decisions and Processes—Goals" below, our Chief Executive Officer and certain members of the senior management typically report to the Compensation Committee and the Board on the Company's overall performance on a regular basis throughout the year. At the end of the year, our Chief Executive Officer and certain members of the senior management team present the Compensation Committee with a proposed score based on the Company's actual performance as calculated against the performance goals and targets established by the Compensation Committee and the Board at the outset of the year. Because the Company's overall performance goals allow for some amount of subjective and qualitative assessment, there are typically a series of meetings and discussions among senior management, the Compensation Committee and the Board as to the exact and appropriate scoring of the Company's performance against the goals established by the Board at the outset of the year. At the conclusion of the foregoing discussions, the

Compensation Committee exercises its discretion to determine a final Company performance score for the completed fiscal year.

        The Company's overall performance score is used to determine the size of the company-wide bonus pool available. In addition, the Company's annual performance score determines the Chief Executive Officer's bonus for the year. For other executive officers, the Compensation Committee reviews each individual executive's contribution and performance against the Company's corporate goals, as well as performance against any individual goals that may have been established, to determine his or her bonus for the year as discussed under "Establishing Annual Performance Goals" above. In February 2014, the Compensation Committee formally adopted a policy that provides that no bonus awards will be issued in excess of 200% of the executive's target bonus.

        As noted above, the Compensation Committee generally gives substantial weight to our Chief Executive Officer's views because he is in the best position to evaluate the performance of and determine the appropriate level at which each of the Company's executive officers should be compensated for past performance and to ensure that they remain incentivized and engaged. Given our pay-for-performance principles, the Compensation Committee determines each executive officer's final bonus amount by weighing the corporate score against each executive's performance during the applicable year. For our 2014 named executive officers (other than Mr. Heiden), each individual had 80% weight assigned to his corporate score. Notwithstanding this framework, the Compensation Committee may, in its discretion, increase or decrease an executive's bonus based on its assessment of his or her performance contribution or potential.

        With respect to our Chief Executive Officer, he generally reports to the Compensation Committee and the Board on his performance for the completed fiscal year and they provide him feedback regarding that performance. The Compensation Committee generally considers all of the foregoing and makes a determination as to the appropriate level of base salary, bonus and equity awards. Given that our Chief Executive Officer has ultimate operational responsibility for the overall performance of the Company, the Compensation Committee and the Board believe that his individual annual performance goals and the Company's overall annual performance goals should be the same and, therefore, that his bonus is entirely based on the Company's overall performance score.

        Generally, at or around the time the Compensation Committee reviews and approves the bonus amount for the executives for the completed fiscal year, it also reviews the salary level of each executive and determines the amount of the annual equity grant to each executive for the then current fiscal year. In accordance with our executive compensation philosophy, the Compensation Committee seeks to ensure that each executive's salary and the value of the annual equity grant to each executive are competitive with that of similarly situated executives, to the extent such comparable positions exist.

  Independent Compensation Consultants

        Under its charter, the Compensation Committee is authorized to engage such independent advisors as it deems necessary or appropriate to carry out its responsibilities. The Compensation Committee conducts a thorough independent review of the Company's overall executive compensation practices relative to its peer group, as well as the composition of the peer group itself, as frequently as every year, or as needed. Consistent with past practice, in October 2013, the Compensation Committee retained Radford to perform an executive compensation study for fiscal year 2014 and to provide ad hoc general compensation consulting and advisory services to the Compensation Committee during 2014, including, but not limited to, executive and equity compensation and incentive design. The Compensation Committee has assessed the independence of Radford pursuant to NASDAQ and SEC rules and concluded that no conflict of interest exists that would prevent Radford from serving as an independent consultant to the Compensation Committee.

        During 2014, our management team engaged Radford as a resource to assist us in determining appropriate compensation packages for employees we hired in connection with our acquisition of Lumara Health. In total, fees paid to Radford during 2014 for these mergers and acquisition-related services, which were not related to Radford's work with our Compensation Committee, were less than $120,000.

        Fees paid to Radford during 2014 for services related to recommending the amount and form of executive and director compensation were approximately $45,000.

        In January 2014, Radford provided the Compensation Committee with a report in which Radford compared the overall compensation then provided by the Company to each of our executive officers, including annual salary, annual bonus opportunity, and annual equity grants against publicly available compensation information from twenty peer companies, described below, identified in consultation with senior management and the Compensation Committee (the "Radford Report"). The peer group companies were selected primarily on the basis of industry and in some cases the therapeutic area of focus, market capitalization, stage of development, annual revenue and number of employees. In addition to publicly available proxy data from the selected peer group companies, Radford utilized its own proprietary market compensation data for the industry.

        With input from senior management, the Compensation Committee discussed, reviewed and approved the following criteria, which Radford then used to develop a proposed updated peer group for purposes of the Compensation Committee's 2014 evaluation of our executive compensation practices:

  •
  20 publicly-traded U.S. companies to ensure a meaningful market sample;

  •
  Companies with reasonable financial health and current with their SEC filings;

  •
  Similarity in business model, industry, complexity, and size;

  •
  Market capitalization (between $200 million and $1.8 billion);

  •
  Commercial stage companies with at least one approved drug product;

  •
  Similar annual revenue (between $50 million and $450 million); and

  •
  Employee headcount (between 50 to 550 employees).

        Radford solicited input from senior management before making its final recommendation regarding the Company's peer group to the Compensation Committee. After review and discussion with Radford, the Compensation Committee accepted the recommendations proposed by Radford with respect to our compensation peer group. Accordingly the Compensation Committee based its 2014 executive compensation review utilizing the following peer group:

• Acorda Therapeutics, Inc.	• Ligand Pharmaceuticals, Inc.
• Arena Pharmaceuticals, Inc.	• Momenta Pharmaceuticals, Inc.
• Astex Pharmaceuticals, Inc.	• Nektar Therapeutics
• Auxilium Pharmaceuticals, Inc.	• NPS Pharmaceuticals, Inc.
• AVANIR Pharmaceuticals, Inc.	• Optimer Pharmaceuticals, Inc.
• Cadence Pharmaceuticals, Inc.	• Repligen Corporation
• Depomed, Inc.	• Santarus, Inc.
• Dyax Corp.	• SciClone Pharmaceuticals, Inc.
• Exelixis, Inc.	• Spectrum Pharmaceuticals, Inc.
• Ironwood Pharmaceuticals, Inc.	• Sucampo Pharmaceuticals, Inc.

        The Radford Report confirmed that our then existing executive compensation practices were generally in line with our overall executive compensation philosophy. In particular, the Radford Report confirmed that we had been adhering to our philosophy that total executive compensation should be more heavily weighted toward long-term incentive compensation to ensure that the interests of our executives are aligned with those of our stockholders and that the proportion of total compensation at risk should rise as an executive's level of responsibility increases.

Summary of Executive Compensation

        The following table sets forth for the fiscal years ended December 31, 2014, 2013 and 2012 compensation awarded, paid to, or earned by, our President and Chief Executive Officer (our principal executive officer), our Senior Vice President, Finance and Investor Relations, Chief Accounting Officer, and Treasurer (our principal financial officer) and our three other most highly compensated executive officers at December 31, 2014 (our "named executive officers").

SUMMARY COMPENSATION TABLE FOR THE 2014, 2013 and 2012 FISCAL YEARS

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)		Total ($)
William K. Heiden(4)(5)	2014	534,610		—		744,828	838,666	579,200	7,800		2,705,104
President and Chief	2013	512,116		—		484,170	724,592	370,800	7,650		2,099,328
Executive Officer	2012	307,692		75,000	(6)	1,299,000	1,892,430	259,875	22,826	(7)	3,856,823
Scott A. Holmes(8)	2014	277,885		—		541,003	392,662	172,600	7,800		1,391,950
Senior Vice President, Finance	2013	238,654		—		86,475	125,943	82,300	7,650		541,022
and Investor Relations, Chief	2012	231,769		37,500	(9)	—	209,646	88,482	7,500		574,897
Accounting Officer, and Treasurer
Edward P. Jordan(10)	2014	264,417		—		534,000	277,014	135,300	23,430	(11)	1,234,161
Senior Vice President of Sales and Marketing
Frank E. Thomas(5)	2014	435,831		—		533,528	302,206	321,300	7,800		1,600,665
Executive Vice President and	2013	423,077		—		216,265	314,858	212,500	7,650		1,174,350
Chief Operating Officer	2012	503,308	(12)	150,000	(13)	749,600	—	230,325	7,500		1,640,733
Scott B. Townsend(14)	2014	337,538		—		313,250	268,230	196,900	7,800		1,123,718
Senior Vice President of Legal	2013	322,269		—		139,720	220,820	149,000	7,650		839,459
Affairs, General Counsel and	2012	112,673		45,000	(15)	262,325	382,888	52,668	4,730		860,284
Secretary

(1)
Amounts shown represent base salary amounts earned by our named executive officers in fiscal years 2014, 2013 and 2012. Salary increases generally occur once each year and are not retroactive to the beginning of that year. For this reason, the amount earned by the named executive officer in a given fiscal year may be lower than such officer's base salary rate for the year.

(2)
The amounts shown do not reflect compensation actually received by the named executive officers but represent the aggregate grant date fair value of stock options or RSUs granted to our named executive officers and are calculated in accordance with current guidance under accounting for stock-based compensation, disregarding adjustments for the forfeiture assumptions. The assumptions used to value the stock option awards and RSUs whose vesting is contingent on market or performance conditions for all periods presented above are set forth in Note M to our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 18, 2015. In the case of our 2013 performance-based RSU awards, the fair value is reported for the probable outcome, which for this purpose is the maximum level of achievement of the target stock price range. In the case of our 2014 Performance Awards, the fair value is reported for the probable outcome, which for this purpose is the target level of achievement of the performance conditions. The fair value of the 2014 Performance Awards at the maximum level of achievement is as follows: Mr. Heiden: $622,800; Mr. Holmes: $311,400; Mr. Jordan: $311,400; Mr. Thomas: $622,800; and Mr. Townsend: $311,400. The reported value of the time-based RSUs awarded was calculated by multiplying the closing market price of a share of our common stock on the grant date by the number of RSUs granted. Further information regarding our 2014 awards is included in the "Grants of Plan-Based Awards for the 2014 Fiscal Year" and "Outstanding Equity Awards at December 31, 2014" tables below.

(3)
Unless otherwise noted, amounts shown for 2014 represent Company 401(k) contributions for the applicable named executive officer.

(4)
Mr. Heiden joined us in May 2012, therefore Mr. Heiden's 2012 salary and bonus payment reflect a pro-rated amount for the time he was employed by the Company in 2012.

(5)
Effective April 1, 2015, Mr. Thomas was promoted to President from Executive Vice President and assumed the role of President from Mr. Heiden.

(6)
Reflects a one-time $75,000 signing bonus to Mr. Heiden paid in 2012 in accordance with the terms of his May 2012 employment agreement.

(7)
Includes $15,326 paid to Mr. Heiden for certain legal expenses in connection with the negotiation and execution of and in accordance with his May 2012 employment agreement. Included in the $15,326 is a $5,326 tax gross-up payment.

(8)
Mr. Holmes' salary reflects an increase in his base salary in February 2014 from $240,000 to $253,000 as part of the annual performance review, from $253,000 to $265,000 in April 2014 in connection with his assuming responsibilities for the investor relations functions of the Company and from $265,000 to $300,000 in June 2014 in connection to his promotion to Senior Vice President, Finance and Investor Relations. In addition, Mr. Holmes' bonus target percentage changed in June 2014 from 35% to 40% of his base salary. Further, in connection with his June 2014 promotion, Mr. Holmes received an equity grant of 30,000 stock options and 15,000 RSUs.

(9)
Reflects two payments of $18,750 each for retention bonuses paid to Mr. Holmes in July 2012 and January 2013, pursuant to the terms of his December 2011 retention agreement with the Company and in exchange for certain performance-based metrics and his continued employment with the Company through June 30, 2012 and December 31, 2012.

(10)
Mr. Jordan joined us in February 2014, therefore compensation information is not provided for 2013 or 2012. Mr. Jordan's 2014 salary and bonus payment reflect a pro-rated amount for the time he was employed by the Company in 2014.

(11)
Includes $15,988 paid to Mr. Jordan for certain expenses related to Mr. Jordan's relocation to Boston in connection with his joining the Company in February 2014. Included in the $15,988 is a $5,988 tax gross-up payment.

(12)
In November 2011, the Board awarded Mr. Thomas with a monthly supplemental cash payment of $20,000 to be paid to Mr. Thomas for the period he served as Interim President and Chief Executive Officer and which was paid to Mr. Thomas from November 2011 through May 2012.

(13)
Reflects a $150,000 retention bonus paid to Mr. Thomas in September 2012 pursuant to the terms of his May 2012 retention agreement with the Company.

(14)
Mr. Townsend joined us in August 2012, therefore his 2012 salary and bonus payments reflect a pro-rated amount for the time he was employed by the Company in 2012.

(15)
Reflects a one-time $45,000 signing bonus paid to Mr. Townsend in 2012 in accordance with the terms of his August 2012 employment agreement.

Grants of Plan-Based Awards

        The following table sets forth grants of plan-based awards to each of our named executive officers for the year ended December 31, 2014. Grants of equity incentive plan awards to each named executive officer were made pursuant to our Equity Incentive Plan, unless otherwise noted, and grants of non-equity incentive plan awards to each named executive officer were made pursuant to the executive bonus program described below under "2014 Annual Cash Bonus."

GRANTS OF PLAN-BASED AWARDS TABLE FOR THE 2014 FISCAL YEAR

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		Estimated Possible Payouts Under Equity Incentive Plan Awards
							All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Grant Type	Target ($)(1)	Maximum ($)(1)	Target (#)(2)	Maximum (#)(2)
William K. Heiden		Incentive Plan	403,631	807,262	—	—	—	—	—	—
	2/27/2014	Stock Options	—	—	—	—	—	93,800	21.13	838,666
	2/27/2014	RSUs	—	—	—	—	15,600	—	—	329,628
	8/19/2014	RSUs	—	—	—	—	10,000	—	—	207,600
	8/19/2014	RSUs	—	—	10,000	30,000	—	—	—	207,600
Scott A. Holmes		Incentive Plan	120,000	240,000	—	—	—	—	—	—
	2/27/2014	Stock Options	—	—	—	—	—	18,800	21.13	168,091
	2/27/2014	RSUs	—	—	—	—	3,100	—	—	65,503
	6/11/2014	Stock Options(4)	—	—	—	—	—	30,000	17.86	224,571
	6/11/2014	RSUs(4)	—	—	—	—	15,000	—	—	267,900
	8/19/2014	RSUs	—	—	—	—	5,000	—	—	103,800
	8/19/2014	RSUs	—	—	5,000	15,000	—	—	—	103,800
Edward P. Jordan		Incentive Plan	120,000	240,000	—	—	—	—	—	—
	2/24/2014	Stock Options(5)	—	—	—	—	—	30,000	21.76	277,014
	2/24/2014	RSUs(5)	—	—	—	—	15,000	—	—	326,400
	8/19/2014	RSUs	—	—	—	—	5,000	—	—	103,800
	8/19/2014	RSUs	—	—	5,000	15,000	—	—	—	103,800
Frank E. Thomas		Incentive Plan	218,900	437,800	—	—	—	—	—	—
	2/27/2014	Stock Options	—	—	—	—	—	33,800	21.13	302,206
	2/27/2014	RSUs	—	—	—	—	5,600	—	—	118,328
	8/19/2014	RSUs	—	—	—	—	10,000	—	—	207,600
	8/19/2014	RSUs	—	—	10,000	30,000	—	—	—	207,600
Scott B. Townsend		Incentive Plan	136,000	272,000	—	—	—	—	—	—
	2/27/2014	Stock Options	—	—	—	—	—	30,000	21.13	268,230
	2/27/2014	RSUs	—	—	—	—	5,000	—	—	105,650
	8/19/2014	RSUs	—	—	—	—	5,000	—	—	103,800
	8/19/2014	RSUs	—	—	5,000	15,000	—	—	—	103,800

(1)
The amounts reported in these columns represent the 2014 target and maximum cash incentive compensation award potential for each named executive officer. The target bonus amounts for each of the named executive officers, other than Mr. Holmes, were established as a percentage of their respective base salaries in their February 2014 amended and restated employment agreements, each negotiated at arm's length with the Company. In June 2014, the Compensation Committee increased Mr. Holmes' target bonus as a percentage of his salary from 35% to 40% in connection with his promotion to Senior Vice President, Finance and Investor Relations. Mr. Holmes' 2013 and 2012 target bonus as a percentage of his salary was established upon commencement of his employment with the Company in September 2011. In February 2014, the Compensation Committee formally adopted a policy that provides that no bonus awards will be issued in excess of 200% of the executive's target bonus. Accordingly, for purposes of this table, we have assumed that the maximum bonus amount payable to any named executive officer is equal to 200% of his target bonus amount. In addition, the Board and the Compensation Committee do not establish threshold bonus amounts. In February 2015, the Compensation Committee determined each executive officer's bonus amounts, resulting in the payouts detailed in the column labeled "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table above.

(2)
Amounts shown represent the target and maximum number of RSUs that may vest pursuant to the 2014 Performance Awards, which will vest, if at all, if certain strategic initiatives related to the Company's portfolio expansion activities are completed and produce specified value, including share price, within specified timeframes. Achievement with respect to these performance RSUs will be measured as of both January 4, 2016 and January 2, 2017, and the level of reward will be based upon certain values expected to be realized with respect to transactions for which the Company has signed a definitive agreement or closed on or before the applicable measurement date.

(3)
Amounts shown represent the aggregate grant date fair value calculated in accordance with current guidance under accounting for stock-based compensation, disregarding adjustments for forfeitures. The assumptions used to value the stock option awards and RSUs whose vesting is contingent on market or performance conditions for all periods presented above are set forth in Note M to our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 18, 2015. In the case of the 2014 performance-based RSU awards, the fair value is reported for the target level of achievement. The reported value of the time-based RSUs awarded in 2014 was calculated by multiplying the closing market price of a share of our common stock on the grant date by the number of RSUs granted. The fair value shown in the table may not be indicative of the value realized on the date the options are exercised or the RSUs vest due to variability in the share price of our common stock.

(4)
These RSUs and stock options were granted to Mr. Holmes in connection with his June 2014 promotion to Senior Vice President, Finance and Investor Relations.

(5)
These RSUs and stock options were granted to Mr. Jordan as new hire awards in connection with the commencement of Mr. Jordan's employment as Senior Vice President Sales and Marketing in February 2014. These grants were made outside of our Equity Incentive Plan in reliance on NASDAQ Listing Rule 5635(c)(4).

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

  2014 Base Salary

        The Radford Report noted that for 2013 all of our named executive officers fell at approximately the 50th percentile, as compared to Radford's market compensation data. As such, based on the Radford Report, in February 2014 the Compensation Committee approved merit increases between approximately 3% and 6% in order to align the base salaries of our named executive officers at or approximately at the 50th percentile. Accordingly, the base salaries of our executive officers (other than Mr. Jordan, as discussed below) were increased, effective March 2014, as follows:

Name	2013 Base Salary	2014 Base Salary
William K. Heiden, President and Chief Executive Officer(1)	$515,000	$538,175
Scott A. Holmes, Senior Vice President, Finance and Investor Relations, Chief Accounting Officer and Treasurer(2)	$240,000	$253,000
Edward P. Jordan, Senior Vice President of Sales and Marketing(3)	N/A	$300,000
Frank E. Thomas, Executive Vice President and Chief Operating Officer(1)	$425,000	$437,800
Scott B. Townsend, Senior Vice President of Legal Affairs, General Counsel and Secretary	$324,000	$340,000

(1)
Effective April 1, 2015, Mr. Thomas was promoted to President from Executive Vice President and assumed the role of President from Mr. Heiden.

(2)
In April 2014, Mr. Holmes assumed responsibilities for the investor relations function of the Company and received an increase in his base salary from $253,000 to $265,000. In addition, in June 2014, Mr. Holmes was promoted to Senior Vice President, Finance and Investor Relations and received an increase in his base salary from $265,000 to $300,000.

(3)
Mr. Jordan joined us in February 2014 and accordingly did not receive a merit adjustment in 2014. The terms of Mr. Jordan's employment agreement, including his base salary, bonus target amount and the new hire equity awards were negotiated at arm's length between Mr. Jordan and the Company. Based on compensation benchmarking data provided to us by Radford, the Company negotiated the proposed terms of his employment agreement directly with Mr. Jordan based on a base salary amount and a bonus target percentage that were competitive with similarly-situated positions. After negotiating Mr. Jordan's compensation, Mr. Heiden presented the proposed compensation package and employment agreement to the Board, which approved the compensation package in February 2014.

  2014 Annual Cash Bonus

  Achievement of Overall Company Performance Goals

        In accordance with the process detailed above under "Establishing Annual Performance Goals," and based on the recommendation of the Compensation Committee after consultation with senior management, in early 2014 the Board established the Company's 2014 performance goals, which also served as the 2014 performance goals of our Chief Executive Officer, Mr. Heiden. In early 2015, the Compensation Committee scored the 2014 goals and awarded the Company 144 out of 100 points based on the following conclusions:

  •
  Six out of a targeted 35 points were awarded for the Company's U.S. financial and sales performance achievements for Feraheme and MuGard. The Company recognized approximately

    $87 million of U.S. net product sales during 2014, excluding Makena, which, based on the scale set by the Board at the outset of the year, resulted in above-targeted points for this goal (target net product sales was set at $80 million). In addition, the Company received at-target points meeting its pro forma 2014 operating expenses and net income goal by managing operating expenses at target (target net income was set at break-even). The pro forma results exclude costs associated with the acquisition of Lumara Health, as the transaction was not contemplated at the time the goals were established.

  •
  six out of a targeted 10 points were awarded for the Company's indication expansion goals. The Company received a below-targeted score for this goal primarily as a result of the progress of approval for a broader iron deficiency anemia indication for Feraheme, including the unlikely approval of the broader indication for Feraheme outside of the U.S. without additional clinical data.

  •
  70 out of a targeted 35 points were awarded for the Company's portfolio expansion goals as a result of the successful acquisition of Lumara Health in November 2014 and the subsequent rapid closing of the transaction and integration. The Company was awarded above-targeted points for this achievement in light of the transaction's transformative nature, including its impact on the Company's share price and market capitalization, each of which more than doubled following the closing of the acquisition.

  •
  28 out of a targeted 20 points were awarded for the Company's manufacturing and human resources goals. The Company was awarded above-targeted points for these goals as a result of significant progress toward securing a second source manufacturing facility as well as our success in continuing to build the Company's culture and values that will help to ensure the achievement of our 2018 five-year strategic plan.

  2014 Individual Performance Goals

        As discussed above, Mr. Heiden's individual annual performance goals are the same as the Company's overall performance goals. Accordingly, Mr. Heiden's 2014 performance score was 144% and the Compensation Committee therefore awarded Mr. Heiden approximately 144% of his target bonus amount.

        Mr. Holmes' individual achievements included his significant contributions toward ensuring that the Company's operating expenses and cash balances were managed in line with the 2014 budget, managing the Company's overall finance, accounting and reporting functions, ensuring a strong internal control environment, managing the relationship with the Company's audit and tax advisors, playing an integral role in the Company's 2014 convertible note and term loan financings and successfully managing the financial aspects of the integration of Lumara Health. In addition, Mr. Holmes expanded his responsibilities during 2014 to include oversight of the Investor Relations function. Based in part on the recommendation of Mr. Heiden, the Compensation Committee determined that Mr. Holmes had exceeded his individual objectives and was determined to have achieved his individual performance goal at 145%. After reviewing Mr. Holmes' performance in light of the Company's performance score of 144%, the Compensation Committee awarded Mr. Holmes approximately 144% of his target bonus amount.

        Mr. Jordan's individual achievements included his contributions toward driving Feraheme's record sales, thus supporting the Company's achievement of its 2014 Company financial performance goals. He and his team implemented effective sales and marketing campaigns for Feraheme and managed this success during a period of regulatory uncertainty in the U.S., the European Union, and Canada in connection with the existing ferumoxytol label. As part of this review, MuGard's underperformance versus goal was also considered. Based in part on the recommendation of Mr. Heiden, the Compensation Committee determined that Mr. Jordan was determined to have achieved 90% of his individual performance goal. After reviewing Mr. Jordan's performance in light of the Company's performance score of 144%, the Compensation Committee awarded Mr. Jordan approximately 131% of his target bonus amount, pro-rated for the time he was employed by the Company in 2014.

        Mr. Thomas' individual achievements included his overall leadership of the Company's operations, including Technical Operations, Quality, Investor Relations, Business Development, Legal, Information Technology and Finance. Mr. Thomas' leadership in concluding the Lumara Health transaction, as well as his outstanding leadership in the integration efforts, were noted. In addition, he provided strong leadership on the Company's convertible debt offering. Based in part on the recommendation of Mr. Heiden, the Compensation Committee determined that Mr. Thomas had exceeded his individual objectives and was determined to have achieved his individual performance goal at 160%. After reviewing Mr. Thomas' performance in light of the Company's performance score of 144%, the Compensation Committee awarded Mr. Thomas approximately 147% of his target bonus amount.

        Mr. Townsend's individual achievements included the strong support and leadership of key corporate activities, including business development and related due diligence, commercial contracting, intellectual property, implementing a comprehensive corporate compliance program, the settlement of the Company's stockholder lawsuit and the successful recruitment of top talent to his team. In addition, Mr. Townsend played a key role in the completion and the integration of the legal function of Lumara Health acquisition. Based in part on the recommendation of Mr. Heiden, the Compensation Committee determined that Mr. Townsend had exceeded his individual objectives and was determined to have achieved his individual performance goal at 150%. After reviewing Mr. Townsend's performance in light of the Company's performance score of 144%, the Compensation Committee awarded Mr. Townsend approximately 145% of his target bonus amount.

  Actual 2014 Annual Cash Bonus

        In February 2015, the Compensation Committee approved, based in part on the recommendation of Mr. Heiden (with respect to executive officers other than Mr. Heiden), a total 2014 performance bonus to each of the named executive officers as follows:

Name	2014 Target Bonus (as a % of Base Salary)	2014 Target Bonus ($)	2014 Actual Annual Bonus ($)
William K. Heiden	75%	403,631	579,200
Scott A. Holmes(1)	40%	120,000	172,600
Edward P. Jordan(2)	40%	120,000	135,300
Frank E. Thomas	50%	218,900	321,300
Scott B. Townsend	40%	136,000	196,900

(1)
Based on Mr. Holmes' salary as increased following his expanded responsibilities within the Company during 2014.

(2)
Mr. Jordan's bonus payment reflects a pro-rated amount for the time he was employed by the Company in 2014.

  2014 Annual Equity Awards

        Our recent practice has been to award a portion of the total annual equity grant to executives in the form of stock options and the remainder in the form of RSUs as part of the executives' annual award, with the value of the annual equity awards at or above the 50th percentile relative to similarly situated executives in our peer group. Based upon recommendations contained in the Radford Report, in February 2014 the Compensation Committee awarded our executive officers with a stock option grant and a time-based RSU grant, which when combined, and valuing the RSUs at a ratio of one-to-two as compared to stock options, provided the executive officers an award at approximately the 50th percentile as compared to Radford's market compensation data.

        Accordingly, in February 2014, based on the recommendations from both Radford and Mr. Heiden (with respect to the executive officers other than Mr. Heiden), the Compensation Committee authorized the following equity awards to our named executive officers:

  •
  Stock options to purchase the following number of shares of our common stock pursuant to our Equity Incentive Plan at an exercise price of $21.13, which was the fair market value of a share of our common stock on the date of grant. These options have a ten-year term and vest over four years after the grant date as follows: (a) 25% on the first anniversary of the grant date and (b) equal quarterly installments over the next three years thereafter.

Name	Number of Shares
William K. Heiden	93,800
Scott A. Holmes	18,800
Edward P. Jordan(1)	—
Frank E. Thomas	33,800
Scott B. Townsend	30,000

(1)
Mr. Jordan did not receive a stock option grant as he received a new hire award in February 2014 when he began employment with the Company.
  •
  A time-based RSU grant covering the following number of shares of our common stock pursuant to our Equity Incentive Plan. These RSUs vest in equal installments over a four-year period beginning on the first anniversary of the grant date.

Name	Number of Shares
William K. Heiden	15,600
Scott A. Holmes	3,100
Edward P. Jordan(1)	—
Frank E. Thomas	5,600
Scott B. Townsend	5,000

(1)
Mr. Jordan did not receive an RSU grant as he received a new hire award in February 2014 when he began employment with the Company.

        In February 2014, based upon the advice and recommendation of Radford, Mr. Jordan was also awarded a new hire equity award that was, by design, more heavily weighted with stock options (66.7%) versus RSUs (33.3%). In connection with Mr. Jordan's commencement of his employment with us in February 2014, Mr. Jordan was awarded the following equity awards:

  •
  Stock options to purchase 30,000 shares of our common stock at an exercise price equal to $21.76 per share, which was the fair market value of a share of our common stock on the date of grant. These options were granted outside of the Company's Equity Incentive Plan, vest in four annual equal installments beginning on the first anniversary of the grant date, and have a ten-year term.

  •
  RSUs covering 15,000 shares of our common stock. These RSUs were granted outside of the Company's Equity Incentive Plan and vest in four annual equal installments beginning on the first anniversary of the date of grant.

        In addition, in connection with his promotion to Senior Vice President, Finance and Investor Relations in June 2014, Mr. Holmes was awarded the following equity awards:

  •
  Stock options to purchase 30,000 shares of our common stock at an exercise price equal to $17.86 per share, which was the fair market value of a share of our common stock on the date of grant. These options have a ten-year term and vest over four years after the grant date as follows: (a) 25% on the first anniversary of the grant date and (b) equal quarterly installments over the next three years thereafter.

  •
  RSUs covering 15,000 shares of our common stock. These RSUs vest in four annual equal installments beginning on the first anniversary of the date of grant.

  2014 Supplemental Awards

        In early 2014, in an effort to align executive compensation with our corporate objective related to portfolio expansion, especially during a period of uncertainty following the complete response letter the Company received from the FDA for Feraheme in early 2014, the Compensation Committee, with the advice of Radford, decided to implement a retention and incentive program for our senior management team. The Compensation Committee and Radford worked together over the next several months to design a plan that would motivate and encourage our senior management team to remain with the Company and to align their efforts to the portfolio expansion activities that are important to the Company's success. This program was implemented in August 2014 and includes two parts: i) a special one-time grant of time-based RSUs (see table below) (the "Time-Based Supplemental Award") and ii) a special one-time incentive grant of performance-based RSUs, the 2014 Performance Award, as explained in more depth below.

        The Compensation Committee decided that the Time-Based Supplemental Awards as presented in the table below would help to ensure that the senior management team would remain intact through 2016 and focused on driving to results in the best interest of AMAG's stockholders. The Time-Based Supplemental Awards vest in two equal installments on each of January 4, 2016 and January 2, 2017, subject to the executive's continued service to the Company through each date. The Compensation Committee worked with Radford in determining the appropriate amounts for each member of the senior management team. Accordingly, in August 2014, based on the recommendations from both Radford and Mr. Heiden (with respect to the executive officers other than Mr. Heiden), the Compensation Committee granted the following Time-Based Supplemental Awards to our named executive officers:

Name	Number of Shares
William K. Heiden	10,000
Scott A. Holmes	5,000
Edward P. Jordan	5,000
Frank E. Thomas	10,000
Scott B. Townsend	5,000

        In keeping with our philosophy of pay-for-performance and our stated strategy to increase stockholder value through the acquisition of both commercial and late stage development assets, and in support of our retention efforts described above, the 2014 Performance Awards were made in the amounts described in the table below. In order that these may qualify as performance-based compensation under Section 162(m) of the Code, the Compensation Committee structured these awards so that they only vest and become payable upon the achievement of certain pre-established performance goals.

        The Compensation Committee began its analysis for identifying the appropriate performance parameters in 2014, with a view to establishing the right risk-reward balance within a rigorous program, while also giving management a meaningful incentive to achieve in an efficient manner the desired growth in our portfolio and capitalization. Over the course of several months, the Compensation Committee worked with Radford on designing the 2014 Performance Awards, which were finalized in August 2014.

        The 2014 Performance Awards will only vest, if at all, if certain strategic initiatives related to the Company's portfolio expansion activities are completed and produce specified value, including share price, within specified timeframes. Achievement with respect to the 2014 Performance Awards will be measured as of both January 4, 2016 and January 2, 2017, and the level of reward will be based upon calculated value expected to be realized with respect to transactions for which the Company has signed a definitive agreement or closed on or before the applicable measurement date as well as the average closing price of our stock during the 60-day period ending on the applicable measurement date. As of January 4, 2016, the Compensation Committee will determine the level of payout based on the satisfaction of the performance goals as of such date, and fifty percent of such amount will vest and be paid. As of January 2, 2017, the Compensation Committee will determine the level of payout based on the satisfaction of the performance goals as of such date, and the greater of (i) such amount or (ii) the level of payout based on the satisfaction of the performance goals as of January 4, 2016, in each case minus the amount paid at the prior measurement date, will vest and be paid.

        In order to earn the maximum amount of the 2014 Performance Awards, the maximum goal must be met as of at least one of the measurement dates, except as follows: (i) if we terminate an executive other than for death, disability or cause, or if the executive resigns for good reason, in each case within 12 months of a change in control, then if such termination event occurs prior to January 4, 2016, his or her 2014 Performance Awards will be earned at 100% of target, and if such termination event occurs on or following January 4, 2016 but prior to January 2, 2017, the 2014 Performance Awards will be earned at the greater of (i) 100% of target; or (ii) the level of payout based on the satisfaction of performance goals as of January 4, 2016.

        The Compensation Committee believes it established targets and timelines that were achievable with an appropriate amount of dedication and hard work. However, our Compensation Committee also believes that at the time the objectives were set, there would be a substantial degree of difficulty in achieving the objectives at the target level and a much greater degree of difficulty in achieving them at the stretch level. Not achieving these goals within the various time constraints will cause the grants to become null and void and revert to the share pool. The Compensation Committee worked with Radford in determining the appropriate amounts for each member of the senior management team. Accordingly, in August 2014, based on the recommendations from both Radford and Mr. Heiden (with respect to the executive officers other than Mr. Heiden), the Compensation Committee granted the following 2014 Performance Awards to our named executive officers:

Name	Achievement of Minimum/Target Net Present Value and Stock Price	Achievement of Maximum Net Present Value and Stock Price
William K. Heiden	10,000	30,000
Scott A. Holmes	5,000	15,000
Edward P. Jordan	5,000	15,000
Frank E. Thomas	10,000	30,000
Scott B. Townsend	5,000	15,000

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

        The following table sets forth certain information regarding outstanding equity awards held by each of our named executive officers at December 31, 2014:

		Option Awards(1)						Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
William K. Heiden	5/14/2012	140,000	(3)(4)	150,000	(3)(4)	12.99	5/14/2022	—		—		—		—
	5/14/2012	—		—		—	—	50,000	(3)(4)	2,131,000	(3)(4)	—		—
	2/28/2013	37,756		48,544		16.55	2/28/2023	—		—		—		—
	2/28/2013	—		—		—	—	10,800	(4)	460,296	(4)	—		—
	2/28/2013	—		—		—	—	—		—		27,500	(5)	1,172,050	(5)
	2/27/2014	—		93,800		21.13	2/27/2024	—		—		—		—
	2/27/2014	—		—		—	—	15,600	(4)	664,872	(4)	—		—
	8/19/2014	—		—		—	—	10,000	(6)	426,200	(6)	—		—
	8/19/2014	—		—		—	—	—		—		10,000	(7)	426,200	(7)
Scott A. Holmes	9/12/2011	3,750	(4)	1,250	(4)	14.38	9/12/2021	—		—		—		—
	9/12/2011	—		—		—	—	750	(4)	31,965	(4)	—		—
	6/25/2012	18,750	(8)	11,250	(8)	14.89	6/25/2019	—		—		—		—
	2/28/2013	6,562		8,438		16.55	2/28/2023	—		—		—		—
	2/28/2013	—		—		—	—	1,875	(4)	79,913	(4)	—		—
	2/28/2013	—		—		—	—	—		—		5,000	(5)	213,100	(5)
	2/27/2014	—		18,800		21.13	2/27/2024	—		—		—		—
	2/27/2014	—		—		—	—	3,100	(4)	132,122	(4)	—		—
	6/11/2014	—		30,000		17.86	6/11/2024	—		—		—		—
	6/11/2014	—		—		—	—	15,000	(4)	639,300	(4)	—		—
	8/19/2014	—		—		—	—	5,000	(6)	213,100	(6)	—		—
	8/19/2014	—		—		—	—	—		—		5,000	(7)	213,100	(7)
Edward P. Jordan	2/24/2014	—		30,000	(3)(4)	21.76	2/24/2024	—		—		—		—
	2/24/2014	—		—		—	—	15,000	(3)(4)	639,300	(3)(4)	—		—
	8/19/2014	—		—		—	—	5,000	(6)	213,100	(6)	—		—
	8/19/2014	—		—		—	—	—		—		5,000	(7)	213,100	(7)
Frank E. Thomas	8/1/2011	45,000	(4)	15,000	(4)	14.91	8/1/2021	—		—		—		—
	8/1/2011	—		—		—	—	5,000	(4)	213,100	(4)	—		—
	1/3/2012	—		—		—	—	10,000	(9)	426,200	(9)	—		—
	2/28/2013	16,406		21,094		16.55	2/28/2023	—		—		—		—
	2/28/2013	—		—		—	—	4,725	(4)	201,380	(4)	—		—
	2/28/2013	—		—		—	—	—		—		12,500	(5)	532,750	(5)
	2/27/2014	—		33,800		21.13	2/27/2024	—		—		—		—
	2/27/2014	—		—		—	—	5,600	(4)	238,672	(4)	—		—
	8/19/2014	—		—		—	—	10,000	(6)	426,200	(6)	—		—
	8/19/2014	—		—		—	—	—		—		10,000	(7)	426,200	(7)
Scott B. Townsend	8/15/2012	26,250	(4)	26,250	(4)	14.99	8/15/2022	—		—		—		—
	8/15/2012	—		—		—	—	8,750	(4)	372,925	(4)	—		—
	2/28/2013	11,506		14,794		16.55	2/28/2023	—		—		—		—
	2/28/2013	—		—		—	—	3,300	(4)	140,646	(4)	—		—
	2/28/2013	—		—		—	—	—		—		7,500	(5)	319,650	(5)
	2/27/2014	—		30,000		21.13	2/27/2024	—		—		—		—
	2/27/2014	—		—		—	—	5,000	(4)	213,100	(4)	—		—
	8/19/2014	—		—		—	—	5,000	(6)	213,100	(6)	—		—
	8/19/2014	—		—		—	—	—		—		5,000	(7)	213,100	(7)

(1)
Unless otherwise specified: (i) all option and RSU awards were granted under our Equity Incentive Plan, (ii) all options have a ten-year term and (iii) all options and RSU awards vest over four years from the grant date, with 25% vesting on the first anniversary of the grant date and the remainder vesting in equal quarterly installments over the next three years thereafter. In addition, the exercise price for all stock option awards set forth in this table is the fair market value of a share of our common stock on the date of grant.

(2)
Each RSU entitles the holder thereof to receive one share of our common stock for each RSU granted upon vesting or settlement. The market value is calculated by multiplying $42.62, the closing price of a share of our common stock on the last trading day of 2014 (December 31, 2014) as reported on NASDAQ, by the number of unvested shares or units.

(3)
Represents a new hire grant awarded outside of our Equity Incentive Plan in reliance on NASDAQ Listing Rule 5635(c)(4).

(4)
This award vests in equal annual installments over a four-year period beginning on the first anniversary of the grant date.

(5)
This award vests, if at all, at the end of the three-year performance period ending December 31, 2015. The level of award earned by the executive officer will be determined at the end of such three year period based on the average closing price for the 90-calendar-day period ending on the last day of the performance period as compared to pre-determined target stock prices. Included in the table above is the maximum number of shares the executive officer can receive under this grant.

(6)
This award vests in two equal installments on each of January 4, 2016 and January 2, 2017.

(7)
This award vests, if at all, if certain strategic initiatives related to the Company's portfolio expansion activities are completed and produce specified value, including share price, within specified timeframes measured as of both January 4, 2016 and January 2, 2017. Included in the table above is the number of shares the executive officer can receive under this grant at the target level.

(8)
This option has a seven-year term and vests over four years after the grant date as follows: (a) 25% on the first anniversary of the grant date and (b) equal quarterly installments over the next three years thereafter.

(9)
This award vests in three annual installments as follows: (a) 50% on the first anniversary of the grant date and (b) 25% on each of the second and third anniversaries of the grant date. Further, if Mr. Thomas' employment is terminated by the Company, other than for death, disability or cause, then the number of RSUs scheduled to vest on the next scheduled vesting date following such termination shall accelerate immediately upon such termination and any remaining unvested RSUs shall be forfeited.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2014

        The following table sets forth certain information regarding option exercises and stock vested during the year ended December 31, 2014 with respect to each of our named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
William K. Heiden	—	—	28,600	1,152,580
Scott A. Holmes	—	—	2,625	105,788
Edward P. Jordan	—	—	—	—
Frank E. Thomas	—	—	21,575	869,473
Scott B. Townsend	—	—	5,475	220,643

(1)
Value is calculated by multiplying the number of underlying shares by the closing price of a share of our common stock on the vesting date. Pursuant to certain RSU award arrangements and due to the timing of company blackout periods, the delivery of certain shares was deferred for a period of time past the vesting date. The amounts above are calculated, as applicable, using the stock price on December 17, 2014, the date the shares underlying such RSUs were delivered.

CHANGE OF CONTROL AND SEVERANCE COMPENSATION

        Our change of control and severance compensation arrangements are designed to meet the following objectives:

Change of Control

        Our philosophy is that appropriate provision should be made for our executive officers both upon the occurrence of a change of control of the Company and in the event their employment is terminated within one year following such a change of control. We believe that providing severance compensation if an executive officer is terminated as a result of a change of control promotes the ability of our executives to act in the best interests of our stockholders even where a transformative transaction may result in termination of the executive's employment. We also believe that these mutually-agreed to severance arrangements are appropriate because they are necessary to recruit, retain and motivate key executive talent.

Termination Without Cause

        Our philosophy is that appropriate provision should be made for our executive officers in the event of a termination of their employment with us without cause or if they resign for good reason. We believe that providing such severance compensation encourages our executives to exercise independent business judgment in what they believe to be in the best interests of the Company and those of our stockholders without concern of being terminated without appropriate compensation. We also believe that these mutually-agreed to severance arrangements are appropriate because they are necessary to recruit, retain and motivate key executive talent.

        We previously entered into employment agreements with each of our named executive officers, with the exception of Mr. Holmes, upon the commencement of their employment with us. In February 2014, we entered into an employment agreement with Mr. Holmes and Mr. Jordan and amended and restated the employment agreements with each of our other current named executive officers. These employment agreements provide for base salary and bonus opportunity, as discussed above under "Discussion of Summary Compensation and Grants of Plan-Based Awards Tables." In addition, the employment agreements provide for the severance and change of control compensation arrangements described below.

Chief Executive Officer

        On February 7, 2014, we entered into an amended and restated employment agreement with Mr. Heiden, which provides that in the event that we terminate the employment of Mr. Heiden, other than for death, disability or cause, or Mr. Heiden resigns for good reason, and he has complied with all his obligations under all agreements with us and signs a general release of claims in a form acceptable to us, then we are obligated to pay severance to Mr. Heiden in an amount equal to 24 months of his then current base salary, paid in equal installments over the severance period in accordance with our usual payroll schedule. In addition, all time-based stock options and other time-based equity awards which would have vested if Mr. Heiden had been employed for an additional 24 months following the date of termination will vest. These provisions are not applicable during the one-year period following a change of control.

        Further, in the event that upon a change of control, the Company or the successor to or acquirer of the Company's business elects not to assume all the then unvested outstanding stock options, RSUs and other equity incentives that were granted to Mr. Heiden prior to the change of control, such securities will become vested in full as of the date of the change of control.

        In addition, in the event that within one year from the date a change of control of the Company occurs, we or our successor terminates the employment of Mr. Heiden other than for death, disability or cause, or Mr. Heiden resigns for good reason, and he has complied with all his obligations under all agreements with us and signs a general release of claims in a form acceptable to us or our successor, then we or our successor are obligated to provide Mr. Heiden with the following benefits post-termination pursuant to his employment agreement:

  •
  24 months of base salary, paid in equal installments over the severance period in accordance with our usual payroll schedule;

  •
  A lump sum equal to two times Mr. Heiden's target annual bonus amount;

  •
  Payment or reimbursement of the premiums for continued health and dental benefits until the earlier of (a) 12 months post termination and (b) health and dental coverage being provided to Mr. Heiden under another employer's health and dental plans; and

  •
  The full acceleration of vesting of any time-based unvested outstanding stock options, RSUs and other equity incentives that were granted before such change of control.

        In addition, Mr. Heiden's employment agreement contains a provision which provides that any payments otherwise due to Mr. Heiden in connection with a change of control shall be reduced to the extent necessary so that no excise taxes would be due on any such payment.

        Mr. Heiden's employment agreement also provides that, in the event of the death or permanent disability of Mr. Heiden, all unvested equity awards then held by him shall become immediately vested in full. In addition, in the event of his death, Mr. Heiden's estate shall be eligible to receive a pro rata portion of his performance bonus for such year based upon the Board's determination that any individual performance objectives were met as of the time of Mr. Heiden's death.

        If Mr. Heiden's employment terminates prior to January 4, 2016, Mr. Heiden's 2014 Performance Award will vest at target, and if Mr. Heiden's employment terminates on or following January 4, 2016 but prior to January 2, 2017, Mr. Heiden's 2014 Performance Award will vest at the greater of (i) 100% of target or (ii) the level of payout based on the satisfaction of performance goals as of January 4, 2016 (see earlier discussion entitled "2014 Supplemental Awards"). Further, the award agreement for Mr. Heiden's 2013 performance-based RSU award provides that in the event of a change of control, the Compensation Committee has the discretion as to whether some, all or none of the award shall vest, whereupon some, all, or none of the RSUs would vest upon the date of the change of control to the extent the consideration payable (or otherwise to be received by stockholders) in connection with the change of control equals or exceeds the minimum stock price provided for in the award agreement.

        Mr. Heiden is also subject to the terms of a Non-Disclosure, Non-Competition, Non-Solicitation, and Invention Assignment Agreement with us, and the terms of this agreement survive the termination of Mr. Heiden's employment for a period of one year.

Other Named Executive Officers

        We have entered into employment agreements with all of our other named executive officers. These employment agreements provide that, in the event that we terminate the named executive officer's employment, other than for death, disability or cause, or he resigns for good reason, and he has complied with all his obligations under all agreements with us and signs a general release of claims in a form acceptable to us, then we are obligated to pay severance to the executive in an amount equal to 12 months of his then current base salary, paid in equal installments over the severance period in accordance with our usual payroll schedule. In addition, all time-based stock options and other time-based equity awards which would have vested if the executive had been employed for an additional 12 months following the date of termination will vest. These provisions are not applicable during the one-year period following a change of control. In addition, certain RSUs granted to the named executive officers contain terms that provide for acceleration of a portion of the outstanding

RSUs in the event that we terminate the named executive officer's employment, other than for death, disability or cause, or he resigns for good reason.

        Further, in the event that upon a change of control, the Company or the successor to or acquirer of the Company's business elects not to assume all the then unvested outstanding stock options, RSUs and other equity incentives that were granted to the executive officer prior to the change of control, such securities will become vested in full as of the date of the change of control.

        In addition, in the event that within one year from the date a change of control of the Company occurs, we or our successor terminates the employment of the named executive officer, and other than for death, disability or cause, or he resigns for good reason, and he has complied with all his obligations under all agreements with us and signs a general release of claims in a form acceptable to us or our successor, then we or our successor, are obligated to provide the executive with the following benefits post-termination pursuant to their respective employment agreements:

  •
  12 months of base salary, paid in equal installments over the severance period in accordance with our usual payroll schedule;

  •
  A lump sum equal to one times the executive's target annual bonus amount for the year in which the change of control occurs;

  •
  Payment or reimbursement of the premiums for continued health and dental benefits until the earlier of (a) 24 months post termination and (b) health and dental coverage being provided to the executive under another employer's health and dental plan; and

  •
  The full acceleration of vesting of any time-based unvested outstanding stock options, RSUs and other equity incentives that were granted before such change of control.

        In addition, these employment agreements contain a provision which allows any payments otherwise due to the executive in connection with a change of control to be modified to the extent necessary to provide the best economic outcome on such payments, but only if such reduction would result in the executive retaining a larger portion of such payments on an after-tax basis than if no reduction was made and the excise taxes had been paid.

        These employment agreements also provide that, in the event of the death or permanent disability of the executive, all unvested equity awards then held by him shall become immediately vested in full. In addition, in the event of the executive's death, such named executive officer's estate shall be eligible to receive a pro rata portion of such officer's performance bonus for such year based upon the Board's determination that any individual performance objectives were met as of the time of such officer's death.

        If the executive officer's employment terminates prior to January 4, 2016, the executive officer's 2014 Performance Award will vest at target, and if the executive officer's employment terminates on or following January 4, 2016 but prior to January 2, 2017, the executive officer's 2014 Performance Award will vest at the greater of (i) 100% of target or (ii) the level of payout based on the satisfaction of performance goals as of January 4, 2016 (see earlier discussion entitled "2014 Supplemental Awards"). Further, the respective award agreement for Mr. Holmes', Mr. Thomas' and Mr. Townsend's 2013 performance-based RSU award provides that in the event of a change of control, the Compensation Committee has the discretion as to whether some, all or none of the award shall vest, whereupon some, all, or none of the RSUs would vest upon the date of the change of control to the extent the consideration payable (or otherwise to be received by stockholders) in connection with the change of control equals or exceeds the minimum stock price provided for in the award agreement.

        Our named executive officers are also subject to the terms of a Non-Disclosure, Non-Competition, Non-Solicitation, and Invention Assignment Agreement with us, and the terms of these agreements survive the termination of the named executive officer's employment for a period of one year.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

        The table below sets forth the estimated amount of payments and other benefits each named executive officer would have been entitled to receive upon the occurrence of the indicated event, assuming that the event occurred on December 31, 2014. The information is provided relative to the named executive officer's termination or change of control policies or arrangements in place on such date. The values relating to vesting of stock options and RSU awards are based upon a per share fair market value of our common stock of $42.62, the closing price of a share of our common stock as reported on NASDAQ on December 31, 2014. Actual payments made at any future date will fluctuate based on various factors, including salary and bonus levels, the vesting schedules of the various equity-based awards, and the price of our common stock at the time of termination or change of control.

Name	Salary and Other Cash Payments ($)(1)	Vesting of Stock Options ($)(2)	Vesting of RSUs ($)(3)	Health and Dental Benefits ($)	Total ($)
William K. Heiden
Termination without cause or resignation for good reason other than in the context of a change of control	1,076,350	6,955,246	2,983,400	—	11,014,996
Termination without cause or resignation for good reason within 12 months following a change of control	1,883,613	7,725,804	4,108,568	21,600	13,739,585
Discretionary acceleration upon a change of control(4)	—	—	1,172,050	—	1,172,050
Termination upon death	579,200	7,725,804	3,682,368	—	11,987,372
Termination upon disability	—	7,725,804	3,682,368	—	11,408,172
Scott A. Holmes
Termination without cause or resignation for good reason other than in the context of a change of control	300,000	796,343	251,458	—	1,347,801
Termination without cause or resignation for good reason within 12 months following a change of control	420,000	1,714,053	1,309,500	41,585	3,485,138
Discretionary acceleration upon a change of control(4)	—	—	213,100	—	213,100
Termination upon death	172,600	1,714,053	1,096,400	—	2,983,053
Termination upon disability	—	1,714,053	1,096,400	—	2,810,453
Edward P. Jordan
Termination without cause or resignation for good reason other than in the context of a change of control	300,000	156,450	159,825	—	616,275
Termination without cause or resignation for good reason within 12 months following a change of control	420,000	625,800	1,065,500	43,201	2,154,501
Discretionary acceleration upon a change of control(4)	—	—	—	—	—
Termination upon death	135,300	625,800	852,400	—	1,613,500
Termination upon disability	—	625,800	852,400	—	1,478,200

Name	Salary and Other Cash Payments ($)(1)	Vesting of Stock Options ($)(2)	Vesting of RSUs ($)(3)	Health and Dental Benefits ($)	Total ($)
Frank E. Thomas
Termination without cause or resignation for good reason other than in the context of a change of control	437,800	977,829	766,095	—	2,181,724
Termination without cause or resignation for good reason within 12 months following a change of control	656,700	1,691,933	1,931,752	43,201	4,323,586
Discretionary acceleration upon a change of control(4)	—	—	532,750	—	532,750
Termination upon death	321,300	1,691,933	1,505,552	—	3,518,785
Termination upon disability	—	1,691,933	1,505,552	—	3,197,485
Scott B. Townsend
Termination without cause or resignation for good reason other than in the context of a change of control	340,000	816,110	286,620	—	1,442,730
Termination without cause or resignation for good reason within 12 months following a change of control	476,000	1,755,667	1,152,871	43,201	3,427,739
Discretionary acceleration upon a change of control(4)	—	—	319,650	—	319,650
Termination upon death	196,900	1,755,667	939,771	—	2,892,338
Termination upon disability	—	1,755,667	939,771	—	2,695,438

(1)
Amount represents the maximum amounts payable under the executive's employment agreement.

(2)
The amount shown in this column represents the difference between the exercise price and the fair market value of the accelerated options assuming a $42.62 fair market value of a share of our common stock based on the reported closing price on NASDAQ on December 31, 2014. Any option with an exercise price of greater than $42.62 was assumed to be cancelled for no consideration and, therefore, had no intrinsic value.

(3)
The amount shown in this column was calculated by multiplying the executive's number of unvested shares at December 31, 2014 scheduled to vest upon the specified event by $42.62, the fair market value of a single share of our common stock on December 31, 2014.

(4)
Assumes that the Compensation Committee determines in its discretion that the 2013 performance-based RSU awards vest in full at the maximum level of achievement in the event of a change of control.

COMPENSATION RECOUPMENT/CLAWBACK

        In March 2015, our Compensation Committee adopted a Policy for Recoupment of Incentive Compensation so that if the Company is required to prepare an accounting restatement due to our material non-compliance with any financial reporting requirement, then a committee of independent directors may require certain officers, including our named executive officers, to repay or forfeit any "excess compensation." "Excess compensation" refers to the portion of incentive compensation received by a covered offering on or after the date the policy was adopted during the three-year period preceding the publication of the restated financial statements that the independent director committee determines was in excess of the amount that such officer would have received had such incentive compensation been determined based on the financial results reported in the restated financial statements. The policy also provides that the independent director committee may take into account any factors it deems reasonable in determining (1) whether to seek recoupment of previously paid excess compensation and (2) if so, how much excess compensation to recoup from the covered officer. Recouped amounts need not be the same amount or proportion for every covered officer and may reflect whether the committee concluded that a covered officer engaged in wrongdoing or committed grossly negligent acts or omissions. We expect to amend this policy, if necessary, to conform with the final Dodd-Frank Act rules once issued and applicable to AMAG.

401(K) PLAN

        We provide a 401(k) Plan to our employees under which they may defer compensation for income tax purposes under Section 401(k) of the Code. Under our current 401(k) Plan, the Company provides a fully vested contribution equal to 3% of each employee's (including each named executive officer's) base salary and bonus payments for each plan year. All contributions to the 401(k) plan by or on behalf of employees, including the Company's 3% contribution, are subject to the aggregate annual limits prescribed by the Code.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

        Section 162(m) of the Code prohibits us from deducting compensation paid in any year to certain executives in excess of $1 million but does not subject performance-based compensation to this limit. While our Board intends to design certain components of executive compensation to preserve deductibility under Section 162(m) of the Code, it believes that stockholder interests are best served by not restricting our Board's or the Compensation Committee's discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, our Board and the Compensation Committee have from time to time approved, and our Board or the Compensation Committee may in the future approve, compensation arrangements for certain officers, including the grant of equity-based awards, that may not be fully deductible for federal corporate income tax purposes.

COMPENSATION COMMITTEE REPORT2

        The Compensation Committee has reviewed the "Compensation Discussion and Analysis" section of this Proxy Statement and discussed such section with management. Based on its review and discussions and its ongoing involvement with executive compensation matters, the Compensation Committee recommended to the Board that the "Compensation Discussion and Analysis" section of this Proxy Statement be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014. This report is provided by the following independent directors who comprise the Compensation Committee:

Lesley Russell, Chair Barbara Deptula John Fallon Gino Santini

2
The material in this report is not "soliciting material," is furnished to, but not deemed "filed" with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company's Annual Report on Form 10-K, where it shall be deemed to be "furnished," whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 6: RATIFICATION OF THE NOL AMENDMENT TO OUR RIGHTS AGREEMENT TO HELP PRESERVE THE VALUE OF OUR NET OPERATING LOSS CARRYFORWARDS AND CERTAIN OTHER DEFERRED TAX ASSETS

Background and Purpose of the NOL Amendment

        On September 26, 2014, our Board entered into an amendment (the "NOL Amendment") with American Stock Transfer & Trust Company, LLC, as Rights Agent, that amended our Rights Agreement dated as of September 4, 2009 between AMAG and the Rights Agent (as in effect prior to the NOL Amendment, the "Rights Agreement"). The NOL Amendment is intended to help preserve our substantial tax assets associated with net operating loss carryforwards and certain other deferred tax assets. As described below, these changes include shortening the expiration date of the Rights Agreement from September 17, 2019 to March 31, 2017 (subject to earlier expiration described below), decreasing the exercise price of the Rights (as defined below) from $250 to $80 in connection therewith, and changes to the definition of "beneficial ownership" to make the definition consistent with how ownership is defined under Section 382 of the Code ("Section 382"). The material terms our Rights Agreement as amended by the NOL Amendment (as so amended, the "Amended Rights Agreement") are summarized below.

        Our business operations have generated significant net operating losses and unrealized tax losses (collectively, "NOLs"), and we may generate additional NOLs in future years. Under federal tax laws, we generally can use our NOLs and certain related tax credits to offset ordinary income tax paid in our prior two tax years or on our future taxable income for up to 20 years, when they "expire" for such purposes. Until they expire, we can "carry forward" NOLs and certain related tax credits that we do not use in any particular year to offset taxable income in future years. As of December 31, 2014, we had approximately $542.3 million of federal NOL carryforwards and up to $242.2 million of state operating loss carryforwards. While we cannot estimate the exact amount of NOLs that we can use to reduce our future income tax liability because we cannot predict the amount and timing of our future taxable income, we believe our NOLs are very valuable assets.

        Our ability to utilize our NOLs to offset future taxable income may be significantly limited if we experience an "ownership change," as determined under Section 382. Under Section 382, an "ownership change" occurs if a stockholder or a group of stockholders that is deemed to own at least 5% of our outstanding stock increases its ownership by more than 50 percentage points over its lowest ownership percentage within a rolling three-year period. If an ownership change occurs, Section 382 would impose an annual limit on the amount of our NOLs that we can use to offset taxable income equal to the product of the total value of our outstanding equity immediately prior to the ownership change (reduced by certain items specified in Section 382) and the federal long-term tax-exempt interest rate in effect for the month of the ownership change. A number of complex rules apply in calculating this annual limit.

        If an ownership change were to occur, the limitations imposed by Section 382 could result in a material amount of our NOLs expiring unused and, therefore, significantly impair the value of our NOLs. While the complexity of Section 382's provisions and the limited knowledge any public company has about the ownership of its publicly traded stock make it difficult to determine whether an ownership change has occurred, we currently believe that an ownership change has not occurred. However, if no action is taken, we believe it is possible that we could experience an ownership change in the future.

        The summary below is subject to the specific provisions contained in the full text of the Rights Agreement filed as Exhibit 4.2 to our Current Report on Form 8-K filed with the SEC on September 4, 2009, the amendment thereto dated as of February 11, 2014 filed as Exhibit 4.4 to our Current Report on Form 8-K filed with the SEC on February 14, 2014, and the NOL Amendment set forth in Appendix D to this Proxy Statement. In the event that we do not receive the affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting at the Annual Meeting, then we will promptly take action to repeal the NOL Amendment.

Material Features of the Amended Rights Agreement

        On September 3, 2009, our Board declared a dividend of one preferred share purchase right (a "Right"), for each outstanding share of our common stock. The dividend was effective as of September 17, 2009 (the "Rights Record Date"), with respect to the stockholders of record on that date. The Rights also attached to new common shares issued after the Rights Record Date. Each Right entitles the registered holder to purchase from AMAG one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Preferred Shares") of AMAG at a price of $80 per one one-thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment. Each Preferred Share is designed to be the economic equivalent of 1,000 common shares. The description and terms of the Rights are set forth in a Rights Agreement.

  Detachment and Transfer of Rights

        Initially, the Rights are evidenced by the stock certificates representing common shares then outstanding, and no separate Right Certificates will be distributed. Until the earlier to occur of (i) the tenth day after a public announcement that a person or group of affiliated or associated persons, has become an "Acquiring Person" (as such term is defined in the Rights Agreement) or (ii) 10 business days (or such later date as our Board may determine) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer which would result in the beneficial ownership by an Acquiring Person of 4.99% (or, in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) or more of the outstanding common shares (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the common share certificates outstanding as of the Rights Record Date, by such common share certificate. Generally, the Rights Agreement provides that any person or group (a "Grandfathered Person"), which beneficially owned 4.99% or more of our outstanding common shares as of 6:30 a.m., New York city time, on September 29, 2014 (the "Grandfathered Time") (the percentage of such ownership, referred to as the "Grandfathered Percentage") will not be deemed an "Acquiring Person" unless such Grandfathered Person exceeds its Grandfathered Percentage 1/4% or more. If any Grandfathered Person shall sell, transfer or otherwise dispose of any outstanding common shares after the Grandfathered Time or if the percentage of our outstanding common shares that such Grandfathered Person beneficially owns is reduced as a result of the issuance of additional securities of AMAG, the related Grandfathered Percentage shall, subsequent to such sale, transfer, disposition or dilutive event, mean, with respect to the Grandfathered Person, the lesser of (a) the Grandfathered Percentage as in effect immediately prior to such sale, transfer, disposition or dilutive event or (b) the percentage of outstanding AMAG common shares that such Grandfathered Person beneficially owns immediately following such sale, transfer, disposition or dilutive event, plus an additional 1/4%; provided, however, if at any time after the Grandfathered Time, such Grandfathered Person is the beneficial owner of less than 4.99% of our outstanding common shares, then such person or group (including any affiliate or associate of such person or group) will cease to be a Grandfathered Person.

        Additionally, the Rights Agreement provides that any person who desires to effect any acquisition of our common shares that would, if consummated, result in such person (together with its affiliates and associates) beneficially owning 4.99% (or, in the case of a Grandfathered Person, the Grandfathered Percentage) or more of the then outstanding common shares (a "Requesting Person"), may, prior to the Shares Acquisition Date (as defined in the Rights Agreement), and in accordance with this the Rights Agreement, request that our Board grant an exemption with respect to such acquisition under the Rights Agreement (an "Exemption Request"). Our Board will only grant an exemption in response to an Exemption Request if our Board determines, in its sole discretion, that the acquisition of beneficial ownership of our common shares by the Requesting Person will not jeopardize or endanger the availability to AMAG of any tax benefits. Any exemption granted may be granted in whole or in part, and may be subject to limitations or conditions (including that the exemption be of a limited duration, a requirement that the Requesting Person agree that it will not acquire beneficial ownership of our common shares in excess of the maximum number and percentage of shares approved by our Board or that it will not make another Exemption Request), in each case as and to the extent our Board shall determine necessary or desirable to provide for the protection of our tax benefits.

        The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights are transferable with and only with our common shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new common share certificates issued after the Rights Record Date upon transfer or new issuance of our common shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender or transfer of any certificates for our common shares outstanding as of the Rights Record Date will also constitute the transfer of the Rights associated with the common shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of our common shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

        The NOL Amendment reduced the thresholds referenced above to from 20% to 4.99%.

  Exercisability of Rights

        The Rights are not exercisable until the Distribution Date. The Rights will expire on the Final Expiration Date (defined below), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by AMAG, in each case as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of AMAG, including, without limitation, the right to vote or to receive dividends. The Final Expiration Date means the earliest of the close of business on (1) March 31, 2017, (2) the effective date of the repeal of Section 382 or any successor statute if the Board determines that this Rights Agreement is no longer necessary or desirable for the preservation of tax benefits, (3) the first day of a taxable year of AMAG to which our Board determines that no Tax Benefits may be carried forward or (4) September 26, 2015, if stockholder approval of the NOL Amendment to the Rights Agreement has not been obtained by or on such date.

        The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable or payable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution. The number of outstanding Rights and the number of one one-thousandths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of our common shares or a stock dividend on the common shares payable in common shares ("subdivisions"), consolidations or combinations of the common shares occurring, in any such case, prior to the Distribution Date. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-thousandth of a Preferred Share, which may, at AMAG's election, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

  Terms of Preferred Shares

        Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $l per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per common share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $250 per share but will be entitled to an aggregate payment of 1,000 times the payment made per common share. Each Preferred Share will have 1,000 votes, voting together with the common shares. Finally, in the event of any merger, consolidation or other transaction in which our common shares are exchanged, each Preferred Share will be entitled to receive 1,000 times the amount received per common share. These rights are protected by customary anti-dilution provisions. Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-thousandth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one common share. The Preferred Shares would rank junior to any other series of our preferred stock.

  Trigger of Flip-In and Flip-Over Rights

        In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person or any affiliate or associate thereof (which will thereafter be void), will thereafter have the right to receive upon exercise that number of common shares having a market value equal to two times the exercise price of the Right. This right will commence on the date that a person has become an Acquiring Person (or the effective date of a registration statement relating to the securities purchasable upon exercise of the Rights, if later).

        In the event that AMAG is acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold to an Acquiring Person, our affiliates or associates or certain other persons in which such persons have an interest, proper provision will be made so that each such holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

  Redemption and Exchange of Rights

        At any time prior to the earlier of (i) the day that a person has become an Acquiring Person, or (ii) the Final Expiration Date, our Board may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"), which may be paid in cash, common shares or any other consideration deemed appropriate by our Board. In general, the redemption of the Rights may be made effective at such time on such basis with such conditions as our Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

        At any time after any Person becomes an Acquiring Person and prior to the acquisition by such person or group of affiliated or associated persons of 50% or more of our outstanding common shares, our Board may exchange the Rights (other than Rights owned by such person or group of affiliated or associated persons which will have become void), in whole or in part, at an exchange ratio of one common share per Right. Under certain circumstances set forth in the Rights Agreement, in lieu of common shares, we may exchange cash, property or other AMAG securities, including fractions of a Preferred Share (or of a share of a class or series of our preferred stock having equivalent designations and the powers, preferences and rights, and the qualifications, limitations and restrictions) with value equal to such common shares.

  Amendment of Rights

        The terms of the Rights generally may be amended by our Board without the consent of the holders of the Rights, except that from and after the time that the Rights are no longer redeemable, no such amendment may adversely affect the interests of the holders of the Rights (excluding the interest of any Acquiring Person and any group of affiliated or associated persons).

Certain Considerations Related to the NOL Amendment

        Our Board believes that attempting to protect the tax benefits of our NOLs as described above is in our and our stockholders' best interests; however, we cannot eliminate the possibility that an ownership change will occur even if the NOL Amendment is approved. Please consider the items discussed below in voting on Proposal 5.

        The IRS could challenge the amount of our NOLs or claim we experienced an ownership change, which could reduce the amount of our NOLs that we can use or eliminate our ability to use them altogether.

        The IRS has not audited or otherwise validated the amount of our NOLs. The IRS could challenge the amount of our NOLs, which could limit our ability to use our NOLs to reduce our future taxable income. In addition, the complexity of Section 382's provisions and the limited knowledge any public company has about the ownership of its publicly traded stock make it difficult to determine whether an ownership change has occurred. Therefore, we cannot assure you that the IRS will not claim that we experienced an ownership change and attempt to reduce or eliminate the benefit of our NOLs even if the NOL Amendment is in place.

  Continued Risk of Ownership Change

        Although the NOL Amendment is intended to reduce the likelihood of an ownership change, we cannot assure you that it would prevent all transfers of our common stock that could result in such an ownership change.

  Potential Anti-Takeover Impact

        The reason our Board approved the NOL Amendment and is recommending that it be ratified by our stockholders is to preserve the long-term value of our NOLs. However, the NOL Amendment, could also be deemed to have an anti-takeover effect because, among other things, it restricts the ability of a person, entity or group to accumulate more than 4.99% of our common stock and the ability of persons, entities or groups now owning more than 4.99% of our common stock to acquire additional shares of our common stock without the approval of our Board. Similarly, the Amended Rights Agreement could be deemed to have a potential anti-takeover effect because an Acquiring Person may be diluted upon the occurrence of a triggering event. Accordingly, the overall effects of the Amended Rights Agreement may be to render more difficult, or discourage, a merger, tender offer, proxy contest or assumption of control by a substantial holder of our securities.

Required Vote

        The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting at the Annual Meeting is required to approve the proposal to ratify the NOL Amendment.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE AMENDMENT TO THE RIGHTS AGREEMENT TO HELP PRESERVE THE VALUE OF THE OUR OPERATING LOSS CARRYFORWARDS AND CERTAIN OTHER DEFERRED TAX ASSETS

PROPOSAL 7: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our Audit Committee has appointed the firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as our independent registered public accounting firm for the year ending December 31, 2015, and the Board has ratified such appointment. The Board has directed that management submit the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for ratification by our stockholders at the Annual Meeting.

        PricewaterhouseCoopers LLP or its predecessor has served as our independent registered public accounting firm since our inception in 1981. Representatives of PricewaterhouseCoopers LLP are expected to be at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

        Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our by-laws or otherwise. However, the Board is submitting this appointment to the stockholders for ratification as a matter of good corporate practice. In the event our stockholders fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will not be required to replace PricewaterhouseCoopers LLP as our independent registered public accounting firm. In the event of such a failure to ratify, the Audit Committee and the Board will reconsider whether or not to retain that firm for future service. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if the Audit Committee determines that such a change would be in our and our stockholders' best interests.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

        The following table summarizes the fees billed for professional services by PricewaterhouseCoopers LLP for the years ended December 31, 2014 and 2013:

Fee Category	Year Ended December 31, 2014	Year Ended December 31, 2013
Audit Fees(1)	$1,411,273	$957,041
Audit-Related Fees(2)	83,977	25,562
All Other Fees(3)	1,800	4,500

Total	$1,497,050	$987,103

(1)
Audit fees consisted of fees for the audit of our financial statements, the review of our interim financial statements included in our quarterly reports on Form 10-Q, and other professional services, including comfort letters, provided in connection with regulatory filings or engagements.

(2)
Audit-related fees consisted of fees for services related to accounting consultations and advice and costs associated with the 2014 convertible debt offering, the acquisition of Lumara Health and other business development-related services. All audit-related fees were approved by the Audit Committee.

(3)
All other fees represents payment for access to the PricewaterhouseCoopers LLP on-line accounting research database and training. These fees were approved by the Audit Committee.

        In connection with the audit of our 2014 financial statements, we entered into an engagement agreement with PricewaterhouseCoopers LLP which sets forth the terms by which PricewaterhouseCoopers LLP would perform our audit services.

        All services expected to be rendered by PricewaterhouseCoopers LLP in 2015 are permissible under applicable laws and regulations, and are expected to be pre-approved by the Audit Committee. The Audit Committee also expects to approve certain non-audit services to be performed by PricewaterhouseCoopers LLP in 2015.

PRE-APPROVAL POLICIES AND PROCEDURES

        Consistent with policies of the SEC regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm.

        The Audit Committee has approved the engagement of PricewaterhouseCoopers LLP as our independent registered public accounting firm and has approved the provision of certain specific non-audit services expected to be performed by PricewaterhouseCoopers LLP in 2015. In addition, circumstances may arise during the year necessitating the engagement of PricewaterhouseCoopers LLP or another independent registered public accounting firm for additional audit or permissible non-audit services. In those instances, under our current pre-approval policy, each member of the Audit Committee has the authority to approve any additional audit services and permissible non-audit services provided that such member promptly informs the Audit Committee of such approval.

Required Vote

        The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting at the Annual Meeting is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 OTHER MATTERS

        The Board knows of no other matters to be brought before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

STOCKHOLDER PROPOSALS

        Stockholder proposals may be included in our proxy statement for an annual meeting of stockholders so long as they are provided to us on a timely basis and are otherwise submitted in accordance with SEC regulations under Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing to our principal executive offices at AMAG Pharmaceuticals, Inc., 1100 Winter Street, Waltham, Massachusetts 02451, attention: Secretary and must be received by us no later than December 18, 2015. Proposals must comply with the procedures and satisfy the conditions set forth in Rule 14a-8 under the Exchange Act.

        If you wish to nominate a candidate for director or submit a proposal that is not intended to be included in our proxy materials for next year's annual meeting of stockholders, you must submit such proposal or nomination in writing to our principal executive offices at AMAG Pharmaceuticals, Inc., 1100 Winter Street, Waltham, Massachusetts 02451, attention: Secretary. Such proposal or nomination must be received by us no earlier than January 22, 2016 and no later than February 21, 2016 and must satisfy the requirements set forth in our by-laws. If the date of our 2016 annual meeting of stockholders is advanced by more than 30 days or delayed by more than 30 days from the anniversary of our 2015 Annual Meeting, any stockholder nomination or other proposal must be received by us no earlier than the close of business on the 120th day prior to such advanced or delayed annual meeting date and no later than the close of business on the later of (1) the 90th day prior to such advanced or delayed annual meeting date and (2) the 10th day following the first public announcement of the meeting date.

        In order to curtail controversy as to the date on which a proposal was received by us, we suggest that you submit your proposals by registered mail, return receipt requested.

        We have not received any stockholder nominations or any other proposals from our stockholders with respect to our 2015 Annual Meeting.

EXPENSES AND SOLICITATION

        We will bear all costs of solicitation of proxies. In addition to these proxy materials, our directors, officers and employees, without additional remuneration, may also solicit proxies through telephone, e-mail and in-person conversations. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. In addition, we have retained Innisfree to solicit proxies on our behalf. We have agreed to pay approximately $20,000, plus out-of-pocket expenses, to Innisfree for such proxy solicitation services.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

        In order to reduce printing and postage costs, Broadridge, which handles the mailing of our Annual Report and proxy materials to all of our stockholders, participates in the practice of "householding" proxy statements and annual reports, which is the delivery of a single set of such annual meeting materials to two or more stockholders sharing the same address. This means that unless contrary instructions are received from one or more of such stockholders, only one copy of our Notice and Proxy Statement and our Annual Report is sent to multiple beneficial stockholders who share the same address. Each stockholder will continue to receive a separate proxy card.

        Once you have received notice from your Nominee that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent.

        If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of annual meeting materials, you should contact our Investor Relations Department at (617) 498-3300 or AMAG Pharmaceuticals, Inc., 1100 Winter Street, Waltham, Massachusetts 02451. We will undertake to deliver promptly upon written or oral request a separate copy of the Notice and Proxy Statement and Annual Report, as applicable, to a security holder at a shared address to which a single copy of the documents was delivered. You may also contact Broadridge or your bank, broker or other custodian to request individual copies of any of these materials for each stockholder at such shared address. Stockholders who currently receive multiple copies of our Notice and Proxy Statement and Annual Report at their address and would like to request householding of their communications should contact their broker.

        We do not provide for householding for stockholders of record.

        The Board welcomes stockholders who wish to attend the Annual Meeting. Whether or not you plan to attend, you are urged to complete and deliver a proxy by one of the methods provided in the enclosed proxy card. A prompt response will greatly facilitate arrangements for the Annual Meeting, and your cooperation will be appreciated. Stockholders who attend the Annual Meeting may vote their stock personally even though they have sent in their proxies.

        Copies of the Proxy Statement, AMAG's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and any other proxy materials are available without charge on our website at www.amagpharma.com under "Investors" or upon written request to our principal executive offices at AMAG Pharmaceuticals, Inc., 1100 Winter Street, Waltham, Massachusetts 02451, attention: Investor Relations.

Appendix A

FORM OF CERTIFICATE OF AMENDMENT
OF
RESTATED
CERTIFICATE OF INCORPORATION
OF
AMAG PHARMACEUTICALS, INC.

Pursuant to Section 242
of the General Corporation Law
of the State of Delaware

        AMAG Pharmaceuticals, Inc. (the "Corporation"), organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "DGCL"),

DOES HEREBY CERTIFY:

1.
That the name of the Corporation is AMAG Pharmaceuticals, Inc. and that the Corporation was originally incorporated pursuant to the DGCL on November 9, 1981 under the name BioClinical Group, Inc.

2.
That the Corporation filed with the Secretary of State of the State of Delaware its original certificate of incorporation on November 9, 1981 (the "Original Certificate"). The Original Certificate was (a) renewed by that certain Certificate of Renewal on December 13, 1983, (b) amended to change the Corporation's name from "BioClinical Group, Inc." to "Advanced Magnetics, Inc." by that certain Certificate of Amendment on December 13, 1983, (c) amended by that certain Certificate of Amendment on April 28, 1986, (d) amended by that certain Certificate of Amendment on February 12, 1987, (e) amended by that certain Certificate of Ownership and Merger on November 30, 1990, (f) amended by that certain Certificate of Amendment on March 10, 1992, (g) amended by that certain Certificate of Amendment on February 8, 2006, (h) amended to change the Corporation's name from "Advanced Magnetics, Inc." to "AMAG Pharmaceuticals, Inc." by that certain Certificate of Ownership and Merger on July 24, 2007, (i) amended by that certain Certificate of Amendment on May 7, 2008, and (j) supplemented by that certain Certificate of Designation on September 4, 2009 (such certificate of incorporation, as so amended, renewed and supplemented, and as restated on April 12, 2010, the "Current Certificate of Incorporation").

3.
That the Board of Directors of the Corporation duly adopted resolutions at a meeting of the Board of Directors in accordance with Section 242 of the General Corporation Law of the State of Delaware proposing an amendment to the Current Certificate of Incorporation, and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware. The resolutions setting forth the amendment are as follows:

RESOLVED:
That the Corporation amend its Current Certificate of Incorporation so that, as amended, paragraph (A) of Article FOURTH thereof shall be replaced in its entirety by the following paragraph:

"(A) This Corporation is authorized to issue two classes of stock to be designated respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 119,500,000 shares, $.01 par value per share, of which 117,500,000 shares shall be Common Stock and 2,000,000 shares shall be Preferred Stock."

[The remainder of this page is intentionally left blank]

A-1

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its                this    day of                , 2015.

AMAG PHARMACEUTICALS, INC.
By:
Name:
Title:

[Signature Page to Certificate of Amendment to the Restated Certificate of Incorporation—AMAG Pharmaceuticals, Inc.]

A-2

Appendix B

FIRST AMENDMENT
TO THE
AMAG PHARMACEUTICALS, INC.
THIRD AMENDED AND RESTATED
2007 EQUITY INCENTIVE PLAN

        WHEREAS, AMAG Pharmaceuticals, Inc. (the "Company") maintains the AMAG Pharmaceuticals Third Amended and Restated 2007 Equity Incentive Plan (the "Plan"), which was previously adopted by the Board of Directors and the stockholders of the Company;

        WHEREAS, the Board of Directors of the Company believes that the number of shares of common stock of the Company ("Common Stock") remaining available for issuance under the Plan has become insufficient for the Company's anticipated future needs;

        WHEREAS, Section 18 of the Plan provides that the Board of Directors of the Company may amend the Plan at any time, subject to certain conditions set forth therein; and

        WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to amend the Plan to provide that (i) an aggregate of 6,215,325 shares of Common Stock be made available for issuance under the Plan and (ii) the Plan include certain minimum vesting requirements.

        NOW, THEREFORE:

        1.    Amendment of Plan to Add Minimum Vesting.    Section 2 of the Plan is hereby amended by deleting subsection (g) thereof in its entirety and replacing it with the following:

  "(g)    Full Value Award Minimum Vesting Requirements.    Notwithstanding any other provision in the Plan to the contrary, after May 21, 2015, the minimum restriction or vesting period with respect to any Restricted Stock Award, Restricted Stock Unit Award and Performance Share Award granted to employees shall be no less than one year and no lapse of restriction nor vesting event shall occur prior to the first anniversary of the grant date of any such Award (the "Minimum Vesting Requirements"); provided that, (i) the vesting of any such Award may accelerate (or be accelerated by the Administrator) if one or more of the Vesting Acceleration Requirements is met and (ii) notwithstanding the foregoing, Restricted Stock Awards, Restricted Stock Unit Awards and Performance Share Awards that result in the issuance of up to 5% of the shares of Stock available for issuance under the Plan pursuant to Section 3(a) may be granted in the aggregate to any one or more eligible participants in the Plan or may be accelerated (other than Awards for which the vesting is accelerated pursuant to arrangements entered into before May 21, 2015) without respect to such Minimum Vesting Requirements or Vesting Acceleration Requirements."

        2.    Amendment of Plan to Increase Shares.    Section 3(a) of the Plan is hereby amended by:

            (i)  deleting the number 4,515,325 in the first sentence thereof and replacing it with the number 6,215,325; and

           (ii)  deleting the number 4,515,325 in the fifth sentence thereof and replacing it with the number 6,215,325; and

          (iii)  deleting the number 300,000 in the fifth sentence thereof and replacing it with the number 500,000.

        3.    Amendment of Fungible Ratio.    Section 3(b) of the Plan is hereby amended by deleting the number "1.5" contained in the first sentence thereof and replacing it with the number "1.7".

B-1

        4.    Amendment to Maximum Performance-Based Award.    Section 12(d) is hereby amended by deleting the number 300,000 and replacing it with the number 500,000.

        5.    Effective Date of Amendment.    This Amendment to the Plan shall become effective upon the date that it is adopted by the Board of Directors of the Company; provided, however, that this Amendment shall be subject to the approval of the Company's stockholders in accordance with applicable laws and regulations at an annual or special meeting held within twelve months of such effective date. No stock option granted under the Plan prior to such stockholder approval may be exercised to the extent that the number of shares of Common Stock then available for issuance under the Plan, without giving effect to this Amendment, shall be less than the number of shares of Common Stock proposed to be purchased pursuant to such exercise.

        6.    Other Provisions.    Except as set forth above, all other provisions of the Plan shall remain unchanged.

        IN WITNESS WHEREOF, this Amendment to the Plan has been adopted by the Board of Directors of the Company this 9th day of April, 2015 and approved by the Company's stockholders on May     , 2015.

B-2

Appendix C

AMAG PHARMACEUTICALS, INC.

2015 EMPLOYEE STOCK PURCHASE PLAN

        The purpose of the AMAG Pharmaceuticals, Inc. 2015 Employee Stock Purchase Plan ("the Plan") is to provide eligible employees of AMAG Pharmaceuticals, Inc. (the "Company") and each Designated Subsidiary (as defined in Section 11) with opportunities to purchase shares of the Company's common stock, par value $0.01 per share (the "Common Stock"). Two hundred thousand (200,000) shares of Common Stock in the aggregate have been approved and reserved for this purpose. The Plan is intended to constitute an "employee stock purchase plan" within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be interpreted in accordance with that intent.

        1.    Administration.    The Plan will be administered by the Company's Board of Directors (the "Board") or the Compensation Committee of the Board if determined by the Board (in each case, the "Administrator"). The Administrator has authority at any time to: (i) adopt, alter and repeal such rules, guidelines and practices for the administration of the Plan and for its own acts and proceedings as it shall deem advisable; (ii) interpret the terms and provisions of the Plan; (iii) make all determinations it deems advisable for the administration of the Plan; (iv) decide all disputes arising in connection with the Plan; and (v) otherwise supervise the administration of the Plan. All interpretations and decisions of the Administrator shall be binding on all persons, including the Company and the Participants. No member of the Board or individual exercising administrative authority with respect to the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.

        2.    Offerings.    The Company will make one or more offerings to eligible employees to purchase Common Stock under the Plan ("Offerings"). Unless otherwise determined by the Administrator, the initial Offering will begin on June 15, 2015 and will end on the following November 30, 2015 (the "Initial Offering"). Thereafter, unless otherwise determined by the Administrator, an Offering will begin on the first business day occurring on or after each December 1st and June 1st and will end on the last business day occurring on or before the following May 31st and November 30th, respectively. The Administrator may, in its discretion, designate a different period for any Offering, provided that no Offering shall exceed six months in duration or overlap any other Offering.

        3.    Eligibility.    All individuals classified as employees on the payroll records of the Company and each Designated Subsidiary are eligible to participate in any one or more of the Offerings under the Plan, provided that as of the first day of the applicable Offering (the "Offering Date") they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week and have completed at least 30 days of employment. Notwithstanding any other provision herein, individuals who are not contemporaneously classified as employees of the Company or a Designated Subsidiary for purposes of the Company's or applicable Designated Subsidiary's payroll system are not considered to be eligible employees of the Company or any Designated Subsidiary and shall not be eligible to participate in the Plan. In the event any such individuals are reclassified as employees of the Company or a Designated Subsidiary for any purpose, including, without limitation, common law or statutory employees, by any action of any third party, including, without limitation, any government agency, or as a result of any private lawsuit, action or administrative proceeding, such individuals shall, notwithstanding such reclassification, remain ineligible for participation. Notwithstanding the foregoing, the exclusive means for individuals who are not contemporaneously classified as employees of the Company or a Designated Subsidiary on the Company's or Designated Subsidiary's payroll system to become eligible to participate in this Plan is through an amendment to this Plan, duly executed by the Company, which specifically renders such individuals eligible to participate herein.

        4.    Participation.

          (a)    Participants.    An eligible employee who is not a Participant on any Offering Date may participate in such Offering by submitting an enrollment form to his or her appropriate payroll location at least 15 business days before the Offering Date (or by such other deadline as shall be established by the Administrator for the Offering).

          (b)    Enrollment.    The enrollment form will (a) state a whole percentage (unless the Administrator determines in advance of an Offering to require that a fixed amount be specified in lieu of a percentage) to be deducted from an eligible employee's Compensation (as defined in Section 11) per pay period, (b) authorize the purchase of Common Stock in each Offering in accordance with the terms of the Plan and (c) specify the exact name or names in which shares of Common Stock purchased for such individual are to be issued pursuant to Section 10. An employee who does not enroll in accordance with these procedures will be deemed to have waived the right to participate. Unless a Participant files a new enrollment form or withdraws from the Plan, such Participant's deductions and purchases will continue at the same percentage of Compensation for future Offerings, provided he or she remains eligible.

          (c)   Notwithstanding the foregoing, participation in the Plan will neither be permitted nor be denied contrary to the requirements of the Code.

        5.    Employee Contributions.    Each eligible employee may authorize payroll deductions at a minimum of 1 percent up to a maximum of 10 percent of such employee's Compensation for each pay period. The Company will maintain book accounts showing the amount of payroll deductions made by each Participant for each Offering. No interest will accrue or be paid on payroll deductions.

        6.    Deduction Changes.    Except as may be determined by the Administrator in advance of an Offering, a Participant may not increase or decrease his or her payroll deduction during any Offering, but may increase or decrease his or her payroll deduction with respect to the next Offering (subject to the limitations of Section 5) by filing a new enrollment form at least 15 business days before the next Offering Date (or by such other deadline as shall be established by the Administrator for the Offering). The Administrator may, in advance of any Offering, establish rules permitting a Participant to increase, decrease or terminate his or her payroll deduction during an Offering.

        7.    Withdrawal.    A Participant may withdraw from participation in the Plan by delivering a written notice of withdrawal to his or her appropriate payroll location. The Participant's withdrawal will be effective as of the next business day. Following a Participant's withdrawal, the Company will promptly refund such individual's entire account balance under the Plan to him or her (after payment for any Common Stock purchased before the effective date of withdrawal). Partial withdrawals are not permitted. Such an employee may not begin participation again during the remainder of the Offering, but may enroll in a subsequent Offering in accordance with Section 4.

        8.    Grant of Options.    On each Offering Date, the Company will grant to each eligible employee who is then a Participant in the Plan an option ("Option") to purchase on the last day of such Offering (the "Exercise Date"), at the Option Price hereinafter provided for, the lowest of (a) a number of shares of Common Stock determined by dividing such Participant's accumulated payroll deductions on such Exercise Date by the lower of (i) 85 percent of the Fair Market Value of the Common Stock on the Offering Date, or (ii) 85 percent of the Fair Market Value of the Common Stock on the Exercise Date, or (b) such other lesser maximum number of shares as shall have been established by the Administrator in advance of the Offering; provided, however, that such Option shall be subject to the limitations set forth below. Each Participant's Option shall be exercisable only to the extent of such Participant's accumulated payroll deductions on the Exercise Date. The purchase price for each share purchased under each Option (the "Option Price") will be 85 percent of the Fair Market Value of the Common Stock on the Offering Date or the Exercise Date, whichever is less.

        Notwithstanding the foregoing, no Participant may be granted an option hereunder if such Participant, immediately after the option was granted, would be treated as owning stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary (as defined in Section 11). For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of a Participant, and all stock which the Participant has a contractual right to purchase shall be treated as stock owned by the Participant. In addition, no Participant may be granted an Option which permits his or her rights to purchase stock under the Plan, and any other employee stock purchase plan of the Company and its Parents and Subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined on the option grant date or dates) for each calendar year in which the Option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code and shall be applied taking Options into account in the order in which they were granted.

        9.    Exercise of Option and Purchase of Shares.    Each employee who continues to be a Participant in the Plan on the Exercise Date shall be deemed to have exercised his or her Option on such date and shall acquire from the Company such number of whole shares of Common Stock reserved for the purpose of the Plan as his or her accumulated payroll deductions on such date will purchase at the Option Price, subject to any other limitations contained in the Plan. Any amount remaining in a Participant's account at the end of an Offering solely by reason of the inability to purchase a fractional share will be carried forward to the next Offering; any other balance remaining in a Participant's account at the end of an Offering will be refunded to the Participant promptly.

        10.    Issuance of Certificates.    Certificates representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or in the name of a broker authorized by the employee to be his, her or their, nominee for such purpose.

        11.    Definitions.    The term "Compensation" means the amount of total cash compensation, prior to salary reduction pursuant to Sections 125, 132(f) or 401(k) of the Code, including base pay, overtime, commissions, and incentive or bonus awards, but excluding allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains on the exercise of Company stock options, and similar items.

        The term "Designated Subsidiary" means any present or future Subsidiary (as defined below) that has been designated by the Board to participate in the Plan. The Board may so designate any Subsidiary, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the stockholders. The current list of Designated Subsidiaries is attached hereto as Appendix A.

        The term "Fair Market Value of the Common Stock" on any given date means the fair market value of the Common Stock determined in good faith by the Administrator; provided, however, that so long as the Common Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), NASDAQ Global Market or another national securities exchange, the determination shall be made by reference to the closing price on such date. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.

        The term "Parent" means a "parent corporation" with respect to the Company, as defined in Section 424(e) of the Code.

        The term "Participant" means an individual who is eligible as determined in Section 3 and who has complied with the provisions of Section 4.

        The term "Subsidiary" means a "subsidiary corporation" with respect to the Company, as defined in Section 424(f) of the Code.

        12.    Rights on Termination of Employment.    If a Participant's employment terminates for any reason before the Exercise Date for any Offering, no payroll deduction will be taken from any pay due and owing to the Participant and the balance in the Participant's account will be paid to such Participant or, in the case of such Participant's death, to his or her designated beneficiary as if such Participant had withdrawn from the Plan under Section 7. An employee will be deemed to have terminated employment, for this purpose, if the corporation that employs him or her, having been a Designated Subsidiary, ceases to be a Subsidiary, or if the employee is transferred to any corporation other than the Company or a Designated Subsidiary. An employee will not be deemed to have terminated employment for this purpose, if the employee is on an approved leave of absence for military service or sickness or for any other purpose approved by the Company, if the employee's right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise provides in writing.

        13.    Special Rules.    Notwithstanding anything herein to the contrary, the Administrator may adopt special rules applicable to the employees of a particular Designated Subsidiary, whenever the Administrator determines that such rules are necessary or appropriate for the implementation of the Plan in a jurisdiction where such Designated Subsidiary has employees; provided that such rules are consistent with the requirements of Section 423(b) of the Code. Any special rules established pursuant to this Section 13 shall, to the extent possible, result in the employees subject to such rules having substantially the same rights as other Participants in the Plan.

        14.    Optionees Not Stockholders.    Neither the granting of an Option to a Participant nor the deductions from his or her pay shall constitute such Participant a holder of the shares of Common Stock covered by an Option under the Plan until such shares have been purchased by and issued to him or her.

        15.    Rights Not Transferable.    Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant's lifetime only by the Participant.

        16.    Application of Funds.    All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose.

        17.    Adjustment in Case of Changes Affecting Common Stock.    In the event of a subdivision of outstanding shares of Common Stock, the payment of a dividend in Common Stock or any other change affecting the Common Stock, the number of shares approved for the Plan and the share limitation set forth in Section 8 shall be equitably or proportionately adjusted to give proper effect to such event.

        18.    Amendment of the Plan.    The Board may at any time and from time to time amend the Plan in any respect, except that without the approval within 12 months of such Board action by the stockholders, no amendment shall be made increasing the number of shares approved for the Plan or making any other change that would require stockholder approval in order for the Plan, as amended, to qualify as an "employee stock purchase plan" under Section 423(b) of the Code.

        19.    Insufficient Shares.    If the total number of shares of Common Stock that would otherwise be purchased on any Exercise Date plus the number of shares purchased under previous Offerings under the Plan exceeds the maximum number of shares issuable under the Plan, the shares then available shall be apportioned among Participants in proportion to the amount of payroll deductions accumulated on behalf of each Participant that would otherwise be used to purchase Common Stock on such Exercise Date.

        20.    Termination of the Plan.    The Plan may be terminated at any time by the Board. Upon termination of the Plan, all amounts in the accounts of Participants shall be promptly refunded.

        21.    Governmental Regulations.    The Company's obligation to sell and deliver Common Stock under the Plan is subject to obtaining all governmental approvals required in connection with the authorization, issuance, or sale of such stock.

        22.    Governing Law.    This Plan and all Options and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

        23.    Issuance of Shares.    Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

        24.    Tax Withholding.    Participation in the Plan is subject to any minimum required tax withholding on income of the Participant in connection with the Plan. Each Participant agrees, by entering the Plan, that the Company and its Subsidiaries shall have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant, including shares issuable under the Plan.

        25.    Notification Upon Sale of Shares.    Each Participant agrees, by entering the Plan, to give the Company prompt notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.

        26.    Effective Date and Approval of Shareholders.    The Plan shall take effect on the later of the date it is adopted by the Board and the date it is approved by the holders of a majority of the votes cast at a meeting of stockholders at which a quorum is present or by written consent of the stockholders.

 APPENDIX A

Designated Subsidiaries

Lumara Health Inc.

Appendix D

NOL AMENDMENT TO RIGHTS AGREEMENT

        This Amendment dated as of September 26, 2014 (this "NOL Amendment") to the Rights Agreement, dated as of September 4, 2009 (the "Original Agreement" and as amended and currently in effect, the "Rights Agreement"), is entered into between AMAG PHARMACEUTICALS, INC., a Delaware corporation (the "Company"), and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Rights Agent (the "Rights Agent"). Capitalized terms used herein and not defined shall have the meanings specified in the Rights Agreement.

        WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;

        WHEREAS, the Company has generated net operating loss carryovers and tax credit carryovers for United States federal income tax purposes ("NOLs"), which provide valuable Tax Benefits (as such term is hereinafter defined) to the Company;

        WHEREAS, the ability to use the NOLs may be impaired or destroyed by an "ownership change" within the meaning of Section 382 (as such term is hereinafter defined) and the Company desires to avoid such an "ownership change" and thereby preserve the ability to use the NOLs without limitation;

        WHEREAS, Section 27 of the Rights Agreement permits the Company to amend the Rights Agreement on the terms set forth in this NOL Amendment; and

        WHEREAS, the board of directors of the Company (the "Board") has determined that the Rights Agreement be amended to preserve the Company's ability to use the NOLs and in connection therewith the Company is entering into this NOL Amendment and directing the Rights Agent to enter into this NOL Amendment.

        NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and the Rights Agent hereby agree as follows:

        1.    Amendments to the Rights Agreement.

          (a)    Section 1(a), the definition of "Acquiring Person," is hereby amended and restated in its entirety as follows:

          "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or that, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 4.99% or more of the Common Shares then outstanding. Notwithstanding the foregoing, (A) the term Acquiring Person shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit or compensation plan of the Company or any Subsidiary of the Company, and (iv) any entity holding Common Shares for or pursuant to the terms of any such employee benefit or compensation plan of the Company or any Subsidiary of the Company, (B) no Person shall become an "Acquiring Person" either (x) as the result of an acquisition of Common Shares by the Company that, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 4.99% (or, in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) or more of the Common Shares then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 4.99% (or, in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) or more of the Common Shares then outstanding by reason of share purchases by the Company and shall, following written notice from, or public disclosure by the Company of such share purchases by the Company, become the Beneficial Owner of any additional Common Shares without the prior consent of the Company and shall then beneficially own more than 4.99% (or, in the case of a Grandfathered Person, the

  Grandfathered Percentage applicable to such Grandfathered Person) of the Common Shares then outstanding, then such Person shall be deemed to be an "Acquiring Person," or (y) if the Board of Directors determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests, as promptly as practicable (as determined in good faith by the Board of Directors), following receipt of written notice from the Company of such event, of Beneficial Ownership of a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a), or, in the case of any Derivative Securities underlying a transaction entered into by such Person or otherwise acquired by such Person, such Person terminates such transaction or otherwise disposes of such Derivative Securities so that such Person would no longer be an Acquiring Person, then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement; provided, however, that if such Person shall again become the Beneficial Owner of 4.99% (or, in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) or more of the Common Shares then outstanding, such Person shall be deemed an "Acquiring Person," subject to the exceptions set forth in this Section 1(a) and (C) the term "Acquiring Person" shall not include any Person who acquires Common Shares in an Exempt Transaction or any Grandfathered Person, unless such Grandfathered Person becomes the Beneficial Owner of a percentage of the Common Shares of the Company then outstanding equal to or exceeding such Grandfathered Person's Grandfathered Percentage.

          (b)    Section 1(b), the definition of "Affiliate" and "Associate," is hereby amended and restated in its entirety as follows:

          "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on the date of this Agreement and, to the extent not included within the foregoing, shall also include, with respect to any Person, any other Person whose Common Shares would be deemed constructively owned or owned through attribution by such first Person pursuant to the provisions of Section 382; provided, however, that the limited partners of a limited partnership shall not be deemed to be Associates of such limited partnership solely by virtue of their limited partnership interests.

          (c)    Section 1(c), the definition of "Beneficial Owner," is hereby amended and restated in its entirety as follows:

          A Person shall be deemed the "Beneficial Owner" of and shall be deemed to "beneficially own" any securities:

              (i)  that such Person or any of such Person's Affiliates or Associates is deemed to beneficially own, within the meaning of Rule 13d-3 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, securities (including rights, options or warrants) that are convertible or exchangeable into or exercisable for Common Shares except to the extent the acquisition or transfer of such rights, options or warrants would be treated as exercised on the date of its acquisition or transfer under Section 1.382-4(d) or other applicable sections of the Treasury Regulations;

             (ii)  that such Person or any of such Person's Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights (other than these Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own securities (including rights, options or warrants) that are convertible or exchangeable into or exercisable for Common Shares except to the extent the acquisition or transfer of such rights, options or warrants would be treated as exercised on the date of its acquisition or transfer under Section 1.382-4(d) or other applicable sections of the Treasury Regulations; and provided further, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange; (B) the right to vote pursuant to any agreement, arrangement or understanding, but only if the effect of such agreement, arrangement or understanding is to treat such Person as an "entity" under Section 1.382-3(a)(1) or other applicable sections of the Treasury Regulations; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this clause (B) if (1) the agreement, arrangement or understanding to vote such security (i) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (ii) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report) or (2) such Beneficial Ownership arises solely as a result of such Person's status as a "clearing agency" as defined in the Exchange Act; or (C) the right to dispose of pursuant to any agreement, arrangement or understanding (whether or not in writing) (other than customary arrangements with and between underwriters and selling group members with respect to a bona fide public offering of securities), but only if the effect of such agreement, arrangement or understanding is to treat such Person as an "entity" under Section 1.382-39(a)(1) or other applicable sections of the Treasury Regulations; or

            (iii)  that are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to Section 1(c)(ii)(B) hereof) or disposing of any securities of the Company, provided, however, that the effect of such agreement, arrangement or understanding is to treat such Person as an "entity" under Section 1.382-3(a)(1) or other applicable sections of the Treasury Regulations; provided further, however, an agreement, arrangement or understanding for purposes of this Section 1(c)(iii) shall not be deemed to include actions, including any agreement, arrangement or understanding, or statements by any member of the Company's Board of Directors as of the date of this Agreement, any subsequent directors of the Company (the "Successor Directors") who have been nominated by a majority of directors who are directors as of the date of this Agreement or who are Successor Directors, or by any Person of whom such a director is an Affiliate or Associate, provided, however that this exception shall not apply to a particular Person or Persons if and to the extent that such Person or Persons, after the date of this Agreement, acquires Beneficial Ownership of more than an additional 1% of the then outstanding Common Shares of the Company unless (A) the shares are acquired directly from the Company or as part of an employee benefit or compensation plan of the Company or a subsidiary of the Company or (B) the Person establishes to the satisfaction of the Board of Directors of the Company that it is acting on its own behalf and not in concert with any other Person and will not, upon completion of any purchases, be the Beneficial Owner of 4.99% (or, in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) or more of the outstanding Common Shares;

            (iv)  that are Derivative Securities provided that the number of Common Shares deemed beneficially owned as a result of such Derivative Securities shall equal the number of

    Common Shares that are synthetically owned pursuant to the derivative transactions underlying such Derivative Securities; or

             (v)  that such Person would be deemed to constructively own or own through attribution or which otherwise would be aggregated with shares owned by such Person pursuant to Section 382.

          Notwithstanding anything in this definition of Beneficial Ownership to the contrary, the phrase, "then outstanding," when used with reference to a Person's Beneficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding that such Person would be deemed to own beneficially hereunder.

          Notwithstanding the foregoing or anything in this Agreement to the contrary, for purposes of this Agreement, each Call Spread Counterparty shall be deemed not to Beneficially Own (w) any Common Shares underlying, or synthetically owned pursuant to, any Warrant held by such Call Spread Counterparty, (x) any Common Shares held by such Call Spread Counterparty (or any affiliate thereof) to hedge its exposure with respect to the Call Spread Transactions, (y) any Common Shares underlying, or synthetically owned pursuant to, any Derivative Securities (including the Notes) held, or entered into, by such Call Spread Counterparty (or any affiliate thereof) to hedge its exposure with respect to the Call Spread Transactions or (z) any Notes held by such Call Spread Counterparty (or any affiliate thereof) in its capacity as underwriter of the Notes offering.

          (d)    The following definitions are hereby added to the end of Section 1 of the Rights Agreement:

            (x)   "Code" shall mean the Internal Revenue Code of 1986, as amended.

            (y)   "Exempt Transaction" shall mean any transaction that the Board of Directors, in its sole discretion, have declared exempt pursuant to Section 35, which determination shall be irrevocable with respect to such transaction.

            (z)   "Exemption Request" shall have the meaning set forth in Section 35 hereof.

            (aa) "Grandfathered Percentage" shall mean, with respect to any Grandfathered Person, the percentage of the outstanding Common Shares of the Company that such Grandfathered Person, together with all Affiliates and Associates of such Grandfathered Person, Beneficially Owns as of the Grandfathered Time, plus an additional 1/4%; provided, however, that, in the event any Grandfathered Person shall sell, transfer, or otherwise dispose of any outstanding Common Shares of the Company after the Grandfathered Time or if the percentage of outstanding Common Shares of the Company that such Grandfathered Person Beneficially Owns is reduced as a result of the issuance of additional securities of the Company, the Grandfathered Percentage shall, subsequent to such sale, transfer, disposition or dilutive event, mean, with respect to such Grandfathered Person, the lesser of (i) the Grandfathered Percentage as in effect immediately prior to such sale, transfer, disposition or dilutive event or (ii) the percentage of outstanding Common Shares of the Company that such Grandfathered Person Beneficially Owns immediately following such sale, transfer, disposition or dilutive event, plus an additional 1/4%.

            (bb) "Grandfathered Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, is, as of the Grandfathered Time, the Beneficial Owner of 4.99% or more of the Common Shares of the Company then outstanding. Notwithstanding anything to the contrary provided in this Agreement, any Grandfathered Person who after the Grandfathered Time becomes the Beneficial Owner of less than 4.99% of the Common Shares of the Company then outstanding shall cease to be a Grandfathered Person and shall be subject to all of the provisions of this Agreement in the same manner as any Person who is not and was not a Grandfathered Person.

            (cc) "Grandfathered Time" shall mean 6:30 a.m., New York city time, on September 29, 2014.

            (dd) "Requesting Person" shall have the meaning set forth in Section 35 hereof.

            (ee) "Section 382" shall mean Section 382 of the Code and any successor provision or replacement provision and the Treasury Regulations promulgated thereunder.

            (ff)  "Tax Benefits" shall mean the net operating loss carryovers, capital loss carryovers, general business carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a "net unrealized built-in loss" within the meaning of Section 382, of the Company and its Subsidiaries.

            (gg) "Treasury Regulations" shall mean U.S. Treasury regulations promulgated under the Code.

          (e)    Section 5 is hereby amended to include the words "or .PDF" following each use of the term "facsimile."

          (f)    Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

          The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price in cash, or by certified check or cashier's check payable to the order of the Company for each one one-thousandth of a Preferred Share (or such other number of shares or other securities) as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on March 31, 2017, (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof, (iv) the Close of Business on the effective date of the repeal of Section 382 or any successor statute if the Board of Directors determines that this Rights Agreement is no longer necessary or desirable for the preservation of Tax Benefits, (v) the Close of Business on the first day of a taxable year of the Company to which the Board of Directors determines that no Tax Benefits may be carried forward or (vi) the Close of Business on September 26, 2015, if stockholder approval of the NOL Amendment to Rights Agreement has not been obtained by or on such date (the earliest of (i), (iv), (v) and (vi), the "Final Expiration Date").

          (g)    Section 7(b) of the Rights Agreement is hereby amended and restated in its entirety as follows:

          The purchase price for each one one-thousandth of a Preferred Share pursuant to the exercise of a Right shall initially be $80 (the "Purchase Price") and shall be subject to adjustment from time to time as provided in Sections 11 and 13 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.

          (h)    Section 11(a)(ii) of the Rights Agreement is hereby amended and restated in its entirety as follows:

          Subject to Section 24 hereof and the provisions of the next paragraph of this Section 11(a)(ii), in the event any Person shall become an Acquiring Person, each holder of a Right shall have a right to receive, upon exercise thereof at a price equal to the then current Purchase Price multiplied by the number of one one-thousandths of a Preferred Share for which a Right is then exercisable, in accordance with the terms of this Agreement and in lieu of Preferred Shares, such number of Common Shares as shall equal the result obtained by (A) multiplying the then current Purchase Price by the number of one one-thousandths of a Preferred Share for which a Right is then exercisable and dividing that product by (B) 50% of the then current per share market price of the Common Shares (determined pursuant to Section 11(d) hereof) on the date such Person became an Acquiring Person; provided, however, that if the transaction that would otherwise give rise to the foregoing adjustment is also subject to the provisions of Section 13 hereof, then only the provisions of Section 13 hereof shall apply and no adjustment shall be made pursuant to this Section 11(a)(ii). In the event that any Person shall become an Acquiring Person and the Rights shall then be outstanding, the Company shall not take any action that would eliminate or diminish the benefits intended to be afforded by the Rights.

          Notwithstanding anything in this Agreement to the contrary, from and after the time any Person becomes an Acquiring Person, any Rights beneficially owned by (i) such Acquiring Person or an Associate or Affiliate of such Acquiring Person, (ii) a transferee of such Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee after the Acquiring Person became such, or (iii) a transferee of such Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee prior to or concurrently with the Acquiring Person's becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person or to any Person with whom the Acquiring Person has any continuing agreement, arrangement or understanding regarding the transferred Rights or (B) a transfer that the Board of Directors has determined is part of a plan, arrangement or understanding that has as a primary purpose or effect the avoidance of this Section 11(a)(ii), shall become null and void without any further action and no holder of such Rights shall have any rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise. The Company shall use all reasonable efforts to ensure that the provisions of this Section 11(a)(ii) and Section 4(b) hereof are complied with, but neither the Company nor the Rights Agent shall have any liability to any holder of Right Certificates or other Person as a result of its failure to make any determinations with respect to an Acquiring Person or its Affiliates, Associates or transferees hereunder. No Right Certificate shall be issued at any time upon the transfer of any Rights to an Acquiring Person whose Rights would be void pursuant to the preceding sentence or any Associate or Affiliate thereof or to any nominee of such Acquiring Person, Associate or Affiliate; and any Right Certificate delivered to the Rights Agent for transfer to an Acquiring Person whose Rights would be void pursuant to the preceding sentence shall be canceled.

          (i)    Section 23(b)(ii) of the Rights Agreement is hereby amended and restated in its entirety as follows:

          In addition, the Board of Directors may, at its option, at any time after the time a Person becomes an Acquiring Person but prior to any event described in clause (x), (y) or (z) of the first sentence of Section 13 hereof, redeem all but not less than all of the then outstanding Rights at the Redemption Price (x) in connection with any merger, consolidation or sale or other transfer (in one transaction or in a series of related transactions) of assets or earning power aggregating 50% or more of the assets or earning power of the Company and its subsidiaries (taken as a whole) in which all holders of Common Shares are treated alike and not involving (other than as a holder of Common Shares being treated like all other such holders) an Interested Stockholder or a Transaction Person or (y)(A) if and for so long as the Acquiring Person is not thereafter the Beneficial Owner of 4.99% (or, in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) or more of the then outstanding Common Shares, and (B) at the time of redemption no other Persons are Acquiring Persons.

          (j)    The Company's address in Section 26 is hereby replaced with the following:

      AMAG Pharmaceuticals, Inc.
      1100 Winter Street
      Waltham, MA 02451
      Attention: General Counsel

          (k)    The first sentence of Section 28 of the Rights Agreement is hereby deleted such that Section 28 shall read in its entirety as follows:

          The Board of Directors shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board, or the Company, or as may be necessary or advisable in the administration of this Agreement, including without limitation, the right and power to (i) interpret the provisions of this Agreement, and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including a determination to redeem or not redeem the Rights or to amend the Agreement). All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) that are done or made by the Board in good faith, shall (x) be final, conclusive and binding on the Rights Agent and the holders of the Rights, and (y) not subject the Board to any liability to the holders of the Rights.

          (l)    A new Section 35 is hereby inserted following Section 34 as follows:

          PROCESS TO SEEK EXEMPTION.    Any Person who desires to effect any acquisition of Common Shares that would, if consummated, result in such Person (together with its Affiliates and Associates) beneficially owning 4.99% (or, in the case of a Grandfathered Person, the Grandfathered Percentage) or more of the then outstanding Common Shares (a "Requesting Person") may, prior to the Shares Acquisition Date, and in accordance with this Section 35, request that the Board of Directors grant an exemption with respect to such acquisition under this Agreement (an "Exemption Request"). An Exemption Request shall be in proper form and shall be delivered by registered mail, return receipt requested, to the Secretary of the Company at the principal executive office of the Company. To be in proper form, an Exemption Request shall set forth (i) the name and address of the Requesting Person, (ii) the number and percentage Common Shares then Beneficially Owned by the Requesting Person, together with all Affiliates and Associates of the Requesting Person, and (iii) a reasonably detailed description of the transaction or transactions by which the Requesting Person would propose to acquire Beneficial Ownership of Common Shares aggregating 4.99% (or, in the case of an Grandfathered Person, the Grandfathered Percentage) or more of the then outstanding Common Shares and the maximum number and percentage of shares of Common Shares that the Requesting Person proposes to acquire. The Board of Directors shall make a determination whether to grant an exemption in response to an Exemption Request as promptly as practicable (and, in any event, within ten (10) Business Days) after receipt thereof; provided, that the failure of the Board of Directors to make a determination within such period shall be deemed to constitute the denial by the Board of Directors of the Exemption Request. The Board of Directors shall only grant an exemption in response to an Exemption Request if the Board of Directors determine, in its sole discretion, that the acquisition of Beneficial Ownership of Common Shares by the Requesting Person will not jeopardize or endanger the availability to the Company of any Tax Benefits. Any exemption granted hereunder may be granted in whole or in part, and may be subject to limitations or conditions (including that the exemption be of a limited duration, a requirement that the Requesting Person agree that it will not acquire Beneficial Ownership of Common Shares in excess of the maximum number and percentage of shares approved by the Board of Directors or that it will not make another Exemption Request), in each case as and to the extent the Board of Directors shall determine necessary or desirable to provide for the protection of the Company's

  Tax Benefits. Any Exemption Request may be submitted on a confidential basis and, except to the extent required by applicable law, the Company shall maintain the confidentiality of such Exemption Request and the Board of Directors' determination with respect thereto.

          (m)    The front side of the Form of Right Certificate attached as Exhibit B to the Original Agreement is hereby amended and replaced by Exhibit A hereto (for the avoidance of doubt the Form of Reverse Side of Right Certificate, which includes the Form of Assignment and the Form of Election to Purchase, is not being amended hereby).

          (n)    A Summary of Amended Rights to Purchase Preferred Shares is attached hereto as Exhibit B (the "Summary"). Such Summary will be filed as an exhibit to the Company's Current Report on Form 8-K reporting entry into this NOL Amendment, which is expected to be filed with the U.S. Securities and Exchange Commission within four business days of the date hereof. Holders of Common Shares may receive such Summary by first-class, postage-prepaid mail upon written request to our principal executive offices at 1100 Winter Street, Waltham, Massachusetts 02451, attention: General Counsel.

        2.    Miscellaneous.

          (a)    Except as expressly set forth herein, the Rights Agreement shall not by implication or otherwise be supplemented or amended by virtue of this NOL Amendment, but shall remain in full force and effect, as amended hereby. This NOL Amendment shall be construed in accordance with and as a part of the Rights Agreement, and all terms, conditions, representations, warranties, covenants and agreements set forth in the Rights Agreement and each other instrument or agreement referred to therein, except as herein amended, are hereby ratified and confirmed. To the extent that there is a conflict between the terms and provisions of the Rights Agreement and this NOL Amendment, the terms and provisions of this NOL Amendment shall govern for purposes of the subject matter of this NOL Amendment only.

          (b)    If any term, provision, covenant or restriction of this NOL Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this NOL Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          (c)    This NOL Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

          (d)    This NOL Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          (e)    This NOL Amendment shall be deemed effective as of the date first written above, as if executed on such date.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

AMAG PHARMACEUTICALS, INC.
By:	/s/ FRANK E. THOMAS
	Name:	Frank E. Thomas
	Title:	Executive Vice President and Chief Operating Officer
AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, AS RIGHTS AGENT
By:	/s/ MICHAEL NESPOLI
	Name:	Michael Nespoli
	Title:	Executive Director of Relationship Management

EXHIBIT A
FORM OF RIGHT CERTIFICATE

Certificate No. R-	Rights

  NOT EXERCISABLE AFTER MARCH 31, 2017 OR EARLIER IF REDEMPTION OR EXCHANGE OCCURS OR IF OTHERWISE EXPIRED PURSUANT TO THE RIGHTS AGREEMENT. THE RIGHTS ARE SUBJECT TO REDEMPTION AT $0.01 PER RIGHT AND TO EXCHANGE ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT.

RIGHT CERTIFICATE
AMAG PHARMACEUTICALS, INC.

        This certifies that or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement, dated as of September 4, 2009 (as amended from time to time, the "Rights Agreement"), between AMAG Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, LLC (the "Rights Agent"), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to 5:00 p.m, New York time, on the earliest of (a) March 31, 2017, (b) the effective date of the repeal of Section 382 or any successor statute if the Board of Directors determines that the Rights Agreement is no longer necessary or desirable for the preservation of any Tax Benefits (as such term is defined in the Rights Agreement), (c) the first day of a taxable year of the Company to which the Board of Directors determines that no Tax Benefits may be carried forward or (d) September 26, 2015, if stockholder approval of the NOL Amendment has not been obtained by or on such date, unless earlier redeemed or exchanged by the Company as described below, at the office of the Rights Agent designated for such purpose, or at the office of its successor as Rights Agent, one one-thousandth of a fully paid non-assessable share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Preferred Shares"), of the Company, at a purchase price of $[            ] per one one-thousandth of a Preferred Share (the "Purchase Price"), upon presentation and surrender of this Right Certificate with the Form of Election to Purchase duly executed. The number of Rights evidenced by this Right Certificate (and the number of one one-thousandths of a Preferred Share which may be purchased upon exercise hereof) set forth above, and the Purchase Price set forth above, are the number and Purchase Price as of [            ], based on the Preferred Shares as constituted at such date.

        From and after the time any Person becomes an Acquiring Person, (as such terms are defined in the Rights Agreement), if the Rights evidenced by this Right Certificate are beneficially owned by (i) an Acquiring Person or an Affiliate or Associate of any such Acquiring Person (as such terms are defined in the Rights Agreement), (ii) a transferee of any such Acquiring Person, Associate or Affiliate who becomes a transferee after the Acquiring Person becomes such, or (iii) under certain circumstances specified in the Rights Agreement, a transferee of any such Acquiring Person, Associate or Affiliate who becomes a transferee prior to or concurrently with the Acquiring Person becoming such, such Rights shall become null and void without any further action and no holder hereof shall have any right with respect to such Rights from and after the time any Person becomes an Acquiring Person. As provided in the Rights Agreement, the Purchase Price and the number of one one-thousandths of a Preferred Share which may be purchased upon the exercise of the Rights evidenced by this Right Certificate are subject to modification and adjustment upon the happening of certain events.

        This Right Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, as amended from time to time, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof. Reference is made to the Rights Agreement for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Right Certificates. Copies of the Rights Agreement are on file at the principal executive offices of the Company and the above-mentioned offices of the Rights Agent.

        This Right Certificate, with or without other Right Certificates, upon surrender at the office of the Rights Agent designated for such purpose, may be exchanged for another Right Certificate or Right Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of Preferred Shares as the Rights evidenced by the Right Certificate or Right Certificates surrendered shall have entitled such holder to purchase. If this Right Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Right Certificate or Right Certificates for the number of whole Rights not exercised.

        Subject to the provisions of the Rights Agreement, the Rights evidenced by this Certificate (i) may be redeemed by the Company at a redemption price of $0.01 per Right or (ii) may be exchanged in whole or in part for shares of the Company's Common Stock, par value $0.01 per share, or, upon circumstances set forth in the Rights Agreement, cash, property or other securities of the Company, including fractions of a share of Preferred Stock.

        No fractional Preferred Shares will be issued upon the exercise of any Right or Rights evidenced hereby (other than fractions which are integral multiples of one one-thousandth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) but in lieu thereof a cash payment will be made, as provided in the Rights Agreement.

        No holder of this Right Certificate shall be entitled to vote or receive dividends or be deemed for any purpose the holder of the Preferred Shares or of any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by this Right Certificate shall have been exercised as provided in the Rights Agreement.

        This Right Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

        WITNESS the facsimile or .PDF signature of the proper officers of the Company and its corporate seal.

Dated as of                .

ATTEST:	AMAG PHARMACEUTICALS, INC.
[Name] [Title]	[Name] [Title]
COUNTERSIGNED:
AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
as Rights Agent

By:	[Name] [Title]

 EXHIBIT B

AMAG PHARMACEUTICALS, INC.

SUMMARY OF AMENDED RIGHTS TO PURCHASE
PREFERRED SHARES

        On September 3, 2009, the Board of Directors of AMAG PHARMACEUTICALS, INC. (the "Company") declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $0.01 per share (the "Common Shares"), of the Company. The dividend was effective as of September 17, 2009 (the "Record Date") with respect to the stockholders of record on that date. The Rights also attached to new Common Shares issued after the Record Date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Preferred Shares"), of the Company at a price of $80 per one one-thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment. Each Preferred Share is designed to be the economic equivalent of 1,000 Common Shares. The description and terms of the Rights are set forth in a Rights Agreement dated as of September 4, 2009 (as amended from time to time, the "Rights Agreement"), between the Company and American Stock Transfer & Trust Company, LLC (the "Rights Agent").

        On September 26, 2014, the Board of Directors adopted an amendment to the Rights Agreement (the "NOL Amendment") in an effort to protect shareholder value by attempting to protect against a possible limitation on the Company's ability to use its net operating loss carryforwards (the "NOLs") and other tax benefits to reduce potential future United States Federal income tax obligations. The Company has experienced and may continue to experience substantial operating losses, and under the Internal Revenue Code of 1986, as amended (the "Code"), and rules promulgated thereunder, the Company may "carry forward" these NOLs or NOLs it acquires from companies though acquisition activity and other tax benefits in certain circumstances to offset any current and future earnings and thus reduce the Company's federal income tax liability, subject to certain requirements and restrictions. To the extent that the NOLs and other tax benefits do not otherwise become limited, the Company believes that it will be able to carry forward a significant amount of NOLs and other tax benefits, and therefore these NOLs and other tax benefits could be a substantial asset to the Company. However, if the Company experiences an "ownership change," as defined in Section 382 of the Code, its ability to use the NOLs and other tax benefits will be substantially limited, including that the timing of the usage of the NOLs and other tax benefits could be substantially delayed, which could therefore significantly impair the value of those assets. For the avoidance of doubt, references to the Rights Agreement in this summary include the impact of the NOL Amendment. The NOL Amendment also reduced the Purchase Price from $250 to $80.

DETACHMENT AND TRANSFER OF RIGHTS

        Initially, the Rights are evidenced by the stock certificates representing Common Shares then outstanding, and no separate Right Certificates will be distributed. Until the earlier to occur of (i) the tenth day after a public announcement that a person or group of affiliated or associated persons, has become an "Acquiring Person" (as such term is defined in the Rights Agreement) or (ii) 10 business days (or such later date as the Board of Directors may determine) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer which would result in the beneficial ownership by an Acquiring Person of 4.99% (or, in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) or more of the outstanding Common Shares (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate. Generally, the Rights Agreement provides that any person or group (including any affiliate or associate of such person or group) (a "Grandfathered Person") which beneficially owned (as disclosed in public filings with the Securities and Exchange Commission) 4.99% or more of the outstanding Common Shares as of the Grandfathered Time (the percentage of such ownership, the "Grandfathered Percentage") will not be deemed an "Acquiring Person" unless such Grandfathered Person exceeds its Grandfathered Percentage 1/4% or more. If any Grandfathered Person shall sell, transfer or otherwise dispose of any outstanding Common Shares after the Grandfathered Time or if the percentage of outstanding Common Shares of the Company that such Grandfathered Person beneficially owns is reduced as a result of the issuance of additional securities of the Company, the related Grandfathered Percentage shall, subsequent to such sale, transfer, disposition or dilutive event, mean, with respect to the Grandfathered Person, the lesser of (a) the Grandfathered Percentage as in effect immediately prior to such sale, transfer, disposition or dilutive event or (b) the percentage of outstanding Common Shares of the Company that such Grandfathered Person beneficially owns immediately following such sale, transfer, disposition or dilutive event, plus an additional 1/4%; provided, however, if at any time after the Grandfathered Time, such Grandfathered Person is the beneficial owner of less than 4.99% of the outstanding Common Shares, then such person or group (including any affiliate or associate of such person or group) will cease to be a Grandfathered Person.

        Additionally, the Rights Agreement provides that any person who desires to effect any acquisition of Common Shares that would, if consummated, result in such person (together with its affiliates and associates) beneficially owning 4.99% (or, in the case of a Grandfathered Person, the Grandfathered Percentage) or more of the then outstanding Common Shares (a "Requesting Person") may, prior to the Shares Acquisition Date (as defined in the Rights Agreement), and in accordance with this the Rights Agreement, request that the Board of Directors grant an exemption with respect to such acquisition under the Rights Agreement (an "Exemption Request"). The Board of Directors will only grant an exemption in response to an Exemption Request if the Board of Directors determines, in its sole discretion, that the acquisition of beneficial ownership of Common Shares by the Requesting Person will not jeopardize or endanger the availability to the Company of any tax benefits. Any exemption granted may be granted in whole or in part, and may be subject to limitations or conditions (including that the exemption be of a limited duration, a requirement that the Requesting Person agree that it will not acquire beneficial ownership of Common Shares in excess of the maximum number and percentage of shares approved by the Board of Directors or that it will not make another Exemption Request), in each case as and to the extent the Board of Directors shall determine necessary or desirable to provide for the protection of the Company's tax benefits.

        The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights are transferable with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender or transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

EXERCISABILITY OF RIGHTS

        The Rights are not exercisable until the Distribution Date. The Rights will expire on the Final Expiration Date (defined below), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. The Final Expiration Date means the earliest of the close of business on (1) March 31, 2017, (2) the effective date of the repeal of Section 382 or any successor statute if the Board of Directors determines that this Rights Agreement is no longer necessary or desirable for the preservation of tax benefits, (3) the first day of a taxable year of the Company to which the Board of Directors determines that no Tax Benefits may be carried forward or (4) September 26, 2015, if stockholder approval of the NOL Amendment to the Rights Agreement has not been obtained by or on such date.

        The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable or payable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution. The number of outstanding Rights and the number of one one-thousandths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares, or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-thousandth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

TERMS OF PREFERRED SHARES

        Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $l per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $250 per share but will be entitled to an aggregate payment of 1,000 times the payment made per Common Share. Each Preferred Share will have 1,000 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 1,000 times the amount received per Common Share. These rights are protected by customary anti-dilution provisions. Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-thousandth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share. The Preferred Shares would rank junior to any other series of the Company's preferred stock.

TRIGGER OF FLIP-IN AND FLIP-OVER RIGHTS

        In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person or any affiliate or associate thereof (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value equal to two times the exercise price of the Right. This right will commence on the date that a person has become an Acquiring Person (or the effective date of a registration statement relating to the securities purchasable upon exercise of the Rights, if later).

        In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold to an Acquiring Person, its affiliates or associates or certain other persons in which such persons have an interest, proper provision will be made so that each such holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

REDEMPTION AND EXCHANGE OF RIGHTS

        At any time prior to the earliest of (i) the day that a person has become an Acquiring Person, or (ii) the Final Expiration Date, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"), which may be paid in cash, Common Shares or any other consideration deemed appropriate by the Board of Directors of the Company. In general, the redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

        At any time after any Person becomes an Acquiring Person and prior to the acquisition by such person or group of affiliated or associated persons of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group of affiliated or associated persons which will have become void), in whole or in part, at an exchange ratio of one Common Share per Right. Under certain circumstances set forth in the Rights Agreement, in lieu of Common Shares, the Company may exchange cash, property or other securities of the Company, including fractions of a Preferred Share (or of a share of a class or series of the Company's preferred stock having equivalent designations and the powers, preferences and rights, and the qualifications, limitations and restrictions) with value equal to such Common Shares.

AMENDMENT OF RIGHTS

        The terms of the Rights generally may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, except that from and after the time that the Rights are no longer redeemable, no such amendment may adversely affect the interests of the holders of the Rights (excluding the interest of any Acquiring Person and any group of affiliated or associated persons).

ADDITIONAL INFORMATION

        A copy of the original Rights Agreement has been filed with the Securities and Exchange Commission as Exhibit 4.2 to the Company's Current Report on Form 8-K dated September 4, 2009 and amendments thereto are filed as Exhibit 4.1 to the Company's Current Report on Form 8-K dated May 10, 2012 and Exhibit 4.4 to the Company's Current Report on Form 8-K dated February 14, 2014. A copy of the NOL Amendment was filed as an exhibit to Current Report on Form 8-K that the Company filed on September 29, 2014. A copy of this Summary and the Rights Agreement, including all amendments, is available from the Company by writing to: AMAG Pharmaceuticals, Inc., 1100 Winter Street, Waltham, Massachusetts 02451, Attention: General Counsel. This summary description of the Rights is not intended to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.

AMAG PHARMACEUTICALS, INC. ATTN: INVESTOR RELATIONS 1100 WINTER STREET WALTHAM, MA 02451 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M90401-P65266 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY AMAG PHARMACEUTICALS, INC. The Board of Directors recommends you vote FOR the following: For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors To elect the eight nominees named in the proxy statement to the Board of Directors to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Nominees: 01) William K. Heiden 05) Lesley Russell, MB.Ch.B, MRCP 02) Barbara Deptula 06) Gino Santini 03) John A. Fallon, M.D. 07) Davey S. Scoon 04) Robert J. Perez 08) James R. Sulat The Board of Directors recommends you vote FOR proposals 2 through 7. For Against Abstain 2. To approve an amendment to the Company’s Certificate of Incorporation, as amended and restated, to increase the number of authorized shares of our common stock from 58,750,000 shares to 117,500,000 shares. 3. To approve the First Amendment to the AMAG Pharmaceuticals, Inc. Third Amended and Restated 2007 Equity Incentive Plan to, among other things, increase the number of shares of our common stock available for issuance thereunder by 1,700,000 shares. 4. To approve the adoption of the AMAG Pharmaceuticals, Inc. 2015 Employee Stock Purchase Plan and the reservation of 200,000 shares of our common stock available for issuance thereunder. For Against Abstain 5. To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement. 6. To ratify the amendment to the Rights Agreement, dated as of September 4, 2009, as amended, to help preserve under Section 382 of the Internal Revenue Code of 1986, as amended, the value of the net operating loss carryforwards and certain other deferred tax assets of the Company. 7. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015. For address changes and/or comments, please check this box and write them on the back where indicated. NOTE: In their discretion, the proxies are authorized to vote Please indicate if you plan to attend this meeting. upon such other business as may properly come before the meeting or any adjournments thereof. Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 21, 2015: The Notice and Proxy Statement, this Proxy Card, AMAG’s Annual Report on Form 10-K and any other proxy materials are available at www.proxyvote.com. You may obtain directions to attend the meeting and vote in person at the website of Goodwin Procter LLP at www.goodwinprocter.com/offices. M90402-P65266 AMAG PHARMACEUTICALS, INC. Annual Meeting of Stockholders May 21, 2015 9:00 AM This proxy is solicited by the Board of Directors The stockholder hereby appoints William K. Heiden, Frank E. Thomas and Scott B. Townsend, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of AMAG PHARMACEUTICALS, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on May 21, 2015, at the offices of Goodwin Procter LLP, 53 State Street, Boston, MA 02109, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side